===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              PAMECO CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value per share, of Pameco.
         -----------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies: 3,100,178 shares of Pameco common stock.
         -----------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the product of 3,100,178 shares of Pameco common stock and the merger consideration of $0.45 per share in cash. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.
         -----------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction: $ 1,395,080.

         -----------------------------------------------------------------------


     (5) Total fee paid: $ 279.00.

         -----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           [PAMECO CORPORATION LOGO]
                                                                         , 2001
Dear Pameco Corporation Stockholder:

  We invite you to attend a special meeting of stockholders of Pameco
Corporation to be held at          a.m.,            time, on         , 2001,
at [location].

  At the special meeting, we will ask you to approve the merger of Pameco Acquisition, Inc., a Delaware corporation, with Pameco. Pameco will be the surviving corporation in the merger. Pameco Acquisition was formed by an investor group comprised of Littlejohn Fund II, L.P. and Quilvest American Equity Ltd. solely for the purpose of acquiring all of our outstanding shares of common stock. Currently, Littlejohn and Quilvest beneficially own approximately 67.8% and 19.2%, respectively, of our outstanding voting securities.

  The merger will be accomplished pursuant to a merger agreement between Pameco and Pameco Acquisition that we entered into on March 6, 2001. If we complete the merger, Pameco stockholders will receive $0.45 in cash in exchange for each share of Pameco common stock they own. As a result of the merger, all of the outstanding shares of common and preferred stock of Pameco will be owned by Littlejohn and Quilvest.

  A special committee of Pameco's Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger and negotiated certain of its terms. The special committee consists solely of directors who are not employees of Pameco or employees or affiliates of Littlejohn or Quilvest, and who have no financial interest in the proposed merger different from Pameco stockholders generally. Based on its review, the special committee has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Pameco and its stockholders other than Littlejohn and Quilvest. In making this determination, the special committee considered, among other things, the opinion of McDonald Investments Inc., the special committee's financial advisor, to the effect that the $0.45 per share merger price is fair from a financial point of view to Pameco stockholders. We have included a copy of McDonald Investments' written opinion as Appendix C to the accompanying proxy statement, and you should read it in its entirety.

  Your Board of Directors, acting on the recommendation of the special committee, has unanimously approved the merger agreement and the merger. In arriving at its decision, the Board gave careful consideration to a number of factors described in the accompanying proxy statement, including the opinion of McDonald Investments. The Board believes that the merger is fair to and in the best interests of Pameco and its stockholders that are unaffiliated with Littlejohn or Quilvest and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

  Completion of the merger is subject to a number of conditions, including obtaining the necessary approvals and consents. One of these conditions provides that the merger agreement must be adopted by the affirmative vote of at least a majority of the outstanding shares of Pameco common stock (assuming conversion of all outstanding shares of preferred stock of Pameco). Because Littlejohn and Quilvest will vote for adoption of the merger agreement, satisfaction of this condition is assured.

  The attached Notice of Special Meeting of Stockholders and proxy statement explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement.

  If you do not vote in favor of the merger agreement, you will have the right to dissent and to seek appraisal of the fair market value of your shares of common stock if the merger is consummated. To do so, however, you must properly perfect your appraisal rights under Delaware law in accordance with the procedures described beginning on page 27 of the accompanying proxy statement.

  On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the merger.

                                      Very truly yours,

                                      /s/ Dixon R. Walker
                                      -------------------------------------
                                      Dixon R. Walker
                                      President and Chief Executive Officer

 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  This proxy statement is dated          , 2001 and was first mailed to Pameco
Corporation stockholders on or about             , 2001.

                              PAMECO CORPORATION
                             651 Corporate Circle
                            Golden, Colorado 80401

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON          , 2001

                               ----------------

To the Stockholders of Pameco Corporation:

  A special meeting of stockholders of Pameco Corporation will be held at
       a.m.,           time, on          , 2001, at [location], for the
following purposes:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 6, 2001, by and between Pameco Acquisition, Inc. and Pameco Corporation, and the merger of Pameco Acquisition with and into Pameco. In the merger, each issued and outstanding share of Pameco common stock (other than shares held by Pameco, its subsidiaries or Pameco Acquisition and other than shares held by stockholders who perfect dissenters' rights under Delaware law) will be converted into the right to receive $0.45 per share in cash. We refer to this proposal in the proxy statement as the "merger proposal;" and

  2. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

  Our Board of Directors has fixed the close of business on March 30, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the special meeting will be available for examination at the time and place of the meeting.

  You have the right to dissent from the proposed merger and, upon compliance with the procedural requirements of the Delaware General Corporation Law, to receive the "fair value" of your shares if the merger is completed. See "Special Factors--Dissenters' Rights of Stockholders" in the attached proxy statement. A copy of the relevant sections of the Delaware General Corporation Law regarding dissenters' rights is attached to the proxy statement as Appendix D.

  You should not send any certificates representing common stock with your proxy card.

  Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ G. William Speer
                                          --------------------
                                          G. William Speer
                                          Secretary

Dated:              , 2001

                              SUMMARY TERM SHEET

  The following summarizes selected material terms of our proposed merger with Pameco Acquisition, Inc., but does not contain all information that may be important to consider when evaluating the merits of the merger proposal. We encourage you to read this proxy statement and the documents we have incorporated by reference in their entirety before voting.

  . Littlejohn Fund II, L.P. and Quilvest American Equity Ltd. currently beneficially own 67.8% and 19.2%, respectively, of the outstanding shares of our common stock. Littlejohn and Quilvest have formed Pameco Acquisition, Inc. to acquire all of the outstanding shares of Pameco common stock (including those owned by Quilvest) for $0.45 per share in cash.

  .  This is a "going-private" transaction. As a result of the merger:

    . Littlejohn and Quilvest will own all outstanding shares of our common stock and preferred stock;

    . You will no longer have any interest in our future earnings or growth;

    .  We will no longer be a public company; and

    . Our common stock will no longer be traded in or quoted on the over-the-counter market.

    Please see "Special Factors--Purpose of the Merger; Certain Effects of the Merger" on page 16.

  . A special committee of independent directors has determined that the merger is fair to and in the best interests of Pameco and our stockholders that are unaffiliated with Littlejohn or Quilvest and has recommended to the full Board that the merger be approved. Please read "Special Factors--Recommendations of the Special Committee and Board of Directors; Reasons for the Merger" beginning on page 17.

  . The special committee received a written opinion from McDonald Investments Inc., its financial advisor, that as of March 16, 2001, the $0.45 per share merger price is fair from a financial point of view to our stockholders that are unaffiliated with Littlejohn or Quilvest. Please read "Special Factors--Opinion of Special Committee's Financial Advisor" beginning on page 19.

  . Acting on the recommendation of the special committee, the Board of Directors has unanimously approved the merger agreement and the merger and recommends that you vote to approve the merger and adopt the merger agreement. Please read "Special Factors--Recommendations of the Special Committee and Board of Directors; Reasons for the Merger" beginning on page 17.

  . The merger agreement and the merger must be approved and adopted by a majority of the outstanding shares of our common stock (assuming conversion of all outstanding shares of our preferred stock) voting at the special meeting. Because Littlejohn and Quilvest will vote for approval, satisfaction of this condition is assured. Please read "Information Concerning the Special Meeting" beginning on page 9 and "The Merger Agreement--Conditions to the Merger" on page 33.

  . Delaware law entitles stockholders who do not vote in favor of the merger and who fulfill other procedural requirements to a judicial appraisal of the fair value of their shares. Please read "Special Factors--Dissenters Rights of Stockholders" beginning on page 27.

  . Your receipt of cash in the merger generally will be a taxable transaction to you. Please read "Special Factors--Certain Federal Income Tax Consequences" beginning on page 26.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   3
 The Parties..............................................................   3
 The Special Meeting......................................................   4
 The Merger...............................................................   4
SELECTED HISTORICAL FINANCIAL DATA OF PAMECO..............................   9
RECENT DEVELOPMENTS.......................................................   9
INFORMATION CONCERNING THE SPECIAL MEETING................................  11
 Date, Time and Place of the Special Meeting..............................  11
 Purpose of the Special Meeting...........................................  11
 Record Date; Quorum; Outstanding Common Stock and Preferred Stock
  Entitled to Vote........................................................  11
 Voting Rights............................................................  11
 Voting and Revocation of Proxies.........................................  12
 Solicitation of Proxies..................................................  12
 Other Matters............................................................  12
SPECIAL FACTORS...........................................................  13
 Background of the Merger.................................................  13
 Purpose of the Merger; Certain Effects of the Merger.....................  17
 Recommendations of the Special Committee and the Board of Directors;
  Reasons for the Merger..................................................  18
 The Buyers' Purpose and Reasons for the Merger...........................  19
 Opinion of Special Committee's Financial Advisor.........................  20
 Interests in the Merger that Differ from Your Interests..................  25
 Plans for Pameco Following the Merger....................................  27
 Merger Financing; Source of Funds........................................  27
 Certain Federal Income Tax Consequences..................................  27
 Accounting Treatment.....................................................  28
 Dissenters' Rights of Stockholders.......................................  28
THE MERGER AGREEMENT......................................................  31
 The Merger...............................................................  31
 Representations and Warranties...........................................  32
 Certain Covenants........................................................  33
 Other Agreements.........................................................  33
 Stock Options............................................................  34
 Conditions to the Merger.................................................  34
 Termination of the Merger Agreement......................................  35
 Expenses.................................................................  35
 Amendment; Waiver........................................................  35
PREFERRED STOCK...........................................................  35
 Series...................................................................  35
 Conversion...............................................................  36
 Dividends................................................................  36
 Liquidation, Dissolution and Winding Up..................................  36
 Voting Rights............................................................  37
 Redemption...............................................................  37
THE SECURITIES PURCHASE AGREEMENT.........................................  37
 The Parties..............................................................  37
 Purchases of Preferred Stock.............................................  37
THE SHAREHOLDERS AGREEMENT................................................  38
 The Parties..............................................................  38

 Voting Arrangements.............................................  38
 Directors.......................................................  38
 Transfers.......................................................  38
 Management Fee..................................................  39
 Overadvance Fee.................................................  39
 Expiration......................................................  39
 THE NEW STOCKHOLDERS AGREEMENT..................................  39
 The Parties; Effectiveness......................................  39
 Certain Matters Relating to Pameco Acquisition and the Merger...  40
 Voting Arrangements.............................................  40
 Transfers.......................................................  40
 Directors.......................................................  40
 Management Fee..................................................  40
 Overadvance Fee.................................................  40
 Expiration......................................................  41
 OTHER AGREEMENTS................................................  41
 Registration Rights Agreement...................................  41
 Term Sheet......................................................  41
 REGULATORY MATTERS..............................................  42
 PARTIES TO THE MERGER AGREEMENT AND NEW STOCKHOLDERS AGREEMENT..  42
 Pameco..........................................................  42
 Pameco Acquisition..............................................  42
 Littlejohn and Quilvest.........................................  42
 DIRECTORS AND EXECUTIVE OFFICERS................................  43
 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..  46
 COMMON STOCK PURCHASE INFORMATION...............................  47
 PRICE RANGE OF COMMON STOCK AND DIVIDENDS.......................  47
 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.......  48
 OTHER INFORMATION...............................................  49
 Proposals by Our Stockholders...................................  49
 Independent Auditors............................................  49
 Where You Can Find More Information.............................  49

 Appendices

 Merger Agreement................................................   A
 New Stockholder Agreement.......................................   B
 McDonald Investments Opinion....................................   C
 Delaware General Corporation Law Regarding Dissenters' Rights...   D
 Amended Annual Report on Form 10-
  K/A for the Year Ended February 29, 2000.......................   E
 Quarterly Report on Form 10-
  Q for the Quarter Ended November 30, 2000 .....................   F

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:What effect will the merger have on Pameco?

A: We will be merged with Pameco Acquisition, a corporation formed by Littlejohn Fund II, L.P. and Quilvest American Equity Ltd. We will be the surviving corporation in the merger. After the merger has been completed, Littlejohn and Quilvest will beneficially own all of the outstanding shares of common stock and preferred stock of the Company. After the merger, our common stock will no longer be publicly traded.

Q: What will I receive in the merger?

A: If the merger is completed, you will receive $0.45 in cash in exchange for each share of our common stock that you own at the time of the merger. The $0.45 per share to be paid in the merger represents a premium of approximately 140% over the $0.1875 closing price of our common stock on January 12, 2001, the last trading day before we announced the receipt of the offer which led to signing of the merger agreement.

Q:What is the board's recommendation?

A: The Board, unanimously, has:

  . Determined that the terms of the merger and the merger agreement are fair to you and in your and Pameco's best interests;

  .  Recommended the merger proposal; and

  . Recommended that you vote "FOR" approval and adoption of the merger proposal.

   In making this determination, the Board acted upon the recommendation of a special committee consisting of two members of the Board who are not employees of Pameco or employees or directors of Littlejohn or Quilvest, and who have no financial interest in the proposed merger different from Pameco stockholders generally. The special committee made this recommendation after carefully reviewing and evaluating the terms and conditions of the merger. The special committee and the Board considered the opinion of the special committee's financial advisor, McDonald Investments Inc., to the effect that the $0.45 per share of Pameco common stock to be received by you in the merger is fair to you from a financial point of view.

Q: What vote of stockholders is required to approve the merger proposal?

A: The merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Pameco common stock (assuming conversion of all outstanding shares of Pameco preferred stock). Littlejohn and Quilvest currently beneficially own 67.8% and 19.2%, respectively, of the outstanding shares of our common stock. Because Littlejohn and Quilvest will vote for approval of the merger proposal, stockholder approval is assured.

Q: What do I need to do now?

A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. You must also vote your shares in person at the meeting. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: Should I send my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker as to how to vote your shares.

Q: What happens if I do not send in my proxy or if I abstain from voting?

A: If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q: What third party approvals and filings are needed to complete the merger?

A: Before we can complete the merger, we will be required to obtain the consent of the lenders under our senior credit facility and the consent of the holders of our senior subordinated notes. We expect to receive all of
   the required consents by the end of          , 2001. However, we cannot
   assure you that we will obtain all of such consents by this time.

Q: What are the tax consequences of the merger?

A: The merger will be a taxable transaction to you for federal income tax purposes. A brief summary of the possible tax consequences to you appears under the heading "Special Factors--Certain Federal Income Tax
   Consequences" of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q: What rights do I have to dissent from the merger?

A: If the merger is to be completed, but you do not wish to exchange your shares of our common stock for the merger consideration, you have the right under Delaware corporate law to have the "fair value" of your shares determined by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements which are summarized under the heading "Special Factors--Dissenters' Rights of Stockholders" of this proxy statement. A complete copy of the relevant sections of the Delaware code regarding dissenters' rights is included in this proxy statement as Appendix D. The fair value of your shares may be the same as, more than or less than the merger consideration to be paid in the merger.

Q: Who can help answer my questions?

A: If you have additional questions about the merger or would like additional copies of the proxy statement, you should call Sharla Hoffman at Pameco at
    (303) 568-1203.

                                    SUMMARY

  This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the merger and the terms and conditions of the merger agreement, you should read this entire proxy statement, including the appendices, and the other documents referred to or incorporated by reference into this proxy statement. Copies of the merger agreement and the new stockholders agreement described below are included in this proxy statement as Appendices A and B, respectively.

The Parties (pages 41-42)

Pameco

  We are one of the largest distributors of heating, ventilation, and air conditioning (HVAC) systems and equipment and refrigeration products in the United States, and have predecessor corporations dating back to 1931. As of March 30, 2001, we operated 287 branches in 47 states and Guam. Our products include a complete range of central air conditioners, heat pumps, furnaces and parts and supplies for the residential market, and condensing units, compressors, evaporators, valves, walk-in coolers and ice machines for the commercial market. Our common stock is traded on the OTC Bulletin Board under the symbol "PAMC".

Pameco Acquisition

  Littlejohn and Quilvest formed Pameco Acquisition for the limited purpose of engaging in the merger and related transactions.

Littlejohn and Quilvest

  Littlejohn is a Delaware limited partnership and Littlejohn Associates II, L.L.C., a Delaware limited liability company, is the general partner of Littlejohn. Mr. Angus C. Littlejohn, Jr., one of our directors, is the manager of Littlejohn Associates. Littlejohn & Co., L.L.C., a Delaware limited liability company, provides certain investment advisory and management services to Littlejohn.

  Quilvest is a subsidiary of Quilvest Overseas Ltd., a British Virgin Islands international business company. The principal business of Quilvest and its parent company is the making of direct and indirect equity and debt investments in various parts of the world and in the United States. Quilvest Overseas is a subsidiary of Quilvest S.A., a Luxembourg holding company.

  In February 2000, Littlejohn and Quilvest entered into a series of agreements with us for the purpose of recapitalizing Pameco. The agreements include a securities purchase agreement pursuant to which Littlejohn and Pameco purchased in a series of closings all of the issued and outstanding shares of our preferred stock together with warrants to purchase additional shares of our series A preferred stock.

  In connection with the securities purchase agreement and the recapitalization, we also entered into a shareholders agreement with Littlejohn, Quilvest and Mr. Willem F.P. de Vogel. Under the terms of the shareholders agreement, our Board is required to have nine members and Littlejohn and Quilvest have the right to nominate five persons and one person, respectively, to stand for election to serve as directors of Pameco. Each of Mr. Littlejohn, Michael Ira Klein, Edmund J. Feeley, Harry F. Weyher III and Dixon R. Walker is a current director of Pameco and a nominee of Littlejohn. Mr. de Vogel is a director and the nominee of Quilvest.

  In addition, under the terms of the shareholders agreement, Quilvest and Mr. de Vogel have agreed to vote all of their preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of receipt of written instructions with respect to a particular matter, Quilvest and Mr. de Vogel are required to refrain from voting. As a result, as of March 30, 2001, Littlejohn held 87% of the combined voting power of our outstanding common stock and preferred stock.

  As of the record date Quilvest owned 616,667 shares of our common stock, for which it will receive $0.45 per share in cash as a result of the merger, the same as all other holders of common stock.

The Special Meeting

Date, Time, Place and Matters to be Considered (page 9)

  The special meeting will be held at         a.m.,            time, on
               , 2001, at [location]. At the special meeting, you will be asked to consider and vote upon the merger proposal.

Vote Required (page 10)

  The merger proposal must be approved by the affirmative vote of the holders of a majority of the combined voting power of our outstanding common stock and preferred stock, voting as a single class. Holders of our common stock are entitled to one vote for each share of their common stock. Holders of our preferred stock are entitled to one vote for each share of common stock then issuable upon conversion of their preferred stock, whether or not their preferred stock is actually converted. As a result of its stock ownership and its right to direct the vote of all of the stock owned by Quilvest and Mr. de Vogel, as of March 30, 2001, Littlejohn held 87% of the combined voting power of our outstanding common stock and preferred stock. Littlejohn has indicated that it will vote all of its stock, and will instruct Quilvest and Mr. de Vogel to vote all of their stock, for approval of the merger. Accordingly, stockholder approval of the merger proposal is assured.

Record Date for Voting (page 10)

  The close of business on March 30, 2001, is the record date for determining holders of shares of our common stock and preferred stock entitled to vote at the special meeting. On the record date, there were outstanding:

  .  3,100,178 shares of common stock;

  . 140,000 shares of series A preferred stock which were convertible into 4,666,666 shares of common stock;

  . 62,500 shares of series B preferred stock which were convertible into 3,698,223 shares of common stock; and

  . 62,500 shares of series C preferred stock which were convertible into 7,575,758 shares of common stock.

Revocation of Proxies (page 11)

  You may revoke your proxy at any time before the special meeting by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the meeting and giving oral notice of your intention to vote in person. Your attendance at the meeting will not by itself constitute a revocation of your proxy. You must also vote your shares in person at the meeting. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

  Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted FOR the approval of the merger proposal.

The Merger

What You Will Receive in the Merger (pages 30-34)

  You will receive $0.45 per share in cash in exchange for each share of our common stock that you own. The merger price represents a premium of approximately 140% over the $0.1875 per share closing price of our common stock on January 12, 2001, the last trading day before we announced the receipt of the offer which led to the signing of the merger agreement. All of the Pameco preferred stock will remain outstanding after the merger as capital stock of the surviving corporation. All warrants to purchase our series A preferred stock will also remain outstanding. All outstanding options to purchase our common stock will become options to receive the merger consideration for each share of our common stock subject to the options upon payment of the exercise price of the options. Because all outstanding options have an exercise price per share in excess of $0.45, pursuant to the merger agreement they will all be effectively terminated without any payment.

Background of the Merger; Reasons for the Merger (pages 12-19)

  For a description of the events leading to the approval of the merger by the Board, you should refer to "Special Factors--Background of the Merger" and "-- Recommendations of the Special Committee and the Board of Directors; Reasons for the Merger."

Purpose of the Merger; Certain Effects of the Merger (page 16)

  The principal purpose of the merger is to enable Littlejohn and Quilvest to own in the aggregate all of the outstanding equity interests in Pameco. Additionally, the merger provides you with the opportunity to receive a cash price for your shares at a premium over the market prices at which the common stock traded immediately prior to the announcement of the receipt of the offer which led to signing of the merger agreement.

  The merger will terminate all common equity interests in Pameco held by stockholders other than Littlejohn and Quilvest. All of the Pameco preferred stock will remain outstanding as capital stock of the surviving corporation. In addition, all of the warrants to purchase series A preferred stock will remain outstanding. Littlejohn and Quilvest will be the principal beneficiaries of any earnings and growth of Pameco following the merger and will bear substantially all of the risks of any decrease in the value of Pameco following the merger.

  Upon completion of the merger, our common stock will no longer be publicly traded and we will no longer file periodic reports with the SEC.

Recommendations of the Special Committee and the Board (pages 17-18)

  A special committee of the Board has unanimously determined that the terms of the merger as contemplated by the merger agreement are fair to and in the best interests of our stockholders (other than Littlejohn and Quilvest) and has recommended that the Board approve the merger agreement, submit the merger agreement to our stockholders and recommend that our stockholders approve the merger and approve and adopt the merger agreement. The special committee consists solely of directors who are not employees of Pameco or employees or directors of Littlejohn or Quilvest, and who have no financial interest in the proposed merger different from Pameco stockholders generally. The Board, taking into account the analyses and recommendation of the special committee and the opinion of McDonald Investments, the special committee's independent financial advisor, has unanimously determined that the merger is fair to, and in the best interests of, Pameco and our stockholders (other than Littlejohn and Quilvest), recommends the merger proposal and recommends that you vote FOR approval of the merger proposal.

Opinion of Special Committee's Financial Advisor (pages 19-23)

  McDonald Investments delivered an opinion to the special committee to the effect that, as of the date of its opinion, the price per share to be received by the holders of our common stock in the merger was fair to the holders of our common stock from a financial point of view. We have attached a copy of this opinion as Appendix C to this proxy statement. The opinion of McDonald Investments is addressed to the special committee and does not constitute a recommendation as to how you should vote at the special meeting.

Interests in the Merger That Differ From Your Interests (pages 23-25)

  In considering the Board's recommendation that you vote in favor of the merger proposal, you should be aware that some of our directors and officers have interests in the merger that are different from your interests as a stockholder, including the following:

  . We are a party to the securities purchase agreement with Littlejohn and Quilvest under which Littlejohn and Quilvest purchased in a series of closings all of our issued and outstanding preferred stock and warrants to purchase additional shares of our series A preferred stock. The preferred stock is convertible into our common stock which, pursuant to certain terms and conditions, we are required to register under the Securities Act of 1933. Following the merger, all of the outstanding equity interests in Pameco will be owned by Littlejohn and Quilvest. As a result, they will continue to have the opportunity to participate in any future earnings growth of Pameco following the merger and to benefit from any increase in value in Pameco.

  . In connection with the securities purchase agreement we entered into the shareholders agreement with Littlejohn, Quilvest and Mr. de Vogel. Under the shareholders agreement:

    -- Our Board is required to have nine members and Littlejohn and Quilvest are entitled to nominate five persons and one person, respectively, to stand for election to our Board;

    -- We are obligated, commencing on August 31, 2001, to pay an annual management fee to Quilvest and an affiliate of Littlejohn under certain terms and conditions. The management fee continues to be payable so long as Littlejohn has the right to elect the majority of the members of our Board. The management fee is to be determined by Littlejohn and us, but can in no event exceed $500,000 for any annual period;

    -- To induce Littlejohn to guarantee up to $5 million of the funds lent to us pursuant to any overadvance under our senior credit facility, we have agreed to pay to Littlejohn an overadvance fee under certain terms and conditions, calculated at a rate of 8% per annum of the actual amount of the overadvance outstanding from time to time which Littlejohn is required to guarantee. Littlejohn and Quilvest have entered into a contribution agreement with respect to this fee pursuant to which Quilvest has agreed to reimburse Littlejohn for 20% of the actual amount of any overadvance funded by Littlejohn and in exchange for which Quilvest will receive from Littlejohn 20% of any overadvance fee that Littlejohn receives from us; and

    -- Quilvest and Mr. de Vogel have agreed to vote all of their preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of written instructions with respect to a particular matter, Quilvest and de Vogel are required to refrain from voting.

  . If the merger is completed, the current shareholders agreement will be terminated and superseded by the new stockholders agreement executed by Littlejohn, Quilvest and Pameco Acquisition. Under this agreement, if the merger becomes effective:

    -- Our Board shall be required to have between five and nine directors.
       Immediately following the merger, our Board shall have eight directors.

    -- We will be required to pay the management fee to Littlejohn and Quilvest under substantially the same terms as those provided in the shareholders agreement; and

    -- We will be required to pay an overadvance fee to be shared by Littlejohn and Quilvest under substantially the same terms presently in effect except that the overadvance line is expected to be temporarily increased until June 30, 2001, from $5 million to $15 million.

    -- Following the merger Quilvest shall vote all of its preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of written instructions with respect to a particular matter, Quilvest shall refrain from voting.

  . Certain of our directors and executive officers currently own options to purchase in the aggregate 1,313,901 shares of our common stock. Because the option price per share for each outstanding option exceeds the per share merger price, all outstanding options will, pursuant to the merger agreement, be effectively terminated as of the effective time of the merger.

  . In the merger agreement, we, as the surviving corporation in the merger, are required to maintain directors' and officers' liability insurance for six years following the merger.

  . We anticipate that all of our executive officers will continue to serve in their current capacities with Pameco following the merger.

The special committee and the Board were aware of these interests and considered them in making their recommendations.

Merger Financing; Source of Funds (page 26)

  The maximum total amount of funds required to complete the merger, including
related costs and expenses, is expected to be approximately $  .   , of which
$  .   will be provided by Littlejohn and $  .   will be provided by Quilvest
for the merger consideration and expenses of Pameco Acquisition. The balance
of $   .    will be provided by Pameco. This amount assumes that no
stockholders perfect their dissenters' rights under Delaware law. Littlejohn and Quilvest will pay these amounts using internal sources of funds.

Conditions to the Merger (page 33)

  Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  .  The absence of any order or injunction prohibiting the merger;

  . The receipt of all required consents or approvals of any governmental authorities; and

  .  Approval by our stockholders of the merger agreement and merger.

  Our obligation to complete the merger is subject to the following additional conditions:

  . The representations and warranties of Pameco Acquisition in the merger agreement shall be accurate in all material respects; and

  . Pameco Acquisition shall have performed its obligations under the merger agreement in all material respects.

  The obligations of Pameco Acquisition to complete the merger are subject to the following additional conditions:

  . Our representations and warranties in the merger agreement will be accurate in all material respects;

  . We shall have performed our obligations under the merger agreement in all material respects;

  . There shall not have been any event that has had or is likely to have a material adverse effect on our business;

  . The receipt of all third party consents to the merger including from Pameco's senior lender and subordinated note holders;

  . Our special committee shall not have withdrawn its recommendation to our board of directors; and

  . The holders of not more than 10% of our outstanding shares of common stock exercising dissenters' rights under Delaware law.

  The obligations of Pameco Acquisition to complete the merger is not subject to a financing condition.

Termination of the Merger Agreement (page 34)

  The parties to the merger agreement can mutually agree to terminate the merger agreement at any time, whether before or after receiving stockholder approval, without completing the merger. The merger agreement may also be terminated under the following circumstances:

  . Delay--by us or Merger Sub if the merger is not completed on or before July 31, 2001, except that the reason for the delay must not have been the failure of the terminating party to take any of the actions it was required to take under the merger agreement;

  . Special Committee Recommendation--by Pameco Acquisition if Pameco's special committee withdraws, or modifies, in a manner adverse to Pameco Acquisition its recommendation and approval of the merger or the merger agreement;

  . Breach of Merger Agreement--by Pameco Acquisition if we have materially breached any of our representations, warranties or covenants and have failed to cure the breach within ten business days thereof; or by us if Pameco Acquisition has materially breached any of its representations, warranties or covenants and has failed to cure the breach or within ten business days thereof;

  . Legal Impediments--by Pameco Acquisition or us if any governmental entity issues an order or takes any other action permanently enjoining or otherwise prohibiting the merger, which order or other action is final and non-applicable.

No Termination Fees

  The merger agreement does not provide for the payment of a termination fee in the event the merger agreement is terminated by any party.

Dissenters' Rights (pages 27-29)

  If the merger is to be completed, but you do not wish to exchange your shares of our common stock for the merger consideration, you have the right under Delaware corporate law to have the "fair value" of your shares determined by the Delaware Court of Chancery. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must:

  .  Not vote in favor of the merger agreement and the merger; and

  . Make a written demand for appraisal before the vote on the merger agreement and the merger.

You will not protect your right of appraisal by merely voting against the merger agreement and the merger. A copy of the relevant sections of the Delaware General Corporation Law regarding dissenters' rights is included in this proxy statement as Appendix D.

Federal Income Tax Consequences (page 26)

  You will be taxed on the cash you receive in the merger to the extent that the cash exceeds your tax basis in your shares or, conversely, you will recognize loss to the extent that your tax basis exceeds the cash you receive. You should consult your tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.

Preferred Stock (pages 34-36)

  Each series of our preferred stock was issued under a separate certificate of designation. For a description of the material provisions of our preferred stock, you should refer to "Preferred Stock."

Securities Purchase Agreement (pages 35-37)

  Littlejohn and Quilvest purchased all of our issued and outstanding preferred stock and warrants to purchase series A preferred stock under the terms of the securities purchase agreement. The dates of the purchases, the number of shares purchased and the purchase prices are described herein under "The Securities Purchase Agreement."

Shareholders Agreement (pages 37-38)

  For a description of the material provisions of the shareholders agreement, you should refer to "The Shareholders Agreement." If we complete the merger, the shareholders agreement will be terminated and superseded by the new stockholders agreement attached hereto as Annex B.

New Stockholders Agreement (pages 38-40)

  For a description of the material provisions of the new stockholders agreement, you should refer to "The New Stockholders Agreement."

                 SELECTED HISTORICAL FINANCIAL DATA OF PAMECO

  The following selected historical financial data as of and for the years ended February 28, 1999 (as restated) and February 29, 2000 (as restated) have been derived from our audited consolidated financial statements which are included in our amended annual report on Form 10-K/A attached hereto as Appendix E. The selected historical financial data as of and for each of the nine-month periods ended November 30, 1999 and November 30, 2000 have been derived from our unaudited consolidated financial statements which are included in our quarterly report on Form 10-Q attached hereto as Appendix F. This information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual and quarterly reports.

                           November 30, November 30, February 28, February 29,
                               1999         2000         1999         2000
                           ------------ ------------ ------------ ------------
                                                       Restated
Balance Sheet Information
Current assets............   $152,198     $150,172     $197,425     $159,870
Non-current assets........     75,737       58,103       75,207       62,659
Current liabilities.......     84,193       61,641       96,606       79,722
Long-term liabilities.....     76,327       99,315       99,283       85,177
Redeemable convertible
 preferred stock..........         --           --           --       23,324
Warrants to purchase
 redeemable convertible
 preferred stock..........         --           --           --       11,676

                            Nine Month Period Ended         Year Ended
                           ------------------------- -------------------------
                           November 30, November 30, February 28, February 29,
                               1999         2000        1999(a)      2000(b)
                           ------------ ------------ ------------ ------------
                                                       Restated     Restated
Results of Operations
Net sales.................   $502,832     $364,672     $625,042     $603,711
Gross profit..............    114,014       85,418      146,949      131,775
Net (loss) income
 applicable to common
 stockholders.............     (7,162)     (26,818)       1,855      (55,647)

Per Share Data
Basic (loss) earnings per
 share....................      (0.78)       (8.70)        0.21        (6.06)
Diluted (loss) earnings
 per share................      (0.78)       (8.70)        0.20        (6.06)

Book value per share......                   (2.29)

(a) Reflects the results of operations of Keller Supply, Inc., George L. Johnston Co., Inc., Park Heating and Air Conditioning Supply, Inc., Climate Supply Company, Inc., Tesco Distributors, Inc. and Belleville Supply Company, Inc. from the respective dates of acquisition.
(b) Includes a $27.0 million increase in the Company's valuation allowance for deferred tax assets.

                              RECENT DEVELOPMENTS

  We have restated our consolidated financial statements for the years ended February 29, 2000 and February 28, 1999. For more information, please read
Note 2 to our consolidated financial statements which are included in our Annual Report on Form 10K/A for the year ended February 29, 2000, which is attached to this proxy statement as Appendix E.

  On March 8, 2001, we advised the special committee and McDonald Investments that we intended to restate our consolidated financial statements and on March 14, 2001, we delivered the restated financial statements to McDonald Investments.

  After we issued our restated consolidated financial statements, McDonald Investments updated its opinion originally dated February 28, 2001, to March 16, 2001 and the special committee reaffirmed its approval of the merger and the merger agreement and its recommendation that our stockholders approve the merger and the merger agreement. See "Special Factors--Background of the Merger," "--Recommendations of the Special Committee and the Board of Directors; Reasons for the Merger" and "--Opinion of Special Committee's Financial Advisor."

                  INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

  This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the special meeting of stockholders
to be held at        a.m.,             time, on        , 2001, at [location],
or any postponement or adjournment of the meeting. This proxy statement, the Notice of Special Meeting and the accompanying form of proxy card are first
being mailed to stockholders on or about      , 2001.

Purpose of the Special Meeting

  At the special meeting, you will be asked:

  . To consider and vote upon a proposal to approve and adopt the merger agreement between Pameco and Pameco Acquisition, and to approve the merger of Pameco Acquisition with and into Pameco. In the merger, each issued and outstanding share of our common stock (other than shares held by Pameco, its subsidiaries or Pameco Acquisition, and other than shares held by stockholders who perfect dissenters' rights under Delaware law) will be converted into the right to receive $0.45 per share in cash; and

  . To transact any other business that may properly come before the special meeting or any adjournment or postponement of the meeting.

Record Date; Quorum; Outstanding Common Stock and Preferred Stock Entitled To
Vote

  All record holders of shares of our common stock and all record holders of shares of our preferred stock at the close of business on March 30, 2001 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the combined voting power of the outstanding shares of our common stock and preferred stock voting as a single class is required to constitute a quorum for the transaction of business. A list of record holders will be available for examination at our
executive offices from   .  , 2001 until the special meeting. At the close of
business on March 6, 2001, there were:

  .  3,100,178 outstanding shares of our common stock;

  . 140,000 outstanding shares of our series A preferred stock which were convertible into 4,666,666 shares of our common stock;

  . 62,500 outstanding shares of our series B preferred stock which were convertible into 3,698,223 shares of our common stock; and

  . 62,500 outstanding shares of our series C preferred stock which were convertible into 7,575,758 shares of our common stock.

As of such date, Littlejohn and Quilvest beneficially owned all of our preferred stock. In addition, Quilvest owned 616,667 shares of our common stock and Mr. de Vogel owned 40,793 shares of our common stock. Under the shareholders agreement Quilvest and Mr. de Vogel have agreed to vote all of their preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of written instructions with respect to a particular matter, Quilvest and Mr. de Vogel are required to refrain from voting. As a result of its stock ownership and its power to direct the vote of all of the stock owned by Quilvest and Mr. de Vogel, Littlejohn holds 87% of the combined voting power of our common stock and preferred stock. Littlejohn has indicated that it will vote all of its stock and will instruct Quilvest and Mr. de Vogel to vote all of their stock, at the special meeting for approval of the merger and approval and adoption of the merger agreement. Accordingly, stockholder approval is assured.

Voting Rights

  The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of our common stock and preferred stock is required to approve the merger and approve and adopt the merger agreement. Holders of common stock are entitled to one vote for each share of common stock they held as of the close of business on the record date. Holders of the preferred stock are entitled to one vote for each share of common stock which they are entitled to receive upon conversion of their preferred stock, whether or not their preferred stock is converted and such shares vote together with the common stock as a single class. As of March 30, 2001, Littlejohn held 87% of the combined voting power of the outstanding shares of our common stock and preferred stock on such date, as a result of its ownership of preferred stock and its power to direct the vote of all the preferred stock and common stock owned by Quilvest or Mr. de Vogel as provided in the shareholders agreement. As noted above, Littlejohn has indicated that it will vote all of its stock, and will instruct Quilvest and Mr. de Vogel to vote all of their stock, for approval of the merger and approval and adoption of the merger agreement. Under Delaware law, in determining whether approval of the merger and the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the merger and the merger agreement.

Voting and Revocation of Proxies

  A form of proxy card for your use at the special meeting accompanies this proxy statement. All properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" approval of the merger and approval and adoption of the merger agreement in accordance with the recommendation of the Board. In that event, you will not have the right to dissent from the merger and seek an appraisal of the fair value of your shares.

  If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting, giving oral notice of your intention to vote in person and voting your shares in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. If you have executed and delivered a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. You must also vote your shares in person. If you vote in favor of the merger proposal, you will not have the right to dissent and seek appraisal of the fair value of your shares. If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Solicitation of Proxies

  We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

  We do not know of any matters other than those described in this proxy statement which may come before the special meeting. If any other matters are properly presented to the special meeting for action, we intend that the persons named in the enclosed form of proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our Board so determines. If any adjournment or postponement is made, we may solicit additional proxies during the adjournment period.

  Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the meeting in person.

  You should not send any certificates representing common stock with your proxy card. If we complete the merger, the procedure for the exchange of certificates representing common stock will be as described under "The Merger Agreement--The Merger--Exchange of Common Stock Certificates."

                                SPECIAL FACTORS

Background of the Merger

  On February 18, 2000, we entered into the securities purchase agreement pursuant to which Littlejohn and Quilvest purchased in the aggregate 140,000 shares of our series A preferred stock and warrants to purchase an additional 140,000 shares of our series A preferred stock for an aggregate purchase price of $35 million. Littlejohn paid $28 million of the purchase price and Quilvest paid the remaining $7 million. As a condition to this purchase, we were required to obtain financing under a $130 million senior credit facility arranged by Fleet Capital Corporation and $20 million under a subordinated debt agreement with certain of our suppliers. Pursuant to the securities purchase agreement, Littlejohn and Quilvest agreed, under certain circumstances, to purchase up to an additional $25 million of our preferred stock. In August and September, 2000, Littlejohn and Quilvest purchased an aggregate of 62,500 shares of our series B preferred stock for an aggregate purchase price of $12.5 million and in December, 2000, they purchased an aggregate of 62,500 shares of our series C preferred stock for an aggregate purchase price of $12.5 million. In respect of the series B preferred stock, Littlejohn provided $10.5 million of the purchase price and Quilvest provided $2.0 million. In respect of the series C preferred stock purchase price, Littlejohn provided $10.0 million and Quilvest provided $2.5 million. The series A preferred stock, series B preferred stock and series C preferred stock are each convertible into shares of our common stock at a conversion price of $7.50, $3.38 and $1.65 per share, respectively, in each case subject to adjustment under certain circumstances. As of March 6, 2001, our series A preferred stock was convertible into 4,666,666 shares of our common stock, our series B preferred stock was convertible into 3,698,223 shares of our common stock and our series C preferred stock was convertible into 7,575,758 shares of our common stock.

  In connection with the securities purchase agreement, we entered into the shareholders agreement with Littlejohn, Quilvest and Mr. de Vogel. Under the shareholders agreement, our Board is required to have nine members. Littlejohn has the right to nominate five persons to stand for election to our Board, and each of Mr. Littlejohn, Mr. Klein, Mr. Feeley, Mr. Weyher and Mr. Walker is one of our current directors and is a nominee of Littlejohn. Quilvest has the right to nominate one person to stand for election to serve on our Board and Mr. de Vogel is the nominee of Quilvest.

  In addition, under the terms of the shareholders agreement, Quilvest and Mr. de Vogel agreed to vote all of their preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of written instructions with respect to a particular matter, Quilvest and Mr. de Vogel are required to refrain from voting. As a result of its stock ownership and its power to direct the vote of all of the preferred stock and common stock owned by Quilvest and Mr. de Vogel, as of March 30, 2001, Littlejohn held 87% of the combined voting power of the outstanding shares of our common stock and preferred stock.
  At a meeting of the Board in December 2000, Mr. Walker inquired whether Littlejohn and Quilvest would be interested in pursuing a "going-private" transaction. Mr. Walker mentioned the administrative burdens associated with being required to file periodic reports under the securities laws.

  During the first two weeks of January 2001, Littlejohn and Quilvest and their representatives negotiated among themselves the terms and conditions upon which they would join together to present an offer to purchase all of the outstanding common stock of Pameco. Littlejohn and Quilvest discussed, among other things, price, structure, timing and conditions of the proposed offer. In addition, Littlejohn and Quilvest considered the capitalization and ownership of Pameco after the merger.

  On January 16, 2001, Littlejohn and Pameco delivered a letter to the Board offering to purchase all of the outstanding shares of common stock for a cash purchase price of $.40 per share. The offer letter contained a number of conditions, including a requirement that the offer be accepted by Pameco no later than 5 p.m., New York City time, on February 7, 2001. Other conditions included: negotiation and execution of a definitive purchase agreement satisfactory to the buyers, approval by a special committee of the Board of Directors consisting solely of directors who are not affiliated with either Littlejohn or Quilvest, approval by the investment committees and boards of directors of Littlejohn and Quilvest, receipt of necessary consents from Pameco's senior and subordinated lenders and the absence of any material adverse change in the financial condition, results of operation, assets, liabilities or business of Pameco. The letter also disclosed that the buyers intended to amend their Schedule 13D on file with the SEC to disclose the offer.

  Also on January 16, 2001, Littlejohn and Quilvest entered into a term sheet governing the respective parties' rights and obligations under the offer. In particular, the term sheet provided that Littlejohn and Quilvest would form a wholly-owned subsidiary, Pameco Acquisition, for the purpose of acquiring all of the outstanding shares of common stock of Pameco. Littlejohn and Quilvest would contribute 80% and 20%, respectively, of the capitalization of Pameco Acquisition, both at formation and prior to the merger. The term sheet provided that the post-merger ownership of the surviving corporation would be equal to the aggregate amount invested in Pameco by each of Littlejohn and Quilvest, including accrued and unpaid dividends on such invested amounts. Under the term sheet, the parties agreed to amend the existing shareholders agreement to contain terms substantially similar to those in the existing agreement, subject to agreed upon changes, except that Mr. de Vogel would no longer be a party to such amended agreement. The term sheet would expire at 5 p.m. New York City time on February 7, 2001 if a merger agreement had not been entered into by such time.

  In light of the receipt of the offer letter, we held a meeting of our Board of Directors on January 16, 2001. At this meeting, our Board unanimously voted to appoint W. Michael Clevy and Ian Currie to serve on a special committee of our Board. Our Board of Directors delegated to the special committee broad authority to consider the merger proposal and negotiate the purchase price and other material terms of the transaction, considering the interests of the Company and its stockholders other than Littlejohn and Quilvest. The special committee was required to consider the offer and thereafter make a recommendation to our Board concerning the offer and the proposed merger. The committee also was authorized to retain independent legal counsel and financial advisors to assist it in its review and negotiation of the merger proposal. Our Board formed the special committee primarily because it believed that the offer by Littlejohn and Quilvest for the acquisition of our outstanding common stock presented conflicts of interest for most of our directors of the Company since, unlike the other stockholders, they, either through their interests in Littlejohn or Quilvest or as continuing employees of Pameco, would have a continuing interest in Pameco following the completion of such a transaction. Our Board selected Messrs. Clevy and Currie as members of the special committee because they were not employed by us, because they have no financial interest which differs from other stockholders generally and because neither would be employed by nor own an equity interest in Pameco following the completion of any transaction with Littlejohn and Quilvest.

  On January 16, 2001, we issued a press release announcing our receipt of the merger proposal and indicating that the special committee had been formed to consider the proposal.

  Immediately following our January 16 Board meeting, the special committee informally discussed a process for selecting independent legal counsel and an independent financial advisor to assist the special committee in its work. During the ten days following the January 16 meeting, the special committee's actions consisted principally of identifying and selecting independent legal counsel to advise it and, primarily through that counsel, contacting several potential financial advisors. On January 27, 2001, the special committee formally engaged Dinsmore & Shohl LLP as its legal counsel and discussed how best to conclude the process of selecting a financial advisor and preparing to respond to the merger proposal. Special committee counsel was instructed following that meeting to request any advisors who wished to be considered to submit their proposals on or before January 30 for consideration by the committee. Special committee counsel also was instructed to contact counsel for Littlejohn and determine whether Littlejohn or Quilvest would be interested in selling their interests in Pameco.

  On January 30, 2001, special committee counsel and Littlejohn counsel discussed whether Littlejohn or Quilvest would be interested in selling their interests in Pameco. Special committee counsel was advised that Littlejohn and Quilvest were not interested in selling their interests in Pameco and would not entertain offers to that effect. Later that day, the special committee met, at which time special committee counsel reported Littlejohn's and Quilvest's response to the committee. At that time, the committee reviewed the proposals and qualifications of potential financial advisors that had submitted proposals and voted to engage McDonald Investments, Inc. as its financial advisor.

  McDonald Investments was engaged to provide financial advisory services to the special committee in connection with the proposed merger and was instructed to advise the special committee as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company (other than Littlejohn and Quilvest). Because Littlejohn and Quilvest had, through counsel, indicated their unwillingness to sell their interests in Pameco, the special committee did not consider further, nor was McDonald Investments asked to review, a possible sale of all of Pameco.

  From January 31 through February 23, 2001, representatives of McDonald Investments gathered from internal and external sources, information regarding Pameco, its products, operations, prospects, customers, competitors and other relevant information. As part of this process, on February 20, McDonald Investments representatives met with Messrs. Walker and Hileman.

  On January 31, 2001, counsel for Littlejohn delivered to our counsel a draft merger agreement that included all material details of the merger proposal. The draft merger agreement was provided to the special committee members and McDonald Investments. Between January 31 and February 20, 2001, our counsel and special committee counsel collected comments on the proposed merger agreement.

  On February 6, 2001, special committee counsel notified counsel for Littlejohn that McDonald Investments' engagement letter was ready for execution and that, in view of the timing and status of certain requests for information, it seemed appropriate for Littlejohn and Quilvest to extend their offer, then scheduled to expire on February 7, 2001. Counsel for Littlejohn confirmed that Littlejohn and Quilvest would agree to extend the offer through February 21, 2001.

  On February 7, 2001, Littlejohn and Quilvest delivered a letter to our Board, granting an extension until 5:00 p.m. New York City time on February 21, 2001. All other terms of the offer set forth in the letter dated January 16, 2001, were unchanged. In addition, on February 7, 2001, Littlejohn and Quilvest entered into an amendment to the term sheet providing for, among other things, a corresponding extension of the expiration of the term sheet until 5:00 p.m. New York City time on February 21, 2001, an agreement to enter into a new stockholders agreement with respect to Pameco Acquisition, which would, at the effective time of the merger, replace and supersede the existing shareholders agreement. The amendment also provided that upon consummation of the merger, Pameco Acquisition would reimburse each of Littlejohn and Quilvest for their respective expenses. On February 7, 2001, Pameco issued a press release announcing the extension of the offer as well as the engagement of McDonald Investments as financial advisor to the special committee.

  On February 21, 2001, Company counsel provided to counsel for Littlejohn the collective comments of Pameco and the special committee and its counsel on the draft merger agreement. On February 21, 2001, counsel requested an extension of the offer in order to permit the special committee and its advisors to complete their evaluation of the merger proposal and make a recommendation to our Board. On February 21, 2001, Littlejohn and Quilvest delivered a letter to our Board granting an extension until 5:00 p.m., New York City time, on March 2, 2001. All other terms of the offer set forth in the letter dated January 16, 2001 were unchanged. On February 22, 2001, we issued a press release announcing the further extension of the offer letter and Littlejohn and Quilvest filed an amendment to their Schedule 13D, disclosing the extension to the offer letter.

  On February 24, 2001 the special committee met with its advisors to receive a preliminary report from McDonald Investments. McDonald Investments reported to the special committee, in summary, that, among other things

  . Pameco had limited liquidity due to its restricted borrowing capacity and projected cash flows;

  . The market for the Company's common stock was illiquid and did not, in McDonald Investments' opinion, reflect the intrinsic value of our common stock;

  . Management's projections for turning around the operating and financial performance of the Company were, in McDonald Investments' opinion, aggressive; and

  .  Pameco's historical negative earnings and cash flow.

  Based in part on McDonald Investments' preliminary evaluation of Pameco, the special committee concluded that the proposed transaction with Littlejohn and Quilvest most likely represented the best available alternative to enhance stockholder value and liquidity. Accordingly, after discussion, the committee directed McDonald Investments and the committee's counsel to contact Littlejohn and Quilvest and seek to increase the offer price, but cautioned its advisors to use their best efforts not to cause Littlejohn and Quilvest to withdraw the pending offer.

  On February 26, 2001, McDonald Investments and special committee counsel contacted counsel for Littlejohn requesting that the offer be increased and proposing a price of $0.55 per share because, among other things, such a price would be in excess of trading prices of our common stock after the announcement of the offer. The following day, counsel for Littlejohn responded and indicated that Littlejohn and Quilvest were prepared to offer $0.45 per share. The special committee convened on February 27 to consider the increased offer. Based upon information that it had received, including the preliminary report of McDonald Investments at the prior meeting, the special committee instructed McDonald Investments and special committee counsel to inform Littlejohn and Quilvest that it was prepared to recommend the offer of $0.45 per share.

  On February 28, 2001, the special committee met again with its advisors. After a review of the overall process, special committee counsel reported on the negotiated terms of the merger agreement. McDonald Investments then again reviewed in detail with the special committee the analysis, including the methodologies and assumptions it used. These methodologies and assumptions were substantially the same as those which formed the basis of McDonald Investments' preliminary report to the special committee on February 24, 2001 and the conclusions of McDonald Investments' analysis of the fairness of the transaction from a financial point of view are set forth below under "-- Opinion of the Special Committee's Financial Advisor." At the conclusion of these reports, our counsel and Messrs. Walker and Hileman were asked to join the meeting and respond to certain questions from the special committee, following which they were excused. Additional terms of the merger agreement were then negotiated during the meeting, at which time McDonald Investments advised the special committee that it was prepared to render to the special committee and our Board its opinion that the price of $0.45 per share offered by Littlejohn and Quilvest was fair, from a financial point of view, to our stockholders other than Littlejohn and Quilvest. Thereafter, the special committee determined that the terms of the merger were fair and in the best interests of our stockholders, and agreed to recommend to our Board that it approve the merger and the merger agreement and recommend the merger to our stockholders.

  Later on February 28, at a special meeting of our Board, the special committee summarized for our Board the process that it had undertaken in its review and negotiation of the Littlejohn and Quilvest proposal. The committee members, in particular, noted the stated unwillingness of Littlejohn and Quilvest to sell their interests in Pameco which caused the special committee not to explore whether other offers to acquire Pameco could be obtained from third parties, but instead to focus on whether the merger proposal was fair and should be recommended to our stockholders. McDonald Investments then summarized for the entire Board its methodologies, assumptions and conclusions and provided its oral opinion to the effect that, as of such date, and based on the assumptions and subject to the limitations and qualifications described, the $0.45 per share merger consideration was fair to the Company's stockholders (other than Littlejohn and Quilvest, to whom no opinion was rendered) from a financial point of view. McDonald Investments' oral opinion was subsequently confirmed in a letter dated as of February 28, 2001 and reissued in a letter dated March 16, 2001. See "--Opinion of the Special Committee's Financial Advisor." Following a discussion by our Board, the merger proposal recommended by the special committee was approved by unanimous vote of the directors. We issued a press release on February 28, 2001 announcing our Board's approval of an agreement with Littlejohn and Quilvest to acquire the outstanding common stock for $0.45 per share. During the next several days, the parties negotiated the final terms of the merger agreement and Quilvest and Littlejohn negotiated the final terms of the new stockholders agreement. The merger agreement was executed on March 6, 2001 following final approval of the terms of the merger agreement by the special committee and finalization of the terms of the new stockholders agreement by Littlejohn, Quilvest and their respective counsel.

  On February 28, 2001, we received a letter from the staff of the Securities and Exchange Commission (SEC) in connection with the staff's routine review of our recent filings with the SEC. The letter raised certain accounting issues which we discussed with our independent auditors and our legal counsel. Over the next several days we exchanged correspondence with the accounting staff of the SEC.

  On March 8, 2001, we participated in a telephone conference with our auditors, our legal counsel, legal counsel for the buyers and the staff of the SEC regarding these issues. Following that call, we determined to restate our consolidated financial statements for the years ended February 29, 2000 and February 28, 1999. We advised the special committee and McDonald Investments of our determination, and on March 14, 2001, the restated financial statements were delivered to McDonald Investments. That same day, McDonald Investments conducted its due diligence with respect to the restated financial statements with representatives of Pameco and Pameco's independent auditors.

  On March 16, 2001, the special committee met with McDonald Investments. McDonald Investments reviewed for the special committee the effect that the restatement of Pameco's financial statements had on its prior analysis. Following additional discussion concerning Pameco and current economic and market conditions, McDonald Investments reissued its opinion that the $0.45 per share merger consideration was fair, from a financial point of view, to Pameco's stockholders other than Littlejohn and Quilvest. Accordingly, the special committee reaffirmed its approval and recommendation of the merger and the merger agreement and its recommendation that our stockholders approve the merger and the merger agreement and advised Pameco to proceed with the actions necessary to consummate the merger.

Purpose of the Merger; Certain Effects of the Merger

  The principal purpose of the merger is to enable Littlejohn and Quilvest to own all of our outstanding equity interests. The merger affords the current holders of our common stock the opportunity to receive a cash price for their shares that represents a premium over the market price at which the shares traded prior to the announcement of the receipt of the offer which led to signing of the merger agreement. This will be accomplished by a merger of Pameco Acquisition, a corporation formed by Littlejohn and Quilvest, to effect the merger, with and into Pameco, with Pameco as the surviving company. In the merger, all of the shares of our common stock held by our stockholders (other than Pameco, its subsidiaries or Pameco Acquisition, and other than dissenting stockholders who perfect dissenters' rights) will be converted into the right to receive the merger consideration of $0.45 per share. All of our issued and outstanding shares of preferred stock will remain outstanding following the merger as capital stock of the surviving corporation. All of our issued and outstanding warrants to purchase series A preferred stock will also remain outstanding. At the effective time of the merger, each outstanding option to purchase shares of our common stock will become an option to receive the merger consideration for each share of common stock subject to the option upon payment of the exercise price of the option. Because each of the outstanding options has an exercise price per share in excess of $0.45, each option will be terminated without any payment. After the merger, Littlejohn and Quilvest expect that Pameco will adopt a new stock option plan or plans pursuant to which the Board of Directors (or a committee thereof) of Pameco may grant options to purchase common stock to its management.

  As a result of the merger, all common equity interests in Pameco held by its stockholders (other than Littlejohn and Quilvest) will be terminated. We will become wholly-owned by Littlejohn and Quilvest who will be the principal beneficiaries of any earnings and growth of Pameco following the merger. Accordingly, our stockholders (other than Littlejohn and Quilvest) in the merger will no longer benefit from any increase in the value of Pameco, nor will they bear the risk of any decrease in the value of Pameco following the merger.

  Our common stock is currently registered under the Securities Exchange Act of 1934 and is quoted on the OTC Bulletin Board under the symbol "PAMC." Upon the completion of the merger, we will terminate registration of our common stock under the Exchange Act and our common stock will no longer be eligible for quotation on the OTC Bulletin Board. Because our common stock will be privately held, we will enjoy certain efficiencies, such as the elimination of the time devoted by management and certain other employees to comply with the reporting obligations of the Exchange Act with respect to the common stock, and the directors, officers and beneficial owners of more than 10% of the common stock will be relieved of their reporting requirements and restrictions under Section 16 of the Exchange Act. We will be able to reduce certain costs, including the costs of preparing, printing and mailing annual reports and proxy statements, the expenses of a transfer agent and registrar, the costs associated with the number of members of our Board and the costs of certain investor relations activities.

  The merger is structured as a one-step transaction. If the merger proposal is approved by stockholders and all other conditions to the merger are satisfied, Pameco Acquisition will merge with and into Pameco. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our common stock and preferred stock voting as a single class. As of March 30, 2001, Littlejohn owned shares of preferred stock and the power to direct the vote of shares of preferred stock and common stock owned by Quilvest and Mr. de Vogel, which in the aggregate represented 87% of the combined voting power of the outstanding shares of our common stock and preferred stock on that date. Accordingly, stockholder approval is assured.

Recommendations of the Special Committee and the Board of Directors; Reasons for the Merger

  Recommendations of the Special Committee and the Board of Directors.

  As discussed above under "--Background of the Merger," the special committee and our Board of Directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of our stockholders.

  The special committee and our Board recommend that you vote "FOR" the approval and adoption of the merger agreement and the merger. In reaching the determination that the merger agreement and the merger are fair to and in the best interests of our stockholders, the special committee and our Board of Directors consulted with their financial and legal advisors, drew on their knowledge of our business, operations, properties, assets, financial condition, operating results, historical public share trading prices and prospects and considered the following factors, each of which, in the opinion of the special committee and our Board, supported the determination:

  . The belief that there was no reasonably available alternative transaction such as a sale of the entire company. In particular, the special committee and our Board noted Littlejohn's and Quilvest's stated unwillingness to sell their interests in Pameco as well as the fact that neither Pameco, the special committee nor McDonald Investments had received any unsolicited indications of interest in any alternative transaction with Pameco after the initial announcement the merger proposal on January 16, 2001;

  . The belief of the special committee and Board that the merger was a better alternative for our public stockholders than continuing to operate as a public company.

  .  Our current financial condition.

  . The financial advisor's opinion to the special committee and our Board to the effect that the merger consideration is fair to our stockholders (other than Littlejohn and Quilvest) from a financial point of view.

  . The terms and conditions of the merger agreement, particularly the provisions giving our Board the right, subject to conditions, to modify or withdraw its recommendation and to terminate the merger agreement.

  . The fact that our stockholders, if they choose, may dissent from the merger and seek the "fair value" of their shares pursuant to an appraisal process under Delaware law.

  In concluding that the merger is fair to and in the best interests of the public stockholders, the special committee and our Board also considered the following factors, each of which the special committee and the Board considered to be a negative factor:

  . The fact that Littlejohn and Quilvest advised the special committee that they were unwilling to sell their controlling interests in Pameco, which effectively precluded the special committee from seeking strategic alternatives involving a sale of the entire company.

  . The fact that consummation of the merger would preclude the public stockholders from having the opportunity to participate in the future growth prospects of the Company. In addition, the special committee and our Board of Directors recognized that Littlejohn and Quilvest will have the opportunity to benefit from any increases in the value of Pameco following the merger as a result of their increased equity interest in Pameco and therefore may potentially receive a substantial economic benefit from the transaction.

  . The potential conflicts of interest of Littlejohn and Quilvest resulting from the foregoing benefits that may be realized by them. In addition, the special committee and our Board considered the potential conflicts of interest of Messrs. Dixon and Hileman as executive officers of Pameco resulting from their stated support of Littlejohn and Quilvest's acquisition of Pameco's outstanding common stock. The special committee and our Board believe, however, that the procedures followed in the process of considering the merger proposal and negotiating the terms of the merger agreement addressed these conflicts and were fair to our public stockholders. See "--Background of the Merger" and "--Interests in the Merger that Differ from Your Interests."

  . The fact that our common stock price per share had declined from a high of $11.81 during the third quarter of 2001 to $0.19 prior to the announcement of Littlejohn and Quilvest's initial offer and had traded at prices in excess of the offer price subsequent to that initial announcement, leading to the conclusion that, given the inefficiencies and the adverse changes in the market for our common stock and in our industry sector generally, those transactions were not relevant indicia of the current value of our shares. See "Price Range of Common Stock and Dividends."

  . The fact that a condition to Littlejohn and Quilvest's obligations to consummate the merger is that holders of no more than 10% of the Company's outstanding shares of common stock exercise their rights to dissent from the merger and seek an appraisal of their shares.

  McDonald Investments reissued its opinion to the special committee on March 16, 2001 and the special committee reaffirmed its recommendation that our stockholders approve the merger and the merger agreement. See "--Opinion of Special Committee's Financial Advisor" and "Recent Developments."

  The foregoing discussion of the information and factors considered by the special committee and our Board is not meant to be exhaustive, but includes all material factors considered by the special committee and our Board as part of the determination that the merger and the merger agreement are fair to, and in the best interests of, Pameco and our public stockholders and the recommendation that our stockholders approve and adopt the merger and the merger agreement. While each of the Board and the special committee adopted the analysis and conclusions of McDonald Investments as described in "Opinion of Special Committee's Financial Advisor," it also considered all of the factors listed above in making the determination that the merger and the merger agreement are fair to, and in the best interests of, Pameco and our public stockholders. The special committee and our Board did not assign relative weights or quantifiable values to those positive and negative factors. Rather, the decision of the special committee and our Board was based on the subjective analysis by its members of those factors, including the analysis and conclusions of McDonald Investments. The special committee and our Board each viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, based on the factors described above, including the appointment of the special committee, its engagement of McDonald Investments and separate legal counsel to negotiate on its behalf, Littlejohn's and Quilvest's stated unwillingness to sell their interests in Pameco and the availability of dissenters' rights (although Littlejohn and Quilvest may refuse to consummate the merger if the holders of more than 10% of the outstanding shares of common stock exercise such rights), our Board and the special committee also believe that the merger is procedurally fair to the public stockholders.

The Buyers' Purpose and Reasons for the Merger

  Littlejohn's and Quilvest's (sometimes hereinafter referred to as the "buyers") purpose for engaging in the transactions contemplated by the merger agreement is to acquire 100% ownership of Pameco in a transaction in which the stockholders of Pameco, other than the buyers, would have their equity interest in Pameco extinguished. In addition, the merger proposal affords the holders of our common stock the opportunity to receive the merger consideration which represents a premium over the market prices at which our common stock traded immediately prior to the announcement of the initial offer. The determination to proceed with the acquisition at this time also would, in the view of the buyers, afford Pameco's stockholders an opportunity to dispose of their shares at a significant premium over recent market prices. In addition, the buyers noted that causing Pameco to be closely held, and therefore no longer required to file periodic reports with the SEC, would enable management to focus on the creation of long-term value, rather than being subject to the pressures associated with the reporting of quarterly earnings, would provide the buyers with greater flexibility, and would reduce costs associated with Pameco's obligations and reporting requirements under the securities laws.

  The buyers did not pursue a liquidation of Pameco or a sale of Pameco to a third party because the buyers wished to continue to operate the business of Pameco on an ongoing basis and wanted to acquire the entire equity interest in Pameco. The buyers did not desire to sell the shares that it owned to a third party.

  The buyers considered alternatives to the merger to accomplish its goal of acquiring all the outstanding equity interests in Pameco, including (1) a first step tender offer followed by a second-step merger and (2) open market purchases of Pameco common stock. The acquisition was structured as a cash merger, however, to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases while at the same time not materially disrupting Pameco's operations. The buyers did not consider any alternatives that would have allowed the public stockholders to maintain an equity interest in Pameco because no such alternative would have accomplished the buyers' purposes described above. The buyers determined to undertake the transaction at this time because they believed that a long term strategy for increasing the value of Pameco would be more readily achievable if Pameco were private.

  The buyers have concluded that the merger, including the merger consideration of $0.45 per share, and the terms and conditions of the merger agreement are fair to Pameco and its stockholders, other than the buyers, based upon the following factors:

  . The conclusions and recommendations of the special committee and Pameco's Board of Directors;

  . The fact that a group of Pameco's directors comprised of persons not affiliated with the buyers had unanimously approved the merger and recommended that stockholders approve and adopt the merger agreement;

  . The fact that the merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length good faith negotiations between the special committee and its advisors, and Littlejohn and Quilvest and their respective advisors;

  . The fact that the merger agreement includes a representation that an independent financial advisor issued a fairness opinion to the special committee to the effect that the merger consideration is fair from a financial point of view to the holders of common stock other than the buyers; and

  . The other factors referred to above as having been taken into account by the special committee and Pameco's Board of Directors, which each of Littlejohn and Quilvest agrees with and adopts as its own (see also "Special Factors--Background of the Merger" and "--Opinion of Special Committee's Financial Advisor").

Opinion of Special Committee's Financial Advisor

  McDonald Investments was engaged by the special committee to render its opinion as to the fairness from a financial point of view of the consideration to be received by holders of common stock of Pameco (other than Littlejohn and Quilvest) in the merger.

  On February 28, 2001, McDonald Investments delivered an oral opinion, subsequently confirmed in writing, to the special committee to the effect that, as of the date of its opinion and based upon and subject to the assumptions, limitations, and qualifications contained in its opinion, the $0.45 cash per share to be received in the merger was fair, from a financial point of view, to holders of common stock of the Company (other than Littlejohn and Quilvest).

  As a result of the restatement of Pameco's financial statements, McDonald Investments was requested by the special committee to review its prior analysis and updated and reissued its fairness opinion, taking into account the changes in the historical financial statements and changes in economic and market conditions if any. McDonald Investments' updated fairness opinion was issued on March 16, 2001.

  The full text of the updated written opinion of McDonald Investments, dated March 16, 2001, is attached to this document as Appendix C and is incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered, and limits of the review undertaken in arriving at that opinion.

  McDonald Investments was retained to serve as financial advisor to the special committee and not as an advisor to or agent of any stockholder of Pameco. McDonald Investments' opinion was prepared for the special committee and is directed only to the fairness, from a financial point of view, of the merger consideration to holders of common stock of the Company (other than Littlejohn and Quilvest) in the merger and does not address the merits of the decision by Pameco to engage in the merger or other business strategies considered by Pameco, nor does it address Pameco's decision to proceed with the merger. Moreover, McDonald Investments' opinion does not constitute a recommendation to any Pameco stockholder as to how that stockholder should vote at the special meeting of stockholders.

  McDonald Investments did not recommend the amount of the merger consideration to be paid in the merger. The merger consideration was determined in negotiations by or on behalf of the special committee and representatives of Littlejohn and Quilvest. No restrictions or limitations were imposed by the special committee on McDonald Investments with respect to the investigations made or the procedures followed by McDonald Investments in rendering its opinion, except that McDonald Investments was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any part of the business or securities of Pameco and were advised by representatives of Littlejohn and Quilvest that neither of them was interested in pursuing a sale of their controlling interest in the Company.

  In rendering its opinion, McDonald Investments reviewed, among other things:

  .  The merger agreement;

  . Certain publicly available information concerning the Company included in its reports filed with the SEC including the Company's financial statements as restated;

  . Certain nonpublic information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by management for purposes of our analysis;

  . Certain publicly available information concerning the trading of, and the trading markets for, the Company's common stock;

  . Certain publicly available information with respect to certain other companies that McDonald Investments believed to be comparable to the Company and the trading markets for those other companies' securities; and

  . Certain publicly available information about the nature and terms of other business combination transactions that McDonald Investments considered relevant to its inquiry.

  McDonald Investments also met with members of our senior management to discuss the past and current business operations, financial condition, and future prospects of Pameco and considered such other matters as McDonald Investments deemed relevant to its inquiry.

  McDonald Investments relied upon the accuracy and completeness of all of the financial and other information reviewed by McDonald for purposes of its opinion and has not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to it, McDonald Investments assumed, with the permission of the special committee, that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to the recent and likely future performance of Pameco. Accordingly, McDonald Investments expressed no opinion with respect to such analyses or forecasts or the assumptions on which they were based.

  McDonald Investments did not make an independent evaluation or appraisal of the assets or liabilities of Pameco or any of its subsidiaries or affiliates. During its discussions with the senior management of Pameco, McDonald Investments was provided various materials, including third party appraisals of Pameco's inventories at certain prior dates, which McDonald Investments considered as part of its review of Pameco's financial condition.

  McDonald Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. McDonald Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, unless specifically requested to do so by the special committee, McDonald Investments does not have the obligation to update, revise, or reaffirm its opinion.

  The following is a brief summary of the analyses performed by McDonald Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by McDonald Investments but includes all material factors considered by McDonald Investments in rendering its opinion. McDonald Investments drew no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances. Each analysis performed by McDonald Investments is a common methodology utilized in performing valuations and assessing the fairness of a proposed transaction from a financial point of view. Although other techniques may exist, McDonald Investments believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for McDonald Investments to arrive at its opinion.

  Liquidation Analysis. McDonald Investments performed a liquidation analysis analyzing the theoretical residual value of Pameco to the holders of common stock assuming the assets of Pameco were sold in an orderly liquidation, the outstanding liabilities were repaid, and the liquidation preferences of the holders of preferred stock were satisfied. In making the determination to evaluate the merger in the context of a potential liquidation, McDonald considered its discussions with management, Pameco's recent negative results of operations and in particular Pameco's recent decline in sales, Pameco's financial condition including its amount of debt, Pameco's near-term capital needs, and such other factors as McDonald Investments deemed relevant. Based on Pameco's unaudited January 31, 2001 balance sheet prepared in a manner consistent with Pameco's audited financial statements, discussions with management, and other analyses regarding the likely results of liquidating Pameco's assets and liabilities, McDonald Investments concluded that in an orderly liquidation, the proceeds received by Pameco would not be sufficient to repay its liabilities and satisfy the preferences of the holders of preferred stock and, as a consequence, no value would be distributable to the holders of common stock. In reaching this conclusion, McDonald Investments considered, among other things, the borrowing base calculations utilized by Pameco's senior lenders for accounts receivable and inventories, and the related collection and liquidation costs. McDonald Investments' analysis also relied on management's estimate of amounts Pameco's property, plant and equipment would generate in an orderly liquidation. McDonald Investments also relied on management's estimate that Pameco's intangible assets would have no realizable value in a liquidation. McDonald Investments also relied on management's estimate that the liquidation value of Pameco's current liabilities and short and long-term debt would approximate book value. Management also confirmed to McDonald Investments that management was not aware of any materially undervalued asset or overvalued liability in Pameco's statements.

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, based on financial projections and other information obtained from the senior management of Pameco, McDonald Investments discounted to present value the future cash flows that Pameco is projected to generate through Pameco's fiscal year 2004, under various circumstances. McDonald Investments calculated terminal values for Pameco--the values at the 2004 fiscal year-end--by applying multiples of EBITDA in the year 2004 of 4.0x to 6.0x which represented a discount to the average (excluding the high and low multiples) comparable public company multiples of 7.5x because of Pameco's performance and capital position relative to the public comparables. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 15.0% to 20.0% chosen to reflect different assumptions regarding Pameco's cost of capital. Given the level of Pameco's outstanding indebtedness, and taking into account the liquidation preferences of the outstanding preferred stock, the implied value per share of Pameco common stock resulting from the discounted cash flow analysis was less than zero.

  Historical Stock Trading and Premiums Analysis. McDonald Investments reviewed the historical performance of Pameco common stock based on an analysis of closing prices and trading volumes since the Company's initial public offering, particularly since February 18, 2000, when Littlejohn and Quilvest first purchased preferred stock. McDonald Investments noted that, given that recent trading activity was limited and that the trading market was relatively illiquid, the market price of the common stock was not necessarily indicative of the intrinsic value of the Company. Using publicly available information, McDonald Investments prepared an analysis of the premiums paid in completed cash acquisitions, valued at less than $100 million, of public companies announced since January 1, 1999 where 100% of the target's shares were controlled by the acquiror following the acquisition. This analysis included the per share prices paid in such transactions in which a large or controlling stockholder purchased the shares held by the other public stockholders in a "going private" transaction. McDonald Investments considered the premiums paid based on the closing price of the target's shares one day, one week, and four weeks prior to the announcement of the proposed transaction. For all cash acquisitions where 100% of the target's shares were controlled by the acquiror following the acquisition, McDonald Investments calculated average premiums of 32.4%, 35.3%, and 43.2% at one day, one week, and four weeks prior to the announcement, respectively. For all going private transactions, McDonald Investments calculated average premiums of 21.0%, 22.0%, and 24.9% at one day, one week, and four weeks prior to the announcement of the proposed transaction, respectively. For all transactions in which a large or controlling shareholder bought out the remaining public stockholders in a going private transaction, McDonald Investments calculated average premiums of 23.3%, 28.7%, and 38.5% at one day, one week, and four weeks prior to the announcement of the proposed transaction, respectively. In addition, McDonald Investments calculated the premium of the $0.45 consideration that Pameco stockholders would receive to the closing prices of Pameco's common stock at one day, one week, and four weeks prior to the initial announcement of the merger proposal on January 16, 2001 as 140.0%, 140.0%, and 2.9%, respectively. Although McDonald Investments noted that several trades had occurred on the OTC Bulletin Board following the announcement of the merger proposal at prices in excess of the proposed offer price, McDonald Investments advised the special committee that it believed that those trades were made in anticipation of the proposed transaction with Littlejohn and Quilvest rather than on the basis of improved economic conditions for Pameco.

  Comparable Public Company Analysis. Using publicly available information, McDonald Investments reviewed and compared certain financial and operating data of five publicly traded companies engaged in businesses with characteristics similar to Pameco. This group included ACR Group Inc., Hughes Supply, Inc., Noland Co., W.W. Grainger Inc., and Watsco Inc. McDonald Investments cautioned the special committee that no company utilized in the comparable public company analysis is identical to Pameco. The table below sets forth the ranges of multiples at which the comparable companies were trading on the date of McDonald Investments' opinion.

      Multiple of                                           Comparable Companies
      -----------                                           --------------------
      Latest Twelve Months Revenue.........................    0.2x --  0.7x
      Latest Twelve Months EBITDA..........................    5.3x --  9.1x
      Latest Twelve Months Earnings Per Share..............    5.9x -- 19.0x
      Calendar 2000 Earnings Per Share.....................    6.2x -- 19.0x
      Calendar 2001 Earnings Per Share (estimated).........    5.8x -- 17.5x

  McDonald Investments then applied the average of the foregoing multiples (excluding the high and low multiples in each case) to Pameco's historical and projected revenue, EBITDA, and earnings per share to calculate implied prices per share for Pameco's common stock. Given the historical and projected results, level of the Company's outstanding indebtedness, and taking into account the liquidation preference of the outstanding preferred stock, these calculations resulted in implied prices per share of common stock that were less than zero.

  Comparable Transactions Analysis. Using publicly available information, McDonald Investments reviewed the multiples paid in acquisitions of companies engaged in both the distribution and retail heating, ventilation, air conditioning, and refrigeration ("HVAC/R") industries completed since January 1, 1997. McDonald Investments calculated the enterprise value paid for each acquired company in the HVAC/R distribution industry as a multiple of the latest 12 months EBITDA, which ranged from 2.2x to 8.0x, with an average multiple 5.1x, and the enterprise value paid for each acquired company in the HVAC/R retail industry as a multiple of the latest 12 months EBITDA, which ranged from 4.2x to 13.1x, with an average multiple of 8.5x. McDonald Investments also calculated the enterprise value paid for each acquired company in the HVAC/R distribution industry as a multiple of the latest 12 months revenue which ranged from 0.2x to 0.7x, with an average multiple of 0.4x, and the enterprise value paid for each acquired company in the HVAC/R retail industry as a multiple of the latest 12 months revenue, which ranged from 0.4x to 0.9x, with an average of 0.6x. McDonald Investments applied the average multiples calculated from these transactions to Pameco's latest 12 months EBITDA to calculate implied prices per share for Pameco's common stock. Because of the level of Pameco's outstanding indebtedness, and taking into account the liquidation preferences of the outstanding preferred stock, these calculations resulted in implied prices per share of common stock that were less than zero. In addition, McDonald Investments applied the average multiples calculated from these transactions to Pameco's latest 12 months revenue, which generated a range of approximately $9.00 to $46.00 per share value for Pameco's common stock. McDonald Investments noted that Pameco's liquidity and the historical losses at the EBITDA and net income levels rendered any implied valuation of the common stock based on a revenue multiple less meaningful.

  Pursuant to the terms of an engagement letter dated February 6, 2001, as amended on March 14, 2001, Pameco agreed to pay McDonald Investments for acting as financial advisor to the special committee in connection with the merger proposal a cash fee of $175,000 as follows: (i) $50,000 upon execution of the engagement letter, (ii) $100,000 when McDonald Investments rendered its original opinion, and (iii) $25,000 when McDonald Investments reissued its opinion. None of McDonald Investments' fee is contingent upon the consummation of the merger. Pameco has also agreed to reimburse McDonald Investments for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify McDonald Investments and certain related persons against liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

  McDonald Investments is a nationally recognized investment banking firm that engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. McDonald Investments was selected as the special committee's financial advisor based, in part, upon such expertise. In the ordinary course of its business, McDonald Investments may trade securities of Pameco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  McDonald Investments has advised the Board of Directors and the special committee that it does not believe that any person (including any stockholder or creditor of Pameco) other than the directors in their capacity as directors has the legal right to rely upon McDonald Investments' opinion for any claim arising under state law and that, should any such claim be brought against McDonald Investments, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Company's Board of Directors and the special committee under applicable state law.

Interests in the Merger that Differ from Your Interests

  In considering the recommendations of the special committee and our Board with respect to the merger, you should be aware that some of our directors and officers and their affiliates, i.e. Littlejohn and Quilvest, have interests in the merger that are different from your interests as a stockholder. The special committee and our Board were aware of these actual and potential conflicts of interest.

  Littlejohn and Quilvest

  Preferred Stock. We are a party to the securities purchase agreement with Littlejohn and Quilvest under which Littlejohn and Quilvest purchased in a series of closings all of our issued and outstanding preferred stock and warrants to purchase additional shares of our series A preferred stock. The preferred stock is convertible into our common stock which, pursuant to certain terms and conditions, we are required to register under the Securities Act of 1933. Following the merger, all of the outstanding equity interests in Pameco will be owned by Littlejohn and Quilvest. As a result, Littlejohn and Quilvest will continue to have the opportunity to participate in any future earnings growth of Pameco following the merger and to benefit from any increase in value in Pameco. Following the merger Littlejohn will own approximately 81% of the outstanding equity interests in Pameco and Quilvest will own approximately 19% of the outstanding equity interests in Pameco.

  Shareholders Agreement. In connection with the securities purchase agreement we entered into the shareholders agreement with Littlejohn, Quilvest and Mr. de Vogel. Under the shareholders agreement:

  . Our Board is required to have nine members at all times, and Littlejohn is entitled to nominate five persons, and Quilvest is entitled to nominate one person, to stand for election to our Board. The remaining three directors are required to be nominated in accordance with the requirements of applicable law and none of these persons may be affiliates or associates of Quilvest or Littlejohn. Neither member of the special committee is an affiliate or associate of Littlejohn or Quilvest and neither is an employee of Pameco;

  . Commencing on August 31, 2001, we are obligated to pay Littlejohn & Co., L.L.C., an affiliate of Littlejohn, and Quilvest, or their respective designees, pro rata based upon the respective applicable percentage ownership of the series A preferred stock of Littlejohn and Quilvest, a management fee for each annual period ended on August 31, in an amount determined by Littlejohn and us, but not to exceed $500,000. The management fee continues to be payable so long as Littlejohn has the right to elect a majority of the members of our Board, whether through the ownership of securities, by contract or otherwise. The management fee will not be paid (and will not accrue), if:

    -- At the time of payment of the management fee, we would be in violation of the financial covenants contained in our senior credit facility; or

    -- Our Board determines that the payment of the management fee is reasonably likely to result in our not being able to achieve our budgeted earnings before interest, taxes, depreciation and amortization for the applicable fiscal year;

  . To induce Littlejohn to guarantee up to $5 million of the funds lent to us pursuant to any overadvance under our senior credit facility, we have agreed to pay to Littlejohn a fee calculated at a rate of 8% per annum of the actual amount of the overadvance outstanding from time to time which Littlejohn is then required to guarantee. The overadvance fee is payable quarterly in arrears commencing three months after the first day on which there is an overadvance pursuant to the senior credit facility and only with respect to such days on which there is an overadvance. We are not required to pay an overadvance fee to the extent that, at the time of the payment, or after giving effect to the payment, we are, or would be, in violation of the financial covenants contained in the senior credit facility. In that case, any overadvance fee which would otherwise be payable will accrue and be payable as soon as possible. Littlejohn and Quilvest have entered into a contribution agreement pursuant to which Quilvest has agreed to reimburse Littlejohn for 20% of the actual amount of any overadvance funded by Littlejohn in exchange for which Quilvest will receive from Littlejohn 20% of any overadvance fee that Littlejohn receives from us. The overadvance fee arrangement will be amended as provided in the new stockholders agreement; and

  . Quilvest and Mr. de Vogel have agreed that, so long as the securities purchase agreement has not been terminated in accordance with its terms, at any meeting of our stockholders, each of them will vote the voting securities of Pameco beneficially owned by it or him in accordance with written instructions received from Littlejohn. In the absence of such written instructions as to how such voting securities should be voted with respect to a particular matter, Quilvest and Mr. de Vogel are required to refrain from voting. As a result, Littlejohn will have the power to direct the vote of such stock at the special meeting. Littlejohn has indicated that it will vote its own stock, and will instruct Quilvest and Mr. de Vogel to vote their stock, at the special meeting for approval of the merger and approval and adoption of the merger agreement. As of March 30, 2001, Littlejohn held 87% of the voting power of our outstanding preferred stock and common stock.

  The New Stockholders Agreement.

  If the merger is completed, the current shareholders agreement will be terminated and superseded by the new stockholders agreement executed by Littlejohn, Quilvest and Pameco Acquisition. Under this agreement, if the merger becomes effective:

  . Our Board will be required to have between five and nine directors. Immediately following the merger, our Board will have eight directors;

  . We will be required to pay the management fee to Littlejohn and Quilvest under substantially the same terms as those provided in the shareholders agreement;

  . We will be required to pay an overadvance fee to be shared by Littlejohn and Quilvest under substantially the same terms presently in effect except that the overadvance line is expected to be temporarily increased until June 30, 2001 from $5 million to $15 million; and

  . Following the merger Quilvest will vote all of its preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn.

  Director's and Executive Officer's Shares and Stock Options.

  Our directors and executive officers as a group owned, as of March 30, 2001, an aggregate of 41,968 shares of our common stock and options to purchase 1,313,901 shares of our common stock. Because the exercise price per share of each outstanding option to purchase common stock exceeds the merger consideration, at the effective time of the merger, each such option will be terminated. After the merger, Littlejohn and Quilvest expect that Pameco will adopt a new stock option plan or plans pursuant to which the Board of Directors (or a committee thereof) of Pameco may grant options to purchase common stock to Pameco's management.

  Indemnification of Directors and Officers; Insurance Arrangements.

  The indemnification provisions contained in our Certificate of Incorporation and Bylaws will continue to apply to our officers and directors after the merger.

  We will be required to maintain in effect for six years from the date of the merger, policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insureds than our current policies with respect to matters occurring prior to the effective time of the merge. However, we will not be required to pay annual premiums for such insurance in excess of 200% of the annual premiums which we currently pay; provided, however, that if the annual premiums exceed 200% of the annual premiums currently paid, we will be obligated to obtain a policy with the greatest coverage that can be obtained for premiums that are 200% of the annual premiums which we currently pay.

  Special Committee Fees.

  Each member will receive a fee of $10,000 for his service on the special committee regardless of whether the merger proposal or any other transaction is consummated.

  Executive Officers to Remain After Merger.

  We anticipate that all of our executive officers will continue to serve in their current capacities with Pameco following the merger.

Plans for Pameco Following the Merger

  It is expected that, following the completion of the merger, the operations and business of Pameco will be conducted substantially as they are currently conducted. Neither Pameco, Littlejohn nor Quilvest has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Pameco's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any material operations or sale or transfer of a material amount of assets. However, Pameco, Littlejohn and Quilvest will continue to evaluate Pameco's business and operations after the merger from time to time, and may in the future propose or develop new plans and proposals which they consider to be in the best interests of Pameco and its stockholders at such time.

Merger Financing; Source of Funds

  The maximum total amount of funds required to complete the merger, including
related costs and expenses, is expected to be approximately $     . This
amount assumes that no stockholders perfect their dissenters' rights under
Delaware law. We expect to incur approximately $    in costs and expenses in
connection with the merger and the related transactions, as set forth in the table below:

        Expenses                                                Estimated Amount
        --------                                                ----------------
      Financial advisory fees..................................       $
      Legal fees...............................................
      Accounting fees..........................................
      Printing and mailing fees................................
      Solicitation expenses....................................
      SEC filing fees..........................................
      Miscellaneous............................................
      Total....................................................       $

  The buyers have agreed to provide cash in the amount of $     to complete
the merger. The buyers will provide this amount from internally generated funds. Funds to pay additional costs and expenses will be provided by Pameco and Pameco Acquisition.

Certain Federal Income Tax Consequences

  The following is a summary of certain U.S. federal income tax consequences of the merger to you and other holders of our common stock receiving the cash merger consideration.

  The receipt of cash in exchange for our common stock in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. You will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in your Pameco common stock and the amount of the cash received in exchange for your Pameco common stock. Your gain or loss will generally be a capital gain or loss if you hold Pameco common stock as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, you have held your Pameco common stock for more than one year.

  This discussion may not apply to the following Pameco stockholders:

  (1) Those who acquired their Pameco common stock by exercising employee stock options or through other compensation arrangements with us;

  (2)  Those who are not citizens or residents of the United States; and

  (3) Those who dissent and receive the appraised fair value of their shares or who are otherwise subject to special tax treatment.

  You may be subject to "backup withholding" at a rate of 31% on payments received in connection with the merger unless you:

  . Provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the paying agent; or

  . Are a corporation or come within certain exempt categories and, when required, demonstrate this fact, and otherwise comply with applicable requirements of the backup withholding rules.

  If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the merger when you submit your stock certificate(s) following the effective time of the merger.

  You are urged to consult your tax advisor with respect to the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.

Accounting Treatment

  The cost of repurchasing Pameco's outstanding common stock will be accounted for as a treasury stock transaction, since the merger will not constitute a change of control within the context of accounting principles generally accepted in the United States. This means that the historical cost basis of Pameco's assets and liabilities will be carried forward to the surviving corporation rather than using a new basis of accounting to account for the assets and liabilities of the surviving corporation. Consequently, the aggregate cost of repurchasing Pameco's outstanding common stock will be accounted for as a charge to stockholders' equity.

Dissenters' Rights of Stockholders

  Pameco stockholders who follow the procedures specified in Section 262 of the Delaware General Corporation Law ("DGCL") are entitled to have their shares of Pameco common stock appraised by the Delaware Court of Chancery and to receive the "fair value" of their shares as determined by the court instead of the merger consideration. Pameco stockholders who elect to receive cash in the merger are not entitled to these appraisal rights.

  The following is a summary of Section 262 of the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached as Appendix D to this proxy statement. You should carefully review
Section 262 of the DGCL and, in view of the complexity of these provisions of Delaware corporate law, you should consult with your legal advisors to determine your right to an appraisal.

  If you wish to exercise your right to an appraisal under Section 262 of the DGCL, you must do ALL of the following:

  . File with Pameco a written demand for appraisal of your shares of Pameco common stock before the vote is taken on the merger agreement and the merger at the special meeting. You must identify yourself in the written demand and specifically request an appraisal. The written demand must be in addition to, and separate from, any proxy or vote against approval of the merger agreement and the merger;

  . Not vote in favor of the merger. Failing to vote or abstaining from voting will satisfy this requirement, but voting in favor of the merger, by proxy or in person, or returning a signed proxy which does not specify a vote against the merger, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal; and

  . Continuously hold your shares of common stock through the date on which we complete the merger.

  You must send any written demand for appraisal to Pameco at 651 Corporate Circle, Golden, Colorado 80401, Attention: President and Chief Executive Officer.

  Within 10 days after the date on which the merger becomes effective, we will give written notice of the date on which the merger was completed to each Pameco dissenting stockholder who has satisfied the requirements of Section 262 of the DGCL and who has not voted in favor of the merger. In addition, within 120 days after the date on which the merger becomes effective, we will give a statement setting forth:

  . The aggregate number of shares of Pameco common stock not voted in favor of approval of the merger agreement with respect to which demands for appraisal were made; and

  . The number of holders of those shares to any stockholder who has complied with the applicable provisions of Section 262 and who has requested such a statement.

  We will mail the statement within 10 days after the later of (1) the date on which we received the written request for the statement and (2) the date on which the period for delivery of demands for appraisal to us expires.

  Within 120 days after the date on which the merger becomes effective, we or any dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of Pameco common stock of all dissenting stockholders. We do not currently intend to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file a petition for appraisal or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, any dissenting stockholder who wishes to file a petition for appraisal is advised to do so on a timely basis unless the stockholder receives notice that the petition for appraisal has already been filed by us or another dissenting stockholder.

  If a petition for appraisal is timely filed, the court:

  . May require dissenting stockholders who hold Pameco common stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings--the court may dismiss the proceedings with respect to any Pameco stockholder who fails to comply with this direction;

  . Will determine which Pameco stockholders are entitled to appraisal rights;

  . Will determine the fair value of the shares of Pameco common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors, including market value, asset value, dividends, earnings prospects, the nature of the business and any other facts which can be ascertained as of the date of the merger which throw light on future prospects of the merged corporation, and may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement;

  . May, upon the request of any Pameco stockholder, determine the amount of interest, if any, to be paid upon the value of the Pameco common stock;

  . May, upon the request of a Pameco stockholder, order all or a portion of the expenses incurred by any Pameco stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal; and

  . May direct the payment of the fair value of the shares together with interest, if any, to the Pameco stockholders entitled to the payment.

  Once we complete the merger, dissenting stockholders will no longer have any rights of Pameco stockholders with respect to their shares for any purpose, except to receive payment of their fair value and to receive payment of dividends or other distributions on the shares, if any, payable to Pameco stockholders of record as of a date prior to the date on which the merger becomes effective.

  If a dissenting stockholder delivers to us a written withdrawal of its demand for an appraisal within 60 days after the date on which we complete the merger or with our written approval after such date, then the right of the dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration that holders of no election shares received. Notwithstanding the foregoing, no appraisal proceeding in the Delaware court may be dismissed as to any stockholder without the approval of the court, and the approval may be conditioned upon certain terms that the court deems fair.

  If neither we nor any stockholder file a petition for appraisal within 120 days after the date on which the merger becomes effective, then the right of all of the dissenting stockholders to an appraisal will cease and the dissenting stockholders will be entitled to receive only the merger consideration that other stockholders of common stock received.

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

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this proxy statement and which we incorporate by reference into this document. We encourage you to read the merger agreement in its entirety.

The Merger

  The merger agreement provides that, following the satisfaction or waiver of the conditions to the merger, including the adoption of the merger agreement and the merger by our stockholders, Pameco Acquisition will be merged with and into Pameco, and Pameco will be the surviving company. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such other time as is permissible under the DGCL and as agreed to by the parties and specified in the certificate of merger.

  When the merger becomes effective, our Certificate of Incorporation and Bylaws will be the Certificate of Incorporation and Bylaws of the surviving company, provided that the Certificate of Incorporation shall be amended to provide that the Board of Directors shall consist of between five and nine members.

  Conversion of Common Stock. Immediately prior to the effective time of the merger, pursuant to the merger agreement and the DGCL, each issued and outstanding share of our common stock, other than any shares (1) owned by us, our subsidiaries or Pameco Acquisition, all of which will be canceled without consideration, or (2) held by a dissenting stockholder exercising and perfecting dissenters' rights under the DGCL, will be converted into the right to receive the merger consideration of $0.45 per share in cash, without interest.

  Exchange of Common Stock Certificates. At the effective time, each certificate representing shares of our common stock then outstanding, other than any shares owned by us, Pameco Acquisition, or any of our subsidiaries or held by a dissenting stockholder perfecting dissenters' rights, will represent the right to receive the cash into which such issued and outstanding shares may be converted. At the effective time, all such shares of our common stock will be automatically canceled and retired and cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect to such shares, except the right to receive the cash consideration payable under the merger agreement, without interest upon the surrender of such certificate.

  Prior to the effective time of the merger, Pameco Acquisition will appoint a bank or trust company to act as exchange agent and, as soon as possible after the effective time of the merger, such exchange agent shall mail a letter of transmittal and instructions for use to you. The letter of transmittal will tell you how to surrender your Pameco common stock certificates in exchange for the $0.45 per share merger consideration.

  Holders of common stock whose certificates have been lost, stolen or destroyed will be required to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and may be required to post a bond in such amount as we may reasonably require to indemnify against any claim that may be made against us with respect to such certificate.

  Any merger consideration not validly distributed to Pameco shareholders six months after the effective time (and any interest and other income received by the exchange agent) will be delivered to the surviving corporation upon demand and any holders of shares of Pameco common stock who have not complied with the terms and conditions for the exchange of certificates set forth in the merger agreement will thereafter look only to the surviving corporation, and only as general creditors, for the payment of their claim to the merger consideration.

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

  Pameco Preferred Stock. Each share of our preferred stock that is issued and outstanding immediately prior to the effective time of the merger shall remain outstanding as capital stock of the surviving corporation and will not be converted, exchanged or canceled in the merger.

  Stock Options. At the effective time of the merger, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, each outstanding option to purchase shares of common stock will, with respect to each share subject to the options, become an option to purchase the merger consideration and will otherwise remain outstanding; provided, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying option plans, if the exercise price per share for any such option exceeds the merger consideration, then such option will be automatically terminated.

  Preferred Stock Warrants. At the effective time of the merger, each outstanding warrant to purchase series A preferred stock shall remain outstanding as warrants to purchase capital stock of the surviving corporation and shall not be converted, exchanged or canceled in the merger.

Representations and Warranties

  The merger agreement contains customary representations and warranties by us relating to, among other things:

  . Our and our subsidiaries' respective organization and qualification, and similar corporate matters;

  .  Our capital structure and the capital structure of our subsidiaries;

  . The absence of violation, by our entering into the merger agreement, of organizational documents, law or contracts;

  .  The required regulatory and statutory filings and approvals;

  . Our authorization, execution and delivery of the merger agreement and its binding effect on us;

  . The special committee's determination that the merger proposal is fair to and in the best interests of our stockholders (other than Littlejohn and Quilvest) and its recommendation that our board of directors approve the merger and merger agreement;

  . The receipt of the opinion of McDonald Investments, the special committee's financial advisor, that the merger consideration to be received by our stockholders (other than Littlejohn and Quilvest) is fair from a financial point of view;

  .  The absence of undisclosed broker's fees;

  . The accuracy of the information contained in the reports and financial statements that we file with the SEC as of their respective dates;

  . The absence of undisclosed material adverse changes or changes in our accounting principles or methods;

  .  The stockholder vote required to approve the merger proposal; and

  . The absence of litigation that would have a material adverse effect or would materially impair our ability to consummate the merger.

  The merger agreement contains customary representations and warranties by Pameco Acquisition relating to, among other things:

  .  Its organization, capitalization similar corporate matters;

  . Its authorization, execution and delivery of the merger agreement by Pameco Acquisition and the related joinder by Littlejohn and Quilvest and their binding effect on each of them, respectively;

  .  The absence of undisclosed broker's fees;

  .  It has sufficient funds to pay the merger consideration;

  . The absence of litigation that would have a material adverse effect or would materially impair Pameco Acquisition's ability to consummate the merger;

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

  . The fact that Pameco Acquisition was formed solely for the purpose of the merger transaction and has not engaged in any activities other than those related to the merger;

  . The fact that the information supplied to us by Pameco Acquisition, Littlejohn and Quilvest included in this proxy statement is complete and accurate in all material respects;

  . That no material governmental consent is required in connection with Pameco Acquisition, Littlejohn and Quilvest entering the merger agreement and completing the merger, except as stated; and

  . The fact that Littlejohn and Quilvest have sufficient financial resources to fund the merger, including payment of the merger consideration and related expenses of Pameco Acquisition.

  The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications. The representations and warranties of each of the parties will expire upon completion of the merger.

Certain Covenants

  We have agreed under the merger agreement that, from the date of the merger agreement until the effective time of the merger or its earlier termination, we will conduct our operations according to our usual regular and ordinary course in substantially the same manner as previously conducted. We will use our best efforts to preserve intact our business organizations and goodwill, to keep available the services of our officers and employees and to maintain satisfactory relationships with those persons having business relationships with us. We will promptly deliver to Pameco Acquisition copies of any documents we file with the SEC after the execution of the merger agreement. In addition, we have agreed that we will not:

  . Issue any shares of our capital stock, effect any stock split or otherwise change our capitalization other than issuances pursuant to outstanding stock options, warrants, conversion rights or other contractual rights;

  . Grant any option, warrant or other conversion right to acquire shares of our capital stock;

  . Increase any compensation or benefits, except in the ordinary course of business consistent with past practice; or enter into or amend any employment agreement with any officers or directors, except new employees consistent with past practice;

  . Adopt any new employee benefit plan or amend any existing plan in any material respect;

  . Declare or pay any dividend or make any other distribution with respect to our capital stock;

  . Acquire or agree to acquire any of our capital stock or the capital stock of any of our subsidiaries;

  . Sell, lease or dispose of any of our assets that are material to the business; or

  . Subject to our fiduciary obligations, take any action that is likely to materially delay or adversely affect the ability of any of the parties to obtain any required consent or approval or to complete the merger.

Other Agreements

  The merger agreement also includes the following agreements made by us and Pameco Acquisition:

  . The indemnification provisions contained in the Certificate of Incorporation and Bylaws of the surviving corporation will not be amended after the effective time of the merger to adversely affect the rights thereunder of individuals who on or prior to the effective time of the merger were our officers and directors, unless required by law;

  . The surviving corporation will maintain directors' and officers' liability insurance for six years following the effective time of the merger. Such insurance will have terms and conditions no less favorable that our policies in effect on the date of the merger agreement, provided that the surviving

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

     corporation shall not be required to pay annual premiums greater than 200% of the annual premiums we pay for such insurance; and

  .  We and our subsidiaries, during normal business hours, will:

    -- give Pameco Acquisition and its representatives full access to our facilities, contracts, reports and other files;

    -- furnish Pameco Acquisition with all documents filed pursuant to federal securities laws;

    -- permit Pameco Acquisition to make required inspections;

    -- furnish Pameco Acquisition with such information with respect to our business and properties as reasonably requested, including financial statements and schedules;

    -- allow Pameco Acquisition to interview our employees; and

    -- otherwise fully cooperate with Pameco Acquisition in its investigation of our business.

Stock Options

  At the effective time of the merger, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, each outstanding option to purchase shares of common stock will, with respect to each share subject to the options, become an option to purchase the merger consideration and will otherwise remain outstanding; provided, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying option plans, if the exercise price per share for any such option exceeds the merger consideration, then such option will be automatically terminated.

  Prior to the effective time, we will use commercially reasonable efforts, to the extent permitted by law and the applicable stock option agreements, underlying stock option plans and warrant agreements, to obtain any consents from stock option holders and make any amendments to the terms of the Pameco stock option plans that are necessary to effect the transactions.

Conditions to the Merger

  The parties' respective obligations to complete the merger are each subject to the following conditions:

  .  The absence of any order or injunction prohibiting the merger;

  . The receipt of all required consents or approvals of any governmental authorities; and

  .  Approval by our stockholders of the merger agreement and merger.

  Additionally, our obligation to complete the merger is subject to the following conditions:

  . The representations and warranties of Pameco Acquisition in the merger agreement shall be accurate in all material respects; and

  . Pameco Acquisition shall have performed its obligations under the merger agreement in all material respects.

  The obligations of Pameco Acquisition to complete the merger are subject to the following additional conditions:

  . Our representations and warranties in the merger agreement shall be accurate in all material respects;

  . We shall have performed our obligations under the merger agreement in all material respects;

  . There shall not have been any event that has had or is likely to have a material adverse effect on our business;

  . The receipt of all third party consents to the merger, including the consents of our senior lenders and the holders of our subordinated notes;

  . Our special committee shall not have withdrawn its recommendation to the Board; and

  . The holders of not more than 10% of our outstanding shares of common stock shall exercise dissenters' rights under Delaware law.

  The obligations of Pameco Acquisition to complete the merger are not subject to a financing condition.

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

Termination of the Merger Agreement

  The merger agreement may be terminated at any time before the effective time of the merger under the following circumstances:

  . Written Mutual Consent--by written mutual consent of Pameco Acquisition and us;

  . Delay--by us or Pameco Acquisition if the merger is not completed on or before July 31, 2001, except that the reason for the delay must not have been the failure of the terminating party to take any of the actions it was required to take under the merger agreement;

  . Special Committee Recommendation--by Pameco Acquisition if Pameco's special committee withdraws, or modifies, in a manner adverse to Pameco Acquisition its approval of the merger or the merger agreement;

  . Breach of Merger Agreement--by Pameco Acquisition if we have materially breached any of our representations, warranties or covenants and have failed to cure the breach within ten business days thereof; or by us if Pameco Acquisition has materially breached any of its representations, warranties or covenants and has failed to cure the breach or within ten business days thereof; or

  . Legal Impediments--by Pameco Acquisition or us if any governmental entity issues an order or takes any other action permanently enjoining or otherwise prohibiting the merger, which order or other action is final and non-applicable.

  If the merger agreement is terminated under any of the circumstances described above, neither of us or Pameco Acquisition or will have any liability other than for expenses we or they incur with respect to any breach of the merger agreement.

Expenses

  Except as described above, all fees and expenses in connection with the merger will be paid by the party incurring such expense.

Amendment; Waiver

  The merger agreement may be amended by mutual agreement of the parties (in our case, only if approved by the special committee) prior to approval by our stockholders. However, after stockholder approval of the merger agreement, no amendment may be made which requires approval of our stockholders without obtaining such approval.

                                PREFERRED STOCK

  The following is a brief summary of the material provisions of our series A preferred stock, series B preferred stock and series C preferred stock. We encourage you to read the certificates of designation in their entirety as set forth in our certificate of incorporation which is included as an exhibit to the Schedule 13E-3 Transaction Statement.

Series

  We have issued three series of our preferred stock which we refer to as follows:

  .  Series A cumulative pay-in-kind convertible preferred shares;

  .  Series B cumulative pay-in-kind convertible preferred shares; and

  .  Series C cumulative pay-in-kind convertible preferred shares.


  The series A preferred stock has a stated value of $250 per share and there are currently 140,000 shares issued and outstanding, convertible into 4,666,666 shares of common stock (subject to adjustment as described

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

below). Our series B preferred stock and series C preferred stock have a stated value of $200 per share and there are currently issued and outstanding 62,500 shares of series B preferred stock, convertible into 3,698,223 shares of common stock (subject to adjustment as described below) and 62,500 shares of series C preferred stock, convertible into 7,575,758 shares of common stock (subject to adjustment as described below). The stated value is subject to adjustment from time to time to reflect stock splits, subdivisions or combinations with respect to the relevant series of preferred stock.

  The series A preferred stock, series B preferred stock and series C preferred stock rank on a parity with respect to priority over other classes or series of capital stock of Pameco in respect of dividends and distributions paid by Pameco upon liquidation or dissolution of Pameco. Under the certificates of designations, a "liquidation" includes a sale of substantially all of the capital stock or assets of, or a merger, business combination, recapitalization or similar transaction involving, Pameco.

Conversion

  Each share of series A preferred stock, series B preferred stock and series C preferred stock is convertible into our common stock at the initial conversion prices of $7.50 per share, $3.38 per share and $1.65 per share, respectively. The conversion price is subject to customary adjustments, including for below market issuances of securities and for dividends, distributions, stock splits and similar events.

Dividends

  Dividends are payable on each series of preferred stock at a rate of 14% per annum on the stated value of the shares of such series. During the initial dividend period with respect to each series, the dividends are payable in shares of stock of such series, and after the initial period, the dividends are payable in cash unless prior to the end of the initial dividend period we give notice to the holders of such series that such dividends with respect to periods after the initial dividend period will continue to accrue and be payable in shares of stock of such series. The initial dividend period for each series is the three year period following the date of issuance of the shares of such series. The dividend rate is subject to reduction with respect to the series A preferred stock from 14% to 8% in certain events based upon our earnings.

  In addition to the dividends described above, if we declare and pay a dividend on our common stock, a holder of shares of our preferred stock will be entitled to receive, concurrently with the payment of the dividend on the common stock, an amount equal to 50% of the dividends such holder would have been entitled to had such holder fully converted such holder's preferred stock into shares of common stock immediately prior to the record date for the distribution of such dividend.

Liquidation, Dissolution and Winding Up

  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, or any reduction or decrease in our capital stock resulting in a distribution of our assets to the holders of any class or series of our capital stock, out of our assets available for distribution, we are required to make the following payments in respect of our capital stock:

  . First, payments on any securities which, by their terms are senior in right of payment to the preferred stock; and

  . Second, to the holders of each series of our preferred stock on a pro rata basis the greater of (i) the aggregate liquidation preference (as defined below) with respect to the shares of such series (including shares of series A preferred stock issued upon exercise of warrants) or
     (ii) the amount which would be payable to the holders of such series in respect of our common stock if such holders had been deemed to have converted all of their shares of preferred stock, all dividend preferred shares and all warrants to purchase series A preferred stock.

  Under the certificates of designations, a "liquidation" includes a sale of substantially all of the capital stock or assets of, or a merger, business combination, recapitalization or similar transaction involving, Pameco. The term "liquidation preference" means with respect to a particular series of preferred stock, an amount per share equal to the applicable per share stated value, plus accrued and unpaid dividends (whether or not declared) plus the penalty amount (if any). The term "penalty amount" means the contingent amount that exists only if we have not notified the holders of the applicable series of preferred stock that we elected to accrue and pay dividends after the initial dividend period with respect to such series in the same manner as during the initial dividend period and we have failed to declare and pay the applicable cash dividends in full.

Voting Rights

  We are prohibited from engaging in any of the following actions without the affirmative vote of the holders of a majority of each series of our preferred stock:

  . Issuing any securities senior to the preferred stock or any securities on a parity with the preferred stock other than additional shares of preferred stock;

  . Amending our certificate of incorporation in any manner that would adversely affect the rights of the preferred stock as set forth in the certificates of designation for such preferred stock; and

  . Taking any action requiring a vote of our stockholders that would adversely affect the rights of the preferred stock as set forth in the certificate of designation of such preferred stock.

  In addition, the holders of our preferred stock are entitled to one vote for each share of common stock issuable upon conversion of their preferred stock on all matters brought before a vote of the holders of our common stock. In such event, the preferred stock and common stock vote together as a single class.

Redemption

  After the sixth anniversary of the issue date of series A, B or C preferred stock, as applicable, we may redeem, from time to time, all or part of the shares of such series A, B or C preferred stock, as applicable, held by the holders. The redemption price per share is payable in cash and equals 105% of such series' "liquidation preference." If we redeem less than all of the shares of a particular series, we will redeem such series on a pro rata basis among the holders of such series.

                       THE SECURITIES PURCHASE AGREEMENT

  The following is a brief summary of the material provisions of the securities purchase agreement. We encourage you to read the securities purchase agreement in its entirety which is included as an exhibit to the
Schedule 13E-3 Transaction Statement.

The Parties

  We are a party to the securities purchase agreement with Littlejohn and Quilvest.

Purchases of Preferred Stock

  Under the terms of the securities purchase agreement, Littlejohn and Quilvest purchased all of our issued and outstanding preferred stock as follows:

  . In February 2000, Littlejohn and Quilvest purchased 112,000 shares and 28,000 shares, respectively, of our series A preferred stock and warrants to purchase 112,000 shares and 28,000 shares, respectively, of our series A preferred stock, for a purchase price of $28 million and $7 million, respectively;

  . In August and September 2000, Littlejohn and Quilvest purchased 52,500 shares and 10,000 shares, respectively, of our series B preferred stock for a purchase price of $10.5 million and $2.0 million, respectively; and

  . In December 2000, Littlejohn and Quilvest purchased 50,000 shares and 12,500 shares, respectively, of our series C preferred stock for a purchase of $10 million and $2.5 million, respectively.

  There is no further obligation under the securities purchase agreement on the part of Littlejohn and Quilvest to purchase any additional shares of preferred stock or of any other of our securities.

                          THE SHAREHOLDERS AGREEMENT

  The following is a brief summary of the material provisions of the shareholders agreement. We encourage you to read the shareholders agreement in its entirety which is filed as an exhibit to the Schedule 13E-3 Transaction Statement. Upon consummation of the merger, the shareholders agreement will be terminated and superseded by the new stockholders agreement. See "The New Stockholders Agreement."

The Parties

  We are parties to the shareholders agreement with Littlejohn, Quilvest and Mr. de Vogel.

Voting Arrangements

  Each of Quilvest and Mr. de Vogel has agreed that, so long as the securities purchase agreement has not been terminated in accordance with its terms, it or he will vote all preferred stock and common stock beneficially owned by it or him in accordance with written instructions received from Littlejohn. In the absence of receipt of such instructions as to how to vote with respect to a particular matter, Quilvest and Mr. de Vogel are required to refrain from voting their preferred stock and common stock on such matter.

Directors

  The shareholders agreement requires that our Board have nine directors at all times. Littlejohn has the right to nominate five persons, and Quilvest has the right to nominate one person, to stand for election to serve as directors. The remaining three directors are required to be nominated in accordance with the requirements of applicable law, and none of these directors may be affiliates or associates of Littlejohn or Quilvest. Littlejohn's rights regarding its director nominees will remain in effect so long as Littlejohn beneficially owns at least 25% of our common stock (assuming conversion of the preferred stock), and Quilvest's rights regarding its director nominee will remain in effect so long as:

  . Quilvest beneficially owns at least 5% of our common stock (assuming conversion of the preferred stock); and

  . Littlejohn beneficially owns at least 25% of our common stock (assuming conversion of the preferred stock).

Transfers

  Subject to certain exceptions, each of Mr. de Vogel and Quilvest has agreed that he or it will not transfer any of his or its preferred stock or common stock, whether held of record or beneficially owned. Under certain circumstances, each of Littlejohn, Quilvest and Mr. de Vogel has "tag along" and "bring along" rights to participate in or require participation in a sale of securities by the other party.


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

Management Fee

  Commencing on August 31, 2001, we are required to pay to Littlejohn & Co., L.L.C, an affiliate of Littlejohn, and Quilvest, or their respective designees, pro rata based upon the respective applicable percentage interests in the series A preferred stock of Littlejohn and Quilvest, a management fee for each annual period ended on August 31, in an amount determined by Littlejohn and us, but not to exceed $500,000. The management fee is payable on the last business days in February and August of each year and continues so long as Littlejohn has the right to elect a majority of the members of our Board, whether through the ownership of securities, by contract or otherwise. The management fee will not be paid (and will not accrue), if:

  . At the time of payment of the management fee we would be in violation of the financial covenants contained in our senior credit facility; or

  . Our Board determines that the payment of the management fee is reasonably likely to result in our not being able to achieve our budgeted earnings before interest, taxes, depreciation and amortization for the applicable fiscal year.

Overadvance Fee

  To induce Littlejohn to guarantee up to $5 million of the funds lent to us pursuant to an overadvance under our senior credit facility, we agreed to pay to Littlejohn a fee calculated at a rate of 8% per annum of the actual amount of such overadvance outstanding from time to time which Littlejohn is then required to guarantee. The overadvance fee is payable quarterly in arrears commencing three months after the first day in which there is an overadvance pursuant to the senior credit facility and only with respect to such days in which there is an overadvance. We are not required to pay an overadvance fee to the extent that, at the time of the payment, or after giving effect to the payment, we are, or would be, in violation of the financial covenants contained in the senior credit facility. In this case, any such overadvance fee will accrue and be payable as soon as possible. Littlejohn and Quilvest have entered into a contribution agreement pursuant to which Quilvest has agreed to reimburse Littlejohn for 20% of the actual amount of any overadvance funded by Littlejohn in exchange for which Quilvest will receive from Littlejohn 20% of any overadvance fee that Littlejohn receives from us. The overadvance fee arrangement will be amended as provided in the new stockholders agreement.

Expiration

  The shareholders agreement terminates on the earliest of:

  .  February 18, 2010;

  . The mutual agreement of the parties which in the aggregate beneficially own a majority of our common stock issued or issuable upon conversion of the preferred stock or upon exercise of the warrants to purchase the series A preferred stock; or

  . The sale of 90% or more of the common stock issued or issuable upon conversion of the preferred stock or upon the exercise of warrants to purchase series A preferred stock, to a person which is not a permitted transferee under the shareholders agreement.

                        THE NEW STOCKHOLDERS AGREEMENT

  The following is a brief summary of the material provisions of the new stockholders agreement. The following summary is qualified in its entirety by reference to the stockholders agreement, which we have included as Appendix B to this proxy statement and which we incorporate by reference into this document. We encourage you to read the new stockholders agreement in its entirety.

The Parties; Effectiveness

  The parties to the new stockholders agreement are Littlejohn, Quilvest and Pameco Acquisition. We will become a party to the new stockholders agreement as successor to Pameco Acquisition at the effective time of

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

the merger. At the effective time of the merger, the new stockholders agreement will supersede and replace the shareholders agreement in its entirety.

Certain Matters Relating to Pameco Acquisition and the Merger

  Littlejohn subscribed for 80% of the outstanding common stock of Pameco Acquisition, and Quilvest subscribed for the remaining 20%. Littlejohn and Quilvest have agreed to vote their shares of Pameco Acquisition in favor of adopting and approving the merger agreement. The board of directors of Pameco Acquisition will consist of four directors, three of whom will be nominated by Littlejohn and one of whom will be nominated by Quilvest. Prior to the effective time of the merger, neither Littlejohn nor Quilvest will be permitted to sell, transfer, pledge or assign its shares of Pameco Acquisition, except to an affiliate who executes an instrument agreeing to be bound by the terms of the new stockholders agreement.

Voting Arrangements

  After the effective time of the merger, Quilvest has agreed that it will vote all voting securities beneficially owned by it in accordance with written instructions received from Littlejohn. In the absence of receipt of such instructions as to how to vote with respect to a particular matter, Quilvest is required to refrain from voting its voting securities on such matter. Quilvest has granted Littlejohn an irrevocable proxy to exercise such voting rights.

Transfers

  Subject to certain exceptions, after the effective time of the merger, each of Littlejohn and Quilvest has agreed that it will not transfer any of its securities beneficially owned by it. Under certain circumstances, after the effective time of the merger, Quilvest has "tag-along" rights to participate in a sale of securities by Littlejohn. In addition, Littlejohn has "drag-along" rights under certain circumstances to require Quilvest to participate in a sale of securities by Littlejohn after the effective time of the merger.

Directors

  The new stockholders agreement requires that our Board have between five and nine directors at all times after the effective time of the merger. At the effective time of the merger, our Board will have eight directors. Commencing at the effective time of the merger the Board will consist of the following directors: the chief executive officer, two nominees of Quilvest, at least one of whom will not be an affiliate of Quilvest, and five nominees of Littlejohn, at least one of whom will not be an affiliate of Littlejohn.

Management Fee

  Commencing on August 31, 2001, we will be required to pay to Littlejohn & Co., LLC, an affiliate of Littlejohn, and Quilvest, or their respective designees, pro rata based upon their respective applicable percentage equity interests, a management fee for each annual period ended on August 31, in an amount determined by Littlejohn and us, but not to exceed $500,000. The management fee is payable on the last business days in February and August of each year. The management fee will not be paid (and will not accrue), if at the time of payment of the management fee we would be in violation of the financial covenants contained in our senior credit facility.

Overadvance Fee

  Until our senior credit facility is amended to temporarily increase (until June 30, 2001) the overadvance line from $5 million to $15 million, we will pay the overadvance fee to Littlejohn as provided in the Shareholders Agreement. Littlejohn will then pay 20% of such overadvance fee to Quilvest as provided in the contribution agreement described above. Following the increase in the amount of the overadvance, we will pay 80% of the overadvance fee to Littlejohn and 20% of the overadvance fee to Quilvest. The overadvance fee is payable quarterly in arrears commencing three months after the first day in which there is an overadvance pursuant to the senior credit facility and only with respect to such days in which there is an overadvance. We will not be required to pay an overadvance fee to the extent that, at the time of the payment, or after giving effect to the payment, we are, or would be, in violation of the financial covenants contained in the senior credit facility. In this case, any such overadvance fee will accrue and be payable as soon as possible.

Expiration

  The new stockholders agreement terminates on the earliest of:

  .  March 6, 2011;

  . The mutual agreement of the parties which in the aggregate beneficially own a majority of our common stock issued or issuable upon conversion of the preferred stock or upon exercise of the warrants to purchase the series A preferred stock;

  . The sale of 90% or more of the securities to a person which is not an affiliate of Littlejohn or a permitted transferee of Quilvest under the new stockholders agreement; or

  .  The termination of the merger agreement in accordance with its terms.

                               OTHER AGREEMENTS

Registration Rights Agreement

  We are party to a registration rights agreement, dated February 18, 2000, with Littlejohn and Quilvest. Under the terms of the registration rights agreement, Littlejohn is currently entitled to, and after February 18, 2005, Quilvest will be entitled to, demand that we register their shares under the Securities Act, subject to limitations. Subject to limited exceptions, we are not required to effect more than three demand registrations for Littlejohn and one demand registration for Quilvest. In addition, in the event that we propose to register any shares of common stock under the Securities Act, either for our account or for stockholders, Littlejohn and Quilvest are entitled to include their shares therein, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, Littlejohn may require us to file registration statements under the Securities Act on Form S-3, not more than once per calendar year. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by holders included in such registration. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. We are also required to indemnify Littlejohn and Quilvest for any losses, claims or damages arising out of any untrue statement of any material fact contained in any registration statement filed by us, with certain limitations and exceptions. Registration of any of the shares of common stock held by Littlejohn or Quilvest would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

  Under the terms of the new stockholders agreement the registration rights agreement will terminate at the effective time of the merger.

Term Sheet

  On January 16, 2001, Littlejohn and Quilvest entered into a term sheet regarding the offer to acquire all of our outstanding common stock. The term sheet was amended on February 7, 2001. The term sheet provides that the parties will form and capitalize Pameco Acquisition, with Littlejohn and Quilvest contributing 80% and 20%, respectively, of the capital of Pameco Acquisition, including funds for the merger consideration. After the merger, Littlejohn and Quilvest would own that percentage of our equity in proportion to the aggregate amount invested by each party in Pameco (as of January 16, 2001: 80.833%--Littlejohn and 19.167%--Quilvest). The term sheet contains certain other covenants including an agreement by Littlejohn and Quilvest to amend the shareholders agreement and the Schedule 13D, as amended, on file with the SEC, and to pay its respective expenses pending consummation of the merger. Upon consummation of the merger, the term sheet anticipates that (1) Pameco Acquisition will reimburse Littlejohn and Quilvest for their respective reasonable expenses,
(2) Pameco Acquisition will pay to Quilvest the full amount of the merger consideration, without deduction or offset whatsoever (including with respect to taxes) and (3) Pameco Acquisition will release and discharge Quilvest from any claims it may have against Quilvest with respect to any taxes which may be required to be paid by or with respect to Quilvest in connection with its receipt of the merger consideration. The term sheet will become null and void upon termination of the merger agreement, unless extended by mutual agreement by the parties.

                              REGULATORY MATTERS

  We do not believe that any material federal or state regulatory approvals, filings or notices are required by Pameco in connection with the merger other than such approvals, filings or notices required under federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

        PARTIES TO THE MERGER AGREEMENT AND NEW STOCKHOLDERS AGREEMENT

Pameco

  We are one of the largest distributors of heating, ventilation and air conditioning (HVAC) systems and equipment and refrigeration products in the United States, and have predecessor corporations dating back to 1931. As of March 30, 2001, we operated 287 branches in 47 states and Guam. Our products include a complete range of central air conditioners, heat pumps, furnaces, and parts and supplies for the residential market and condensing units, compressors, evaporators, valves, walk-in coolers and ice machines for the commercial market.

  Our common stock is traded on the OTC Bulletin Board under the symbol "PAMC." Information about us is available on our World Wide Web site on the Internet at www.pameco.com. Our principal address is 651 Corporate Circle, Golden, Colorado 80401 and our telephone number is 303-568-1200.

Pameco Acquisition

  Pameco Acquisition was incorporated in Delaware in February 2001 in connection with the proposed merger. Pameco Acquisition has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of Pameco Acquisition is c/o Littlejohn & Co., L.L.C., 115 East Putnam Avenue, Greenwich, Connecticut 06830 and its telephone number is (203) 552-3500.

Littlejohn and Quilvest

  Littlejohn is a Delaware limited partnership and Littlejohn Associates II, L.L.C., a Delaware limited liability company, is the general partner of Littlejohn. Mr. Angus C. Littlejohn, Jr., one of our directors, is the manager of Littlejohn Associates. Littlejohn & Co., L.L.C., a Delaware limited liability company, provides certain investment advisory and management services to Littlejohn. The principal office and business address of Littlejohn is c/o Littlejohn & Co., L.L.C., 115 East Putnam Avenue, Greenwich, Connecticut 06830. Its phone number is (203) 552-3500.

  Quilvest is a subsidiary of Quilvest Overseas Ltd., a British Virgin Islands international business company. The principal business of Quilvest and its parent company is the making of direct and indirect equity and debt investments in various parts of the world and in the United States. Quilvest Overseas is a subsidiary of Quilvest S.A., a Luxembourg holding company. The principal office and business address of Quilvest is Craigmuir Chambers, P.O. Box 71, Road Town Tortola, British Virgin Islands. Its telephone number is
       .

  In February 2000, Littlejohn and Quilvest entered into a series of agreements with us for the purpose of recapitalizing Pameco. The agreements include the securities purchase agreement pursuant to which Littlejohn and Pameco purchased in a series of closings in the aggregate:

  . 140,000 shares of our series A preferred stock and warrants to purchase 140,000 shares of our series A preferred stock for an aggregate purchase price of $35.0 million,

  . 62,500 shares of our series B preferred stock for an aggregate purchase price of $12.5 million, and

  . 62,500 shares of our series C preferred stock for an aggregate purchase price of $12.5 million.

  In connection with the securities purchase agreement and the recapitalization, we entered into the shareholders agreement with Littlejohn, Quilvest and Mr. de Vogel. Under the terms of the shareholders agreement, the Board is required to have nine members at all times, and Littlejohn and Quilvest have the right to nominate five persons and one person, respectively, to stand for election to serve as directors of Pameco. Each of Mr. Littlejohn, Mr. Klein, Mr. Feeley, Mr. Weyher and Mr. Walker, is a director of Pameco and a nominee of Littlejohn. Mr. de Vogel is a director and the nominee of Quilvest.

  Under the terms of the shareholders agreement Quilvest and Mr. de Vogel have agreed to vote all of their preferred stock and common stock at any meeting of our stockholders in accordance with written instructions received from Littlejohn. In the absence of written instructions with respect to a particular matter, Quilvest and de Vogel are required to refrain from voting. As of March 30, 2001:

  . Littlejohn owned 112,000 shares of our series A preferred stock, 52,500 shares of our series B preferred stock and 50,000 shares of our series C preferred stock, which in the aggregate are convertible into 12,900,447 shares of our common stock;

  . Littlejohn owned warrants to purchase 112,000 additional shares of our series A preferred stock, which in the aggregate are convertible into 3,733,333 shares of our common stock;

  . Quilvest owned 28,000 shares of our series A preferred stock, 10,000 shares of our series B preferred stock and 12,500 shares of our series C preferred stock, which in the aggregate are convertible into 3,040,200 shares of our common stock;

  .  Quilvest owned 616,667 shares of our common stock;

  . Quilvest owned warrants to purchase 28,000 additional shares of our series A preferred stock, which in the aggregate are convertible into 933,333 shares of our common stock; and

  .  Mr. de Vogel owned 40,793 shares of our common stock.

  As a result of its stock ownership and its power to direct the vote of all of the preferred stock and common stock owned by Quilvest and Mr. de Vogel, as of March 30, 2001, Littlejohn held 87% of the combined voting power of our outstanding common stock and preferred stock.

                       DIRECTORS AND EXECUTIVE OFFICERS

  Dixon R. Walker, President, Chief Executive Officer and a Director of Pameco, joined Pameco in April 2000. Prior to that time, Mr. Walker was the President and Chief Executive Officer of Jannock Limited from 1999 to March 2000. Prior to joining Jannock Limited, Mr. Walker was a management consultant at MacMillan Bloedel in 1998. From 1993 until 1997, Mr. Walker was a Senior Vice President at Johns Manville Corporation where he was employed for 28 years. Mr. Walker is a nominee of Littlejohn pursuant to the shareholders agreement.

  Stephen C. Hileman, Chief Financial Officer of Pameco, joined Pameco in December 2000. Prior to that time, Mr. Hileman was employed by Bimbo Bakeries USA as an Executive Vice President from July 1998 through October, 2000, as Senior Vice President from July 1996 until July 1998, and Vice President from October 1991 until July 1996.

  Grantland E. McGee, Jr., Senior Vice President Operations of Pameco, joined Pameco in September 1999. Prior to that time, Mr. McGee was Vice President of Operations at Auto Zone from September 1984 until joining Pameco.

  Kevin J. Nohelty, Senior Vice President Supply Chain of Pameco, joined Pameco in January 2000. Prior to that time, Mr. Nohelty was General Manager of Logistics at Timberland Company from April 1994 until joining Pameco.

  John R. Monark, Vice President Human Resources of Pameco, joined Pameco in June 2000. Prior to that time, Mr. Monark was Vice President Human Resources of CH2M HILL from June 1996 until June 2000.

  Thomas E. Cook, Vice President and Chief Information Officer of Pameco, joined Pameco in June 2000. Prior to that time, Mr. Cook was Vice President and Chief Information Officer with Jannock Limited, Toronto, Canada from May 1999 through March 2000 and was Vice President and Chief Information Officer with Johns Manville Corporation from January 1975 through December 1998.

  W. Michael Clevy has served as a Director of Pameco since 1999. He currently serves as President and Chief Executive Officer of Desa International, a position he has held since November 1999. Prior to such time, Mr. Clevy served as President and Chief Executive Officer of International Comfort Products, beginning in September 1994.

  Edmund J. Feeley has served as a Director of Pameco since February 2000. Mr. Feeley is currently a Managing Director of Littlejohn & Co., L.L.C., which he joined in November 1998. Littlejohn & Co., L.L.C. manages private equity funds focusing on control investments in under-performing companies. Prior to joining Littlejohn, Mr. Feeley worked with Fleer Corporation ("Fleer"), a company that manufactures, markets and distributes collectible sports and entertainment trading cards, starting in March 1996. Thereafter, Mr. Feeley served from May 1996 through November 1998 as Fleer's President and Chief Operating Officer to lead a turnaround of the operations. As part of the reorganization of Marvel Entertainment Group, Inc. ("Marvel"), Fleer filed a Chapter 11 reorganization petition in December 1996. Marvel and Fleer emerged from reorganization proceedings in October 1998 and Fleer was sold in January 1999. He is currently Chairman of the Board of Directors and a Director of Jerr-Dan Corporation, a privately-held company. Mr. Feeley is a nominee of Littlejohn pursuant to the shareholders agreement.

  Michael Ira Klein has served as a Director of Pameco since February 2000. Mr. Klein is President of Littlejohn & Co., L.L.C., a position he has held since August of 1996. Prior to such time and beginning in 1995, Mr. Klein was a private investor and a Director of S&S Industries, Inc., a privately- held company. He currently sits on the Boards of Directors of General Trailers, Ltd., in the United Kingdom; and of Perfect Fit Industries, Inc., Durakon Industries, Inc., Jerr-Dan Corporation, Keystone Automotive Operations, Inc., and DriverFx.com, Inc., each of which is a private corporation. Mr. Klein is a nominee of Littlejohn pursuant to the shareholders agreement.

  Angus C. Littlejohn, Jr. has served as a Director of Pameco since February 2000. Mr. Littlejohn has been the Chairman and Chief Executive Officer of Littlejohn & Co., L.L.C. since August 1996. Prior to such time and beginning in 1988, Mr. Littlejohn was a Partner at Joseph Littlejohn & Levy, a private equity firm, in New York, New York. Mr. Littlejohn currently serves as a Director of General Trailers, Ltd., in the United Kingdom; and Perfect Fit Industries, Inc., Durakon Industries, Inc. and Jerr-Dan Corporation, each of which is a private corporation. Mr. Littlejohn is a nominee of Littlejohn pursuant to the shareholders agreement.

  Harry F. Weyher III has served as a Director of Pameco since February 2000. Mr. Weyher has been the Executive Vice President of Littlejohn & Co., L.L.C. since August 1996. Prior to that time, from 1990 to 1996, he was the Chief Financial Officer of Gerald Metals, Inc., a privately-held metals trading and processing firm. Mr. Weyher is a Director of General Trailers, Ltd., in the United Kingdom; and Perfect Fit Industries, Inc. and Durakon Industries, Inc. Mr. Weyher is a nominee of Littlejohn pursuant to the shareholders agreement.

  Willem F.P. de Vogel has been a Director of Pameco since 1999. He has been the President of Three Cities Research, Inc. (TCR) since 1977 and was previously a Director of Pameco from 1992 until 1996. Mr. de Vogel also serves as a Director of Computer Associates International, Inc. and Morton Industrial Group, Inc. Mr. de Vogel was appointed to the Board of Directors of Pameco due to his relationship with TCR and Quilvest. Mr. de Vogel is the nominee of Quilvest pursuant to the shareholders agreement.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2001, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock,
(2) each of our directors and executive officers, and (3) all of our directors and executive officers as a group (13 persons). Except as set forth in the table, the business address of each person is c/o Pameco Corporation, 651 Corporate Circle, Suite 200, Golden, Colorado 80401.

                                     Amount and Nature of         Percent
Name                              Beneficial Ownership(1)(2) Beneficially Owned
----                              -------------------------- ------------------
W. Michael Clevy(3).............                 742                  *
Thomas E. Cook(4)...............              17,667                  *
Ian Currie(5)...................                 --                  --
Willem F. P. de Vogel(6)........              47,093                  *
Edmund J. Feeley(7).............                 --                  --
Stephen C. Hileman(8)...........             166,667                  *
Michael Ira Klein(7)............                 --                  --
Angus C. Littlejohn, Jr.(7)(9)..          21,264,773                85.0%
Grantland E. McGee, Jr.(10).....             183,334                  *
John R. Monark(11)..............              16,667                  *
Kevin J. Nohelty(12)............             166,667                  *
Dixon R. Walker(13).............             763,332                 3.1%
Harry F. Weyher III(7)..........                 --                  --
Directors and executive officers
 as a group (13
 persons)(9)(14)(15)............          22,579,849                90.2%
Littlejohn Fund II, L.P.(7)(9)..          21,264,773                85.0%
Littlejohn Associates II,
 L.L.C.(7)(9)...................          21,264,773                85.0%
Quilvest American Equity
 Ltd.(15).......................           4,590,200                18.4%

--------

*Less than one percent.

 (1) Assumes conversion to common stock of all outstanding shares of series A preferred stock, series B preferred stock and series C preferred stock.
 (2) Includes the shares of our common stock which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares").
 (3) Includes 567 Option Shares. Mr. Clevy's business address is c/o DESA International, Inc., 236 Public Square, Suite 103, Franklin, Tennessee 37064.
 (4) Includes 16,667 Option Shares.
 (5) Mr. Currie's business address is c/o Fraser Milner Casgrain, 1 First Canadian Place, 100 King Street West, Toronto MSX 1B2 Ontario, Canada.
 (6) Includes 6,300 shares held by Mr. de Vogel's minor children. Mr. de Vogel shares voting and disposition powers with respect to the 6,300 shares held by his minor children with his wife. Mr. de Vogel shares voting and disposition power with respect to 40,793 shares with Littlejohn Fund II, L.P., Littlejohn Associates II, L.L.C. and Mr. Littlejohn. Mr. de Vogel's business address is 650 Madison Avenue, 24th Floor, New York, New York 10022
 (7) Such person's business address is c/o Littlejohn & Co., L.L.C., 115 East Putnam Avenue, Greenwich, Connecticut 06830.
 (8) Includes 166,667 Option Shares.
 (9) Includes 3,733,333 shares of common stock which may be obtained by the exercise of warrants to purchase 112,000 shares of series A preferred stock that are convertible on a 1-for-100 basis into common stock. Also includes the 4,590,200 shares as to which beneficial ownership is shared with Quilvest American Equity Ltd. and 40,793 shares as to which beneficial ownership is shared with Mr. de Vogel.
(10) Includes 183,334 Option Shares.
(11) Includes 16,667 Option Shares.

(12) Includes 166,667 Option Shares.
(13) Includes 763,332 Option Shares.
(14) Includes 1,313,901 Option Shares.
(15) Includes 933,333 shares which may be obtained upon the exercise of warrants to purchase 28,000 shares of series A preferred stock that are convertible on a 1-for-100 basis into common stock. The address of Quilvest American Equity Ltd. is P.O. Box 71, Road Town, Tortola, British Virgin Islands.

                       COMMON STOCK PURCHASE INFORMATION

  None of Pameco, its directors or executive officers, Pameco Acquisition, Quilvest and its affiliates or Littlejohn and its affiliates, has engaged in any transaction with respect to Pameco common stock within 60 days of the date of this proxy statement.

  Pameco did not purchase any Pameco common stock in fiscal years 2001, 2000 or 1999.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Our common stock was listed on the New York Stock Exchange from June, 1997,
through December   , 2000 under the symbol "PCN." On December 29, 2000, our
stock began trading on the OTC Bulletin Board under the symbol "PAMC." The following table sets forth, for the fiscal quarters indicated, the high and low trading prices per share of Pameco common stock as quoted on the New York Stock Exchange composite tape from March 1, 1998 through December 28, 2000,
and the OTC Bulletin Board commencing on December 29, 2000 through         ,
2001. The prices have been adjusted for stock dividends and stock splits.

                                                                  High   Low
                                                                 ------ ------
      2000:
       First Quarter............................................    24  16 1/2
       Second Quarter........................................... 29 1/4 19 11/16
       Third Quarter............................................    21     12
       Fourth Quarter........................................... 13 1/8  9 15/16
      2001:
       First Quarter............................................    12   7 1/2
       Second Quarter...........................................  8 1/4     3
       Third Quarter............................................  3 1/2 11 13/16
       Fourth Quarter...........................................  1 3/4    1/8
      2002:
       First Quarter............................................

  On January 12, 2001, the last full trading day prior to the public announcement of the receipt of the offer which lead to signing of the merger agreement, the closing sale price of our common stock as quoted on the OTC Bulletin Board was $.1875 per share and the high and low trading prices per share of our common stock as quoted on the OTC Bulletin Board were $.1875 and
$.1875, respectively. On            , 2001, the most recent practicable date
prior to the date of this proxy statement, the closing price of our common
stock reported on the OTC Bulletin Board was $   . You are urged to obtain
current market quotations for our common stock prior to making any decision with respect to the proposed merger.

  As of March 30, 2001, there were approximately   .   holders of record of
our common stock, as shown on the records of our transfer agent. As of March 30, 2001, shares of our preferred stock were held by the following record holders, as shown on the records of our transfer agent:

                                                      Series A Series B Series C
                                                      -------- -------- --------
      Littlejohn Fund II, L.P........................ 112,000   52,500   50,000
      Quilvest American Equity Ltd...................  28,000   10,000   12,500

Dividends

  During the periods presented above, we have not paid any dividends. The merger agreement and our credit agreements limit our ability to pay dividends on our common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

  . Certain statements, including possible or assumed future results of operations of Pameco, contained in "Special Factors--Background of the Merger;" "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger," "--Opinions of Financial Advisors" and "--Certain Projections Provided to Financial Advisors," including any forecasts or projections, and certain statements incorporated by reference from documents filed by us with the SEC and any statements made herein or therein regarding our plans for future business development, industry position and industry condition, our financial condition and structure and our abilities to engage in an acquisition program as well as the outcome thereof;

  . Any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects" or similar expressions; and

  . Other statements contained or incorporated by reference into this proxy statement regarding matters that are not historical facts.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement.

  Among the factors that could cause actual results to differ materially are:

  .  Changes in economic conditions generally;

  . Risks associated with our not being able to successfully implement new strategies;

  . The risks that new acquisitions, if any, will not be successfully integrated into Pameco;

  .  The seasonality and cyclicality of our sales;

  .  Our competition;

  .  Our dependence on supplier relationships;

  .  The increased presence of buying groups;

  .  Risks related to our borrowings; and

  . Other risks detailed from time to time in our reports filed with the SEC.

  The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Please refer to our SEC filings incorporated into this proxy statement by reference, for a description of such factors.

                               OTHER INFORMATION

Proposals by Our Stockholders

  If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in July, 2001. In that case, you would continue to be entitled to attend and participate in our stockholder meetings.

  If the merger is not completed, any stockholder proposal submitted to us for inclusion in our proxy statement for our annual meeting in 2001 pursuant to Rule 14a-8 under the Exchange Act must have been received by us at our principal executive offices, 651 Corporate Circle, Golden, Colorado 80401, before the close of business on February 23, 2001.

  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2001 annual meeting of stockholders but not submitted for inclusion in the proxy statement for that meeting unless notice of the matter is received by us at our principal executive office not later than May 8, 2001 and certain other conditions of the applicable SEC rules are satisfied.

  SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals meeting the requirements of applicable SEC rules.

Independent Auditors

  The consolidated financial statements from our amended Annual Report on Form 10-K/A for the year ended February 29, 2000, which is attached to this proxy statement as Appendix E, have been audited by Ernst & Young, LLP, independent accountants, as stated in its reports with respect to our financial statements.

Where You Can Find More Information

  As required by law, we file reports, proxy statements and other information with the SEC. Because the proposed merger is a "going private" transaction, we, Pameco Acquisition, Littlejohn and Quilvest have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3 and the reports, proxy statements and other information that we file with the SEC contain additional information about us. You may read and copy this information at the following offices of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, DC 20549
                           New York Regional Office 7 World Trade Center Suite 1300 New York, NY 10048
                                                        Chicago Regional
                                                        Office 500 West
                                                        Madison Street Suite
                                                        1400 Chicago, IL 60661

  For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

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                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            PAMECO ACQUISITION, INC.

                                      AND

                               PAMECO CORPORATION

                           DATED AS OF MARCH 6, 2001

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--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 6, 2001, is entered into by and between PAMECO ACQUISITION, INC., a Delaware corporation ("Merger Sub") and PAMECO CORPORATION, a Delaware corporation (the "Company").

  WHEREAS, Littlejohn Fund II, L.P., a Delaware limited partnership ("Littlejohn"), and Quilvest American Equity Ltd., a British Virgin Islands international business company ("Quilvest," and together with Littlejohn, the "Investors," and individually, each an "Investor") together own approximately 87.25% of the outstanding common stock, par value $0.01 per share of the Company (the "Company Common Stock") (assuming conversion of all shares of Company Preferred Stock (as defined in Section 3.2 hereof));

  WHEREAS, the Investors own all of the outstanding capital stock of Merger Sub, which has been formed solely for the purpose of acquiring all of the outstanding shares of Company Common Stock;

  WHEREAS, it is the intention of the parties that Merger Sub shall merge with and into the Company (the "Merger"), with the Company being the surviving corporation;

  WHEREAS, a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect financial interest in the transactions contemplated hereby) has unanimously determined, and the Board of Directors of the Company has unanimously determined, that the Merger is fair to, advisable for and in the best interests of the Company and its stockholders that are unaffiliated with the Investors, and each of the Special Committee and the Board of Directors of the Company has approved this Agreement and recommended its adoption by the stockholders of the Company;

  WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

  Section 1.1. The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects set forth in this Agreement and in the DGCL (including Section 259 thereof).

  Section 1.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed in the Department of State of the State of Delaware, or, if specified in the Certificate of Merger, at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree (the time the Merger becomes effective being the "Effective Time").

  Section 1.3. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Philadelphia time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, on a date to be specified by the parties which shall be no later than the third business day following satisfaction or waiver of the conditions provided in Article 6, or at such other date, time and place as Merger Sub and the Company shall agree (the "Closing Date").

  Section 1.4. Certificate of Incorporation and Bylaws. Pursuant to the Merger, the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger, until thereafter changed or amended as provided therein and in accordance with applicable law; provided, that Article VI, Section 1 of the Certificate of Incorporation shall be amended by resolution of the Board of Directors of the Company to delete in its entirety the first sentence thereof and insert in its place the following:

    The properties, business and affairs of the Company shall be managed and controlled by a Board of Directors, which shall consist of between five (5) and nine (9) directors.

  Section 1.5. Officers and Directors. The officers and directors of the Company shall be the officers and directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

                 EFFECT OF THE MERGER ON CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  Section 2.1. Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of either Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any shares of Company Preferred Stock (as defined in Section 3.2 hereof):

  (a) Company Common Stock. With the exception of (i) shares of Company Common Stock held by a holder who has taken all actions required by Section 262 of the DGCL to be taken prior to the Effective Time in order to maintain such holder's right to appraisal of such shares under the DGCL ("Dissenting Shares") and (ii) shares of Company Common Stock canceled and retired pursuant to Section 2.1(d), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $0.45 in cash without interest (the "Merger Consideration"), and when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (the "Merger Convertible Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with Section 2.4.

  (b) Company Preferred Stock. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (each as defined in Section 3.2) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding as capital stock of the Surviving Corporation and shall not be converted, exchanged or canceled in the Merger.

  (c) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share of Merger Sub ("Merger Sub Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the nearest higher whole number to the quotient of (a) the number of shares of Company Common Stock outstanding at the Effective Time, divided by (b) 10.

  (d) Company Common Stock to be Canceled and Retired. Each share of Company Common Stock that is owned immediately prior to the Effective Time by (i) the Company (where such shares constitute treasury stock in the hands of the holder thereof ("Treasury Stock")), (ii) Merger Sub or (iii) a Subsidiary of the Company shall be canceled and retired and shall cease to exist, no consideration shall be delivered in exchange therefor, and the holder thereof shall cease to have any rights with respect to any certificates representing any such shares. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power of such entity under ordinary circumstances.

  Section 2.2. Dissenting Shares.

  (a) Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but the holder thereof shall instead be entitled to such rights as are afforded under the DGCL with respect to such holder's Dissenting Shares, unless upon or after the Effective Time such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal.

  (b) If upon or after the Effective Time, any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses such holder's right to appraisal, the Dissenting Shares of such holder shall represent the right to receive the Merger Consideration, in accordance with Section 2.1(a).

  (c) The Company shall provide Merger Sub (i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by or on behalf of the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 2.3. Treatment of Options and Warrants.

  (a) Pursuant to the Merger, at the Effective Time, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") will, with respect to each share of Company Common Stock subject thereto, become an option to receive the Merger Consideration on payment of the exercise price thereof, and will otherwise remain outstanding in accordance with its terms; provided, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, if the exercise price per share under any Company Stock Option exceeds the Merger Consideration, then that Company Stock Option will be terminated automatically and will cease to exist as of the Effective Time.

  (b) Pursuant to the Merger, at the Effective Time, each outstanding warrant to purchase shares of Series A Preferred Stock (as defined in Section 3.2) (a "Company Warrant") shall remain outstanding as warrants to purchase capital stock of the Surviving Corporation and shall not be converted, exchanged or canceled in the Merger.

  (c) Prior to the Effective Time, the Company shall use its commercially reasonable efforts, to the extent permitted by law and the applicable stock plans agreements, underlying stock option plans and warrant agreements: (i) to obtain any consents from holders of the Company Stock Options and (ii) to make any amendments to the terms of the Company Stock Options and any options granted thereunder that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this Section 2.3.

  Section 2.4. Exchange of Certificates.

  (a) Exchange Agent. Prior to the Effective Time, Merger Sub shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Merger Sub shall have deposited with the Exchange Agent, for the benefit of the holders of Merger Convertible Shares, for exchange in accordance with this Section 2.4, the aggregate amount of cash payable pursuant to Section 2.1(a) hereof in exchange for outstanding Merger Convertible Shares (the "Exchange Fund").

  (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of Merger Convertible Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Merger Convertible Shares shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of one or more certificates for Merger Convertible Shares, together with a properly completed and duly executed letter of transmittal, and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of Merger Convertible Shares represented by such certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which a certificate surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each certificate for shares of Company Common Stock (with the exception of (i) Dissenting Shares, (ii) Company Common Stock held by Subsidiaries or Merger Sub, and (iii) Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 2.1(a). No interest will be paid or will accrue on any amount payable as Merger Consideration.

  (c) No Further Ownership Rights in the Company Stock. The Merger Consideration paid upon the surrender for exchange of certificates for Merger Convertible Shares in accordance with the terms of this Section 2.4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such certificates.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration to which such holders may be entitled.

  (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

  (f) Lost Certificates. In the event any certificate or certificates formerly representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2.4.

  (g) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Merger Convertible Shares such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law applicable to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Merger Convertible Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

  Section 2.5. Additional Agreements and Provisions. Upon the terms and subject to the conditions of this Agreement and subject to the fiduciary duties of the directors of the Company or of its directors constituting the Special Committee (as determined by such directors in good faith after consultation with counsel), each of the parties hereto shall use its best efforts (a) to cause its respective conditions set forth in Article 6 of this Agreement to be fulfilled and (b) to take, or cause to be taken, all additional action and to do, or cause to be done, all additional things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Merger Sub, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best efforts to challenge any action brought seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Merger Sub as follows:

  Section 3.1. Organization of the Company and its Subsidiaries. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all the requisite corporate power and authority to carry on its respective business as now being conducted and to own, lease, use and operate the respective properties owned and used by it. The Company and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its respective business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

  Section 3.2. Capitalization of the Company; Ownership. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, 3,100,178 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held as Treasury Stock. As of the date hereof, an aggregate of 265,000 shares of preferred stock of the Company are issued and outstanding, consisting of 140,000 issued and outstanding shares of Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share of the Company ("Series A Preferred Stock"), 62,500 shares of Series B Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share of the Company ("Series B Preferred Stock"), and 62,500 shares of Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share of the Company ("Series C Preferred Stock," and together with the Series A Preferred Stock and Series B Preferred Stock, the "Company Preferred Stock") and no shares of Company Preferred Stock are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than (a) options and other rights to receive or acquire an aggregate of 1,288,925 shares of Company Common Stock pursuant to the Company Stock Options, and (b) the Company Warrants to purchase 140,000 shares of Series A Preferred Stock issued by the Company to the

Investors on February 18, 2000. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries, except for the Shareholders Agreement, dated February 18, 2000, by and among the Company, Littlejohn, Quilvest and de Vogel, and the Voting Agreement, dated February 18, 2000, by and among the Company, Littlejohn and Terbem.

  Section 3.3. Subsidiaries of the Company. Subject to certain liens and security interests in favor of (i) Fleet pursuant to the Loan Agreement (as such terms are defined in Section 6.3(d)), and (ii) Subordinated Note Holders pursuant to the Note Agreement (as each of those terms is defined in Section 6.3(f)), all outstanding shares of capital stock or other equity interests of each Subsidiary are owned by the Company, free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than as previously disclosed to Merger Sub, the Company does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

  Section 3.4. No Conflict.

  (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (ii) except as previously disclosed to Merger Sub, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or
(iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

  (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than filings required by the Securities Exchange Act of 1934, as amended, and including the rules and regulations promulgated thereunder (the "Exchange Act"), with respect to the meeting of the stockholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby, and the filing of the Certificate of Merger as contemplated by Section 1.2, except for any consent, approval or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, would not have, individually or in the aggregate, a Material Adverse Effect.

  Section 3.5. Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of the Company's stockholders other than Merger Sub and/or the stockholders of Merger Sub (the "Public Stockholders"). The Company has taken all action necessary to exempt the Merger and the other transactions contemplated hereby with Merger Sub and its affiliates from the operation of Section 203 of the DGCL (the "Business Combination Statute"). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

  Section 3.6. Fairness Opinion and Approval by the Special Committee. On or prior to the date hereof, the Special Committee (a) determined that the Merger is fair to and in the best interest of the Public Stockholders and (b) recommended that the Board of Directors of the Company approve and authorize this Agreement and declare its advisability. The Special Committee has received an opinion of McDonald Investments, Inc. (the "Advisor") to the effect that, as of the date of such opinion, the consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view.

  Section 3.7. Brokers and Finders. Other than the Advisor, neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to the Advisor shall be paid by the Company.

  Section 3.8. SEC Documents; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since February 28, 1999 (the "SEC Documents"). As of their respective dates, except as previously disclosed to Merger Sub, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, and except as previously disclosed to Merger Sub, none of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as previously disclosed to Merger Sub, the consolidated financial statements of the Company contained or specifically incorporated by reference in the SEC Documents (including in each case any related notes and schedules) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations, cash flows and stockholders' equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

  Section 3.9. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since February 29, 2000 the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course, except for actions which individually and in the aggregate would not have a Material Adverse Effect. Without limiting the generality of the foregoing, since February 29, 2000, except as disclosed in the SEC Documents or as previously disclosed to Merger Sub, there has not occurred: (i) any event, change, or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (ii) any change by the Company or any of its Subsidiaries in accounting principles or methods. Since February 29, 2000, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

  Section 3.10. Vote Required. The affirmative vote of the holders of Company Common Stock and Company Preferred Stock representing a majority of the shares of Company Common Stock outstanding (assuming conversion of all outstanding shares of Company Preferred Stock) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement.

  Section 3.11. Litigation. Except to the extent disclosed in the SEC Documents or as otherwise previously disclosed to Merger Sub, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

  Section 4.1. Organization and Authority of Merger Sub. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was incorporated solely for the purpose of merging with and into the Company, and since its incorporation, it has conducted no business of any kind whatsoever other than in connection with the transactions contemplated hereby.

  Section 4.2. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 10,000 shares of Merger Sub Common Stock, of which 10 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

  Section 4.3. Authorization. Merger Sub and the Investors, each individually, has all corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Merger Sub and the Joinder attached to this Agreement by the Investors and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub and the Investors, respectively. This Agreement has been duly executed and delivered by Merger Sub and the Joinder by each of the Investors and, assuming the due authorization, execution and delivery hereof by the Company, each constitutes the valid and binding obligation of Merger Sub or each of the Investors, as the case may be, enforceable against Merger Sub and each of the Investors, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

  Section 4.4. Brokers and Intermediaries. Merger Sub has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

  Section 4.5. Available Funds. On the Closing Date Merger Sub shall have sufficient funds to pay the aggregate Merger Consideration.

  Section 4.6. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Merger Sub, threatened against or affecting, Merger Sub that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or materially impair the ability of Merger Sub to consummate the Merger or the other transactions contemplated hereby.

  Section 4.7. Merger Sub's Operation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

  Section 4.8. Merger Sub and Investor Information. None of the information supplied or to be supplied by Merger Sub or any Investor for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.6(a)), at the time filed with the SEC and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Company Common Stock and at the time of the Special Meeting (as defined in Section 5.7), will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

  Section 4.9. Governmental and Other Consents and Approvals. No consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public Persons in the United States is required in connection with the execution or delivery by Merger Sub and the Investors of this Agreement or the consummation by Merger Sub of the Merger or the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the DGCL, (b) filings required under the Exchange Act and (c) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Merger Sub, the Investors or on the ability of Merger Sub to consummate the transactions contemplated hereby.

  Section 4.10. Payment of Merger Consideration. The Investors have sufficient financial resources to make capital contributions to Merger Sub necessary to permit, with the cash of the Company at the Closing, Merger Sub to fund the consummation of the transactions contemplated hereby, including, without limitation, to fund the payment of the Merger Consideration plus the expenses related to the Merger and the Investors have agreed so to fund Merger Sub.

                                   ARTICLE 5

                       CERTAIN COVENANTS AND AGREEMENTS

  Section 5.1. Conduct of Businesses. Prior to the Effective Time, except as expressly contemplated by any other provision of this Agreement or as required by applicable law, unless Merger Sub has consented in writing thereto, the
Company:

  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

  (b) shall use its best efforts, and shall cause each of its Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

  (c) shall promptly deliver to Merger Sub true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

  (d) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice; or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

  (e) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or
(ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

  (f) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business;

  (g) shall not, nor shall it permit any of its Subsidiaries to, agree to take any of the foregoing actions; and

  (h) subject to the fiduciary obligations set forth in Section 5.7, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the Merger.

  Section 5.2. Announcements. Neither the Company nor Merger Sub shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 5.2 to the contrary, Merger Sub, the Investors and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

  Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Merger Sub, and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.4. Directors' and Officers' Indemnification.

  (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

  (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.4(b) in excess of 200% of the annual premiums currently paid by the Company and provided further, however, that if the annual premiums for such insurance coverage exceed 200% of the annual premiums currently paid by the Company, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage that can be obtained for premiums that are 200% of the annual premiums currently paid by the Company.

  Section 5.5. Access to Information; Right of Inspection. From the date hereof until the Effective Time, the Company and each of its Subsidiaries will, during normal business hours, (a) give Merger Sub, its affiliates and their respective officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives full access to the offices, properties, warehouses and other facilities and to all contracts, internal reports, data processing files, books and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company, its Subsidiaries or at another location; (b) furnish promptly to Merger Sub or its affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (c) permit Merger Sub or its affiliates to make such inspections as they may reasonably require; (d) cause its officers to furnish Merger Sub and its affiliates such existing financial, operating and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Merger Sub or its affiliates from time to time may reasonably request, including without limitation financial statements and schedules; (e) allow Merger Sub and its affiliates the opportunity to interview such employees and other personnel of the Company and its Subsidiaries; and (f) otherwise instruct and cause the Company's and its Subsidiaries' employees, accountants, counsel and financial advisors to fully cooperate with Merger Sub in its investigation of the business of the Company and its Subsidiaries; provided, however, that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company herein.

  Section 5.6. Proxy Statement and Schedule 13E-3.

  (a) In connection with the Special Meeting (as defined in Section 5.7), the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the SEC and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to the Company's shareholders all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Proxy Statement, the Company shall consult with Merger Sub with respect to such filings and shall afford Merger Sub reasonable opportunity to comment thereon. Merger Sub shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Proxy Statement that may be required under applicable law with respect to the Merger Sub and the Investors and is reasonably requested by the Company.

  (b) The Company and Merger Sub shall, and shall cause any other Person that may be deemed to be an affiliate of the Company to, prepare and file concurrently with the filing of the Preliminary Proxy Statement a statement on
Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement") with the SEC. If at any time prior to the Special Meeting (as defined in Section 5.7) any event should occur that is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3 Transaction Statement, the Company and Merger Sub shall, and shall cause such Person to, file such amendments or supplements.

  (c) The Company covenants and agrees that none of the information to be supplied by the Company for inclusion in the Preliminary Proxy Statement, the Proxy Statement or the Schedule 13E-3 Transaction Statement will, at the time of the mailing of the Proxy Statement or the filing of the Preliminary Proxy Statement or the Schedule 13E-3 Transaction Statement, and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Preliminary Proxy Statement, the Proxy Statement and the Schedule 13E-3 Transaction Statement shall, as of their respective dates, comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act. The Company shall not mail, amend or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement thereof is satisfactory in content to Merger Sub in the exercise of its reasonable judgment, provided that Merger Sub shall raise any objections thereto in a timely manner.

  (d) Merger Sub covenants that the information furnished to the Company by Merger Sub and/or the Investors specifically for inclusion in the Proxy Statement or the Schedule 13E-3 Transaction Statement, or any amendment or supplement thereof, or specifically for inclusion in any other documents filed with the SEC by the Company in connection with the Merger, shall not, with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Special Meeting (as defined in Section 5.7), and, with respect to the Schedule 13E-3 Transaction Statement and such other documents, at the time of filing with the SEC and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (e) Each of the parties hereto shall use its best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information provided by it is or shall have become incomplete, false or misleading.

  Section 5.7. Company Stockholders Meeting. The Company will take all actions reasonably necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting as promptly as reasonably practicable to consider and vote upon the approval and adoption of this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the Special Committee and the Board of Directors of the Company shall recommend approval of the Agreement and the Merger subject to the determination by the Board of Directors of the Company and the Special Committee, after consultation with their respective counsels, that recommending approval of such matters would not be inconsistent with its fiduciary obligations. Additionally, the Special Committee shall not at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger unless the Special Committee reasonably believes after consultation with its counsel, that the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

                                   ARTICLE 6

                             CONDITIONS PRECEDENT

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

  (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity or any other Person shall have been instituted or threatened, which prohibits the consummation of the Merger or challenges the transactions contemplated hereby.

  (b) Consents. Other than filing the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

  (c) Approval of Holders of Company Common Stock. This Agreement and the Merger shall have been adopted by the affirmative vote or written consent of the holders of Company Common Stock and Company Preferred Stock constituting a majority of the outstanding shares of Company Common Stock (assuming conversion of all outstanding shares of Company Preferred Stock).

  Section 6.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

  (a) Representations and Warranties. The representations and warranties of Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Effective Time as though made at and as of the Effective Time and the Company shall have received a certificate of an officer of Merger Sub to that effect.

  (b) Covenants, Undertakings and Agreements. Merger Sub shall have performed and complied in all material respects with all its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

  Section 6.3. Conditions to the Obligation of Merger Sub to Effect the Merger. The obligation of Merger Sub to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Effective Time as though made at and as of the Effective Time and Merger Sub shall have received a certificate of an officer of the Company to that effect.

  (b) Covenants, Undertakings and Agreements. The Company shall have performed and complied in all material respects with all of its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time and Merger Sub shall have received a certificate of an officer of the Company to that effect.

  (c) No Material Adverse Effect. At any time after the date of this Agreement, there shall not have been any event or occurrence that has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect other than those disclosed on or contemplated by Schedule 3.9.

  (d) Consents from Lenders and Other Third Parties. The Company shall have received written consents to the Merger from: (i) Fleet Capital Corporation, as agent ("Fleet") for the lenders party to the Loan and Security Agreement, dated February 17, 2000, as amended, by and among the Company, the lenders party thereto and Fleet (the "Loan Agreement") and (ii) the purchasers (the "Subordinated Note Holders") of the $20,000,000 Senior Subordinated Notes due March 31, 2005, issued by the Company to said Subordinated Note Holders pursuant to the Securities Purchase Agreement, dated as of February 18, 2000, between the Company and certain Subordinated Note Holders (the "Note Agreement"). The consents and related amendments to the Loan Agreement and Note Agreement shall be in form and substance satisfactory to Merger Sub. All consents, approvals, authorizations and permits required to be obtained prior to the consummation of the Merger from any Person in connection with this Agreement, the Merger and the other transactions contemplated hereby, shall have been obtained.

  (e) Recommendation of the Special Committee. The Special Committee shall not have withdrawn its recommendation and approval identified in Section 3.6 except in accordance with the provisions of Section 5.7.

  (f) Appraisal Rights. The holders of not more than 10% of the issued and outstanding shares of Company Common Stock shall have exercised, or given notice of their intent to exercise, their rights to dissent from the Merger in accordance with Section 262 of the DGCL and pursuant to Section 2.2 of this Agreement.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

  Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

  (a) by the mutual written consent of Merger Sub and the Company;

  (b) by either Merger Sub or the Company, in each case by written notice to the other, if:

    (i) the Merger has not been consummated on or prior to July 31, 2001; provided, however, that the right to terminate this Agreement under this
  Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

    (ii) the Special Committee shall have withdrawn, or modified its approval or recommendation of this Agreement or the Merger in accordance with
  Section 5.7;

    (iii) the other party hereto breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten (10) Business Days of written notice thereof (a "Business Day" means any day other than a Saturday, Sunday, legal holiday, or other day on which banks in the State of Delaware are authorized to close); or

    (iv) any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

  Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, including without limitation Section 7.1(b)(ii), this Agreement shall become null and void, and there shall be no liability on the part of Merger Sub or the Company (except in this Section 7.2 and Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.9 and 8.10 hereof, which shall survive any termination of this Agreement), provided that nothing herein shall relieve any party from any liability or obligation with respect to any breach of this Agreement.

  Section 7.3. Amendment. This Agreement may be amended by the parties hereto (in the case of the Company, only if authorized by the Special Committee), at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the approval of the holders of Company Common Stock referred to in
Section 6.1(c) hereof, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or fulfillment of any conditions to its own obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE 8

                                 MISCELLANEOUS

  Section 8.1. Performance of Covenants; Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, nor any covenants required of the parties hereunder to be performed on or prior to the Effective Time, shall survive the Effective Time, and neither Merger Sub, the Company or any Subsidiary, nor any of their respective officers, directors, employees, advisors or stockholders shall have any liability whatsoever with respect to any such representation, warranty or covenant after such time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 8.2. Expenses. Except as contemplated by this Agreement (including
Section 7.2), all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses.

  Section 8.3. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its rules of conflict of laws.

  Section 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                         If to the Company, to:
                             Pameco Corporation
                             651 Corporate Circle
                             Suite 200
                             Golden, Colorado 80401
                             Attention: President
                             Facsimile No.: 303-568-1232

                         with a copy to:
                             Powell, Goldstein, Frazer & Murphy LLP
                             191 Peachtree Street, N.E., 16th Floor
                             Atlanta, Georgia 30303
                             Attention: G. William Speer, Esq.
                             Facsimile No.: (404) 572-6999

                         If to Merger Sub, to:
                             Pameco Acquisition, Inc.
                             c/o Littlejohn & Co. LLC
                             115 East Putnam Avenue
                             Greenwich, CT 06830
                             Attention: Mr. Angus C. Littlejohn, Jr.

                             Facsimile No.: 203-552-3550

                             with a copy to:

                             Pepper Hamilton LLP
                             3000 Two Logan Square
                             Eighteenth and Arch Streets
                             Philadelphia, Pennsylvania 19103-2799
                             Attention: James D. Epstein, Esq. or
                             Elam M. Hitchner, III, Esq.
                             Facsimile No.: (215) 981-4750
                         and

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, New York 10019
                             Attention: Michele R. Jenkinson, Esq.
                             Facsimile No.: (212) 373-2004

  Section 8.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

  Section 8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

  Section 8.7. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.8. Counterparts. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

  Section 8.9. No Third Party Beneficiaries. Except as provided in Section 5.4, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

  Section 8.10. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

  Section 8.11. Interpretation. When a reference is made in this Agreement to a Section, Article, or Schedule, such reference shall be to a Section, Article, or Schedule, as the case may be, of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 6, 2001. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          PAMECO CORPORATION

                                          By: /s/ Dixon R. Walker
                                            -----------------------------
                                              Name: Dixon R. Walker
                                              Title: President and CEO

                                          PAMECO ACQUISITION, INC.

                                          By: /s/ Angus C. Littlejohn, Jr.
                                            -----------------------------
                                              Name: Angus C. Littlejohn, Jr.
                                              Title: President

                                    JOINDER

  The undersigned hereby join this Merger Agreement solely for purposes of confirming that Littlejohn Fund II, L.P. has agreed to fund 80% and Quilvest American Equity Ltd. has agreed to fund 20% of the funds required to permit the Merger Sub to pay the Merger Consideration as contemplated by Section 4.10 of this Agreement.

                                          LITTLEJOHN FUND II, L.P.

                                          By: Littlejohn Associates II, LLC,
                                          General Partner

                                          By: /s/ Angus C. Littlejohn, Jr.
                                            -----------------------------
                                              Name: Angus C. Littlejohn, Jr.
                                              Title: Manager

                                          QUILVEST AMERICAN EQUITY LTD.

                                          By: /s/ Willem F. P. de Vogel
                                            -----------------------------
                                              Name: Willem F. P. de Vogel
                                              Title: Attorney-in-Fact

                                                                      APPENDIX B



                             STOCKHOLDERS AGREEMENT

                                  by and among

                            PAMECO ACQUISITION, INC.

                            LITTLEJOHN FUND II, L.P.

                                      and

                         QUILVEST AMERICAN EQUITY LTD.

                                  dated as of

                                 March 6, 2001

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
 1. Certain Matters Relating to Newco and the Merger.........................   B-1
 2. Agreements to Vote; Irrevocable Proxy....................................   B-3
 3. Transfers of Securities..................................................   B-4
 4. Participation Rights.....................................................   B-4
 5. Joinder Requirements.....................................................   B-5
 6. Composition, Nomination and Election of Board............................   B-5
 7. Stock Splits.............................................................   B-6
 8. Representations and Warranties of Littlejohn.............................   B-6
 9. Representations and Warranties of Quilvest...............................   B-7
10. Representations and Warranties of Newco..................................   B-7
11. Termination; Securities Free from Agreement..............................   B-7
12. Expenses.................................................................   B-8
13. Fees.....................................................................   B-8
14. Certain Covenants........................................................   B-8
15. Financial Reports and Information........................................   B-9
16. Transaction with Affiliates..............................................   B-9
17. Legend and Stop Transfer Instructions....................................   B-9
18. Survival of Representations and Warranties...............................   B-9
19. Notices..................................................................  B-10
20. Entire Agreement; Amendment..............................................  B-11
21. Successors and Assigns...................................................  B-11
22. Governing Law; Consent to Jurisdiction...................................  B-11
23. Injunctive Relief........................................................  B-11
24. Counterparts; Facsimile Signatures.......................................  B-11
25. Severability.............................................................  B-11
26. Further Assurances.......................................................  B-11
27. No Third Party Beneficiaries; No Partnership or Fiduciary Relationship...  B-11
28. Legal Expenses...........................................................  B-11
29. Interpretation...........................................................  B-12
30. Effectiveness; and Termination of Prior Agreements.......................  B-12
Appendix A -- Certain Defined Terms.......................................... B-A-1
Exhibit A -- Newco By-laws...................................................
Exhibit B -- Form of Merger Agreement........................................
Exhibit C -- Form of Irrevocable Proxy....................................... B-C-1
Schedule 1 -- Ownership of Securities and Newco Common Stock................. B-S-1

                            STOCKHOLDERS AGREEMENT

  This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of March 6, 2001, by and among Littlejohn Fund, II, L.P., a Delaware limited partnership ("Littlejohn"), Quilvest American Equity Ltd. a British Virgin Islands company ("Quilvest" and Littlejohn are sometimes hereinafter referred to, individually, as a "Stockholder" and, collectively, as the "Stockholders"), and Pameco Acquisition, Inc., a Delaware corporation ("Newco").

                             W I T N E S S E T H:

  WHEREAS, the Stockholders are proposing to acquire all of the issued and outstanding Common Stock, par value $.01 per share, of Pameco Corporation, a Delaware corporation (the "Company"), through the formation of Newco and the merger of Newco with and into the Company (the "Merger") pursuant to that certain Merger Agreement dated as of the date hereof (the "Merger Agreement"), between Newco and the Company;

  WHEREAS, the parties desire to enter into this Agreement providing for, among other things, the organization and capitalization of Newco, certain restrictions on the transfer of the capital stock of Newco and, upon the effective time of the Merger (the "Effective Time"), the Company, the voting of the capital stock of Newco and, upon the Effective Time, the Company, and the composition of the boards of directors of Newco and, upon the Effective Time, the Company;

  WHEREAS, the parties desire that, except as expressly provided herein, upon the Effective Time, this Agreement shall be deemed to supersede, replace and terminate that certain Shareholders Agreement, dated February 18, 2000, among the Stockholders, the Company and Willem F.P. de Vogel (the "Original Shareholders Agreement"), and shall terminate that certain Registration Rights Agreement among the Stockholders and the Company (the "Registration Rights Agreement");

  WHEREAS, it is the intention of the parties hereto and Willem F.P. de Vogel that, upon the Effective Time and the replacement and termination of the Original Shareholders Agreement, Willem F.P. de Vogel, individually, shall have no further rights or obligations under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement; and

  WHEREAS, as used in this Agreement, the terms set forth in Appendix A have the meanings set forth therein (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other, good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, hereby agree as follows:

  1. Certain Matters Relating to Newco and the Merger.

1.1. Formation and Capitalization. The Stockholders have caused Newco to be formed as a Delaware corporation by the filing of a Certificate of Incorporation with the Delaware Secretary of State on March 1, 2001 and, on such date, Littlejohn has contributed $4,000.00 in cash in exchange for eight shares of Newco Common Stock and Quilvest has contributed $1,000.00 in cash in exchange for two shares of Newco Common Stock. Immediately prior to the Effective Time, Littlejohn shall contribute to Newco as an additional capital contribution to Newco an amount in cash equal to 80% of the Merger Consideration (as defined in the Merger Agreement), and Quilvest shall contribute to Newco as an additional capital contribution to Newco an amount in cash equal to 20% of the Merger Consideration. The by-laws of Newco shall be as set forth in Exhibit A hereto.

1.2. Directors of Newco. The board of directors of Newco (the "Newco Board") shall consist of four directors, three of which shall be nominated by Littlejohn and one of which shall be nominated by Quilvest. Angus C. Littlejohn, Jr., Michael I. Klein and Edmund J. Feeley shall be the initial nominees of Littlejohn, and Willem F.P. de Vogel shall be the initial nominee of Quilvest. By execution of this Agreement, each of Littlejohn and Quilvest hereby votes their shares of Newco Common Stock in favor of the foregoing four director nominees. If there shall occur a vacancy for any reason, whether by resignation, removal or otherwise, in the position of any director who was nominated by a particular Stockholder pursuant to this Agreement, then the Stockholder who originally nominated such director shall be entitled to nominate such director's successor, and the Stockholders shall promptly take such action, including removing such Stockholder's nominee(s) for director(s), if any, so as to cause the successor director(s) to be duly elected or appointed. No Stockholder shall take any action, or permit any director nominated by it to take any action, to remove a director which was nominated by another Stockholder without the prior written consent of such other Stockholder. Any person nominated to serve as a director by a Stockholder may be removed from such position, with or without cause, only by the Stockholder nominating such director, and the other Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, as may be requested by the Stockholder who nominated the director(s) sought to be removed, to duly and properly effect the removal of such director(s) from such position.

1.3. The Merger. (i) Each Stockholder hereby approves and adopts the Merger Agreement in substantially the form attached hereto as Exhibit B, and approves and adopts any amendments, supplements or modifications thereto that the Newco Board may approve from time to time; provided that the approval of the director nominated by Quilvest is a prerequisite to approval of any amendment, supplement or modification to the Merger Agreement which has the effect of treating Quilvest differently from Littlejohn in their respective capacities as stockholders of Newco. Each Stockholder covenants to the other that the Transaction Statement on Schedule 13E-3 to be prepared and filed by them in connection with the Merger (the "Schedule 13E-3"), at the time it is filed with the Commission or mailed to the Company's stockholders, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, no representation or warranty is deemed made by such Stockholder with respect to information supplied by the Company or any other Stockholder for use in preparing the Schedule 13E-3 or any such Schedule 13E-3 amendment. Such Stockholder will provide the other Stockholders who are members of the "group" (within the meaning of the Exchange Act) filing such Schedule 13E-3 with a reasonable opportunity to review and comment on the original Schedule 13E-3 and on any proposed Schedule 13E-3 amendment prior to filing such with the Commission (subject to any requirements of law to file promptly), will provide such other Stockholders with a copy of all such filings made with the Commission and will notify such other Stockholders as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff and, upon request of any such other Stockholder, will supply each of them and their legal counsel with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand. Such Stockholder further agrees to promptly notify the other Stockholders after becoming aware that any information provided by it for inclusion in the Schedule 13E-3 contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.4. Transfer of Newco Common Stock. Neither Stockholder shall transfer, sell, offer to sell, assign, pledge or encumber, whether directly, indirectly, by contract, by operation of law or otherwise, any shares of Newco Common Stock, except to an Affiliate of such Stockholder who executes an instrument agreeing to be bound by the terms and conditions of this Agreement as a Stockholder. The provisions of this Section 1.4 shall automatically terminate and be of no further force or effect upon the Effective Time.

1.5. Dissolution of Newco. If the Merger Agreement shall terminate in accordance with its terms as in effect from time to time, each Stockholder hereby agrees to take such actions as are necessary or appropriate to dissolve and liquidate Newco, including executing, delivering and filing such documents, agreements and instruments as are necessary or appropriate to dissolve and liquidate Newco.

1.6. Post Merger Ownership. It is the intention of Littlejohn and Quilvest that immediately following consummation of the Merger, each of Littlejohn and Quilvest shall own that percentage of the equity of the surviving company (computed on a common stock equivalent basis, assuming conversion of all Preferred Stock (the "Common Equivalent Basis")) (the "Equity") equal to the amount that the aggregate amount invested by such party in the Company to acquire the Preferred Stock plus an amount equal to the accrued and unpaid dividends on the Preferred Stock held by such party through the day immediately preceding the Effective Time plus the amounts invested in Newco by such party (collectively, the "Investment Amount") bears to the aggregate Investment Amount of both parties.

  2. Agreements to Vote; Irrevocable Proxy.

2.1. Agreement to Vote on All Matters. Quilvest hereby agrees that at any meeting or vote of the stockholders of the Company to be held after the Effective Time, however called, it shall vote all Securities which are entitled by the DGCL, the Certificate of Incorporation or the Bylaws to be voted ("Voting Securities") which are beneficially owned by it in accordance with written instructions which it reasonably believes in good faith after reasonable inquiry were signed by an authorized officer of Littlejohn. In the absence of receipt of such written instructions as to how such Voting Securities should be voted with respect to a particular meeting, Quilvest shall refrain from voting such Voting Securities on such particular matter. Notwithstanding anything to the contrary, Littlejohn shall be entitled to exercise the voting rights attributable to such Voting Securities at any time pursuant to the Irrevocable Proxy without notice to Quilvest. Nothing contained in this Section 2.1 shall require Quilvest, or shall permit Littlejohn through the exercise of the Irrevocable Proxy, to vote the Voting Securities beneficially owned by Quilvest, in the case of the election of members of the board of directors of the Company ("Board"), in contravention of the provisions of Section 6 hereof or in contravention of Section 16 hereof.

2.2. Irrevocable Proxy. Contemporaneously with the execution of this
Agreement: (a) Quilvest shall deliver to Littlejohn a proxy in the form attached hereto as Exhibit C, which shall become effective as of the Effective Time and shall be irrevocable to the fullest extent permitted by law (the "Irrevocable Proxy"), with respect to all Voting Securities owned of record by it as of the Effective Date; (b) Quilvest shall cause to be delivered to Littlejohn additional Irrevocable Proxies executed on behalf of each record owner of any Voting Securities owned beneficially (but not owned of record) by it; and (c) any and all existing irrevocable proxies delivered to Littlejohn pursuant to the Original Shareholders Agreement shall be terminated and have no further force or effect. From time to time after the date of this
Agreement: (i) if Quilvest shall become the record owner of additional Voting Securities, it shall immediately deliver to Littlejohn an Irrevocable Proxy with respect to such additional Voting Securities; and (ii) if Quilvest shall become the beneficial owner (but not the record owner) of additional Voting Securities, it shall immediately cause to be delivered to Littlejohn an Irrevocable Proxy with respect to such additional Voting Securities from the record holder of such additional Voting Securities.

2.3. Written Consents. The provisions of this Section 2 shall be equally applicable to any action taken or proposed to be taken by the Company's stockholders without a meeting, including any such action taken or proposed to be taken by written consent pursuant to Section 228 of the DGCL.

2.4. General. Quilvest hereby confirms each and every action to be taken by Littlejohn pursuant to the Irrevocable Proxy (so long as such action was taken when the Irrevocable Proxy was in effect and was taken in accordance with the last sentence of Section 2.1) as if it were its own and waives any right to make any claim against Littlejohn that may arise, directly or indirectly, as a result of Littlejohn's voting of any of the Voting Securities pursuant to the Irrevocable Proxy.

2.5. Indemnity. Quilvest hereby agrees to defend, indemnify and hold Littlejohn harmless from and against any Losses and Investigatory and Defense Costs (as defined in the Purchase Agreement) that Littlejohn may sustain, suffer or incur, directly or indirectly, as a result of a breach by Quilvest of any of its representations, warranties, covenants or agreements contained in this Agreement. Littlejohn hereby agrees to defend, indemnify and hold Quilvest harmless from and against any Losses and Investigatory and Defense Costs (as defined in the Purchase Agreement) that Quilvest may sustain, suffer or incur, directly or indirectly, as a result of a breach by Littlejohn of any of its representations, warranties, covenants or agreement contained in this Agreement.

  3. Transfers of Securities. After the Effective Time:

3.1. Except as expressly permitted by the terms of this Agreement, Quilvest hereby agrees that it shall not Transfer, or permit the Transfer of, all or any of the Securities beneficially owned by it. Littlejohn agrees that it will not Transfer any Securities if such Transfer is prohibited by the terms and conditions of this Agreement. As a condition to any Transfer to an Affiliate of Littlejohn, such Affiliate of Littlejohn shall execute a counterpart agreeing to be bound by the terms and conditions of this Agreement to the same extent as its transferor. No Transfer shall be effective and the Company shall not, and shall not be compelled to, recognize any Transfer or record any Transfer on its books if such Transfer is prohibited by this Agreement, or issue any certificate representing any Securities to any Person who has received such Securities in a Transfer made in contravention of the terms of this Agreement, and only if such Person has delivered to the Company and Littlejohn an executed counterpart where one is required to be delivered hereunder.

3.2. Quilvest shall be permitted to transfer to any of its Affiliates Securities beneficially owned by Quilvest, provided that, in any such case, any such Affiliate shall, as a condition to such Transfer, execute a counterpart, and deliver such counterpart to the Company and Littlejohn, providing that such Affiliate shall be bound by the terms and provisions of this Agreement to the same extent as Quilvest was bound.

3.3. In the case of a proposed Transfer of Securities by Quilvest to someone other than one of its Affiliates (other than pursuant to Section 4 or 5 of this Agreement), Quilvest shall provide Littlejohn with written notice at least 20 days prior to the anticipated Transfer. Such notice shall contain (a) the identity of the proposed transferor and (b) the proposed number of Securities to be Transferred. Within 15 days of receipt of written notice of a proposed Transfer, Littlejohn shall provide either (i) written consent to the proposed Transfer, which consent may be denied for any reason or for no reason, and which may be given or denied in Littlejohn's sole and absolute discretion, (ii) written notice specifying an alternate number of shares to be transferred to which it would be prepared to provide consent, or (iii) written notice to Quilvest of Littlejohn's decision not to consent to the proposed Transfer. If Littlejohn shall fail to respond, it shall be deemed not to have consented to such Transfer. Quilvest shall provide Littlejohn with such other information as Littlejohn shall reasonably request, including the terms and conditions of the Transfer and information concerning the proposed transferee. Upon receipt of the written consent of Littlejohn, if at all, Quilvest may consummate the proposed Transfer. Quilvest may also consummate a Transfer of the number of Securities set forth in the alternate proposal of Littlejohn, provided, however, that Quilvest shall notify Littlejohn of its decision to accept the Littlejohn alternate proposed number of Securities to be Transferred not less than 10 days after receipt of the same from Littlejohn, if at all.

3.4. The provisions of Sections 3.1 and 3.3 hereof, shall not apply to sales of Securities by Quilvest pursuant to Rule 144 promulgated under the Securities Act ("Rule 144").

3.5. The parties agree that the transfer restrictions set forth in this
Section 3 are not manifestly unreasonable.

  4. Participation Rights.

4.1. If at any time after the Effective Time Littlejohn or an Affiliate of Littlejohn (for purposes of this section, a "Selling Stockholder") proposes to sell a portion of the Securities beneficially owned by it ("Offered Securities"), whether or not the transaction is exempt from the registration requirements of the Securities Act but excluding sales under Rule 144, to a proposed transferee which is not an Affiliate of Littlejohn (the "Purchaser"), it shall give written notice ("Participation Notice") to Quilvest hereunder and comply with this Section 4 before making such sale. The Participation Notice shall identify the third party purchaser (if the transaction is a private sale) and the material terms (including the proposed closing date) of the proposed sale of the Offered Securities (the "Third Party Offer Terms").

4.2. Quilvest may elect to participate in the Selling Stockholder's sale of Offered Securities to the Purchaser in accordance with this Section 4.

4.3. For a period of 15 days after receipt of the Participation Notice (the "Option Period"), Quilvest shall have the right ("Participation Right") to Transfer to the Purchaser, on the same terms and conditions as the Selling Stockholder, part or all of the Offered Securities to be sold to the Purchaser, as determined pursuant to Section 4.5 below.

4.4. The Participation Right shall be exercised, if at all, by Quilvest giving written notice of exercise of the Participation Right, including the number of Securities it desires to sell, to the Selling Stockholder before the expiration of the Option Period.

4.5. The number of Offered Securities to be sold by the Stockholders in a transaction governed by this Section 4 shall be allocated between Littlejohn and its Affiliates, on the one hand, and Quilvest, and its permitted transferees who are party to this Agreement, on the other hand, such that Littlejohn and its Affiliates will be permitted to sell up to Littlejohn's Applicable Percentage of the Offered Securities, allocated among them as they shall so determine, and Quilvest, and its permitted transferees who are party to this Agreement will be permitted to sell up to Quilvest's Applicable Percentage of the Offered Securities, allocated among them as they shall so determine.

4.6. Notwithstanding anything to the contrary contained in this Section 4, any sale of Securities in connection with an effective registration statement, or pursuant to the provisions of Rule 144 of the Securities Act (if the Company becomes a reporting company under Section 12(g) or 15(d) of the Exchange Act), shall not be restricted by Section 3, 4 or 5 of this Agreement.

  5. Joinder Requirements.

5.1. If at any time after the Effective Time Littlejohn or its Affiliates (for purposes of this section, the "Initiating Holder") proposes to sell at least 90% of the Securities beneficially owned by it to a prospective purchaser which is not an Affiliate of Littlejohn, and the purchaser of such Securities requires as a condition of the sale that it acquire the same percentage of the Securities beneficially owned by Quilvest and its permitted transferees who are party to this Agreement, then Quilvest and its permitted transferees who are party to this Agreement, shall be required to sell the same percentage of its respective Securities to the purchaser as Littlejohn and its Affiliates, in the aggregate, are selling to the purchaser on terms providing Quilvest and its permitted transferees who are party to this Agreement, with substantially the same economic benefit as was provided to the Initiating Holder, after taking into consideration the relative rights, preferences and privileges of the various Securities to be purchased and sold, and otherwise on the same terms and conditions as those offered to the Initiating Holder. Quilvest agrees to execute an irrevocable proxy in favor of the purchaser under this
Section 5 if the purchaser so requires it in order to retain voting control of the Company, which irrevocable proxy shall be in substantially the form of Exhibit C attached hereto.

5.2. Any sale of Securities pursuant to this Section 5 shall not be subject to the provisions of Sections 3 and 4 of this Agreement. Nothing contained in this Section 5 shall apply to sales made pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement.

  6. Composition, Nomination and Election of Board. After the Effective Time:

6.1. Number of Directors. The Board shall at all times have between five and nine directors. At the Effective Time, the Board shall have eight directors.

6.2. Nomination and Election of Board Members. Commencing with the Effective Time, Quilvest shall have the right to nominate two persons to stand for election to serve as directors, at least one of whom shall not be an Affiliate or Associate (as defined for purposes of the Securities Act or the DGCL) of Quilvest, the Chief Executive Officer of the Company shall be nominated to stand for election to serve as a director, and Littlejohn shall have the right to nominate all remaining persons to stand for election to serve as directors, at least one of whom shall not be an Affiliate or Associate (as defined for purposes of the Securities Act or the DGCL) of Littlejohn. Each of the Stockholders shall vote their Voting Securities in favor of the eight persons nominated as provided above in this Section 6.2. If there shall occur a vacancy for any reason, whether by resignation, removal or otherwise, in the position of any director who was nominated by a particular Stockholder pursuant to this Agreement, then the Stockholder who originally had the right to nominate such director, shall be entitled to nominate such director's successor, and the Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, so as to cause the successor director to be duly and properly elected or appointed. No Stockholder shall take any action, or permit any director nominated by it to take any action, to remove a director which was nominated by another Stockholder without the consent of such other Stockholder. Any person nominated to serve as a director by a Stockholder may be removed from such position, with or without cause, only by the Stockholder nominating such director, and the other Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, as may be requested by the Stockholder who nominated the director sought to be removed, to duly and properly effect the removal of such director from such position.

6.3. Minimum Ownership. Notwithstanding the foregoing, the provisions of
Section 6.2 shall remain in full force and effect (i) in the case of Littlejohn, so long as it beneficially owns at least 25% of the Common Stock then outstanding on a fully-diluted basis, and (ii) in the case of Quilvest, so long as it beneficially owns at least 5% of the Common Stock then outstanding on a fully-diluted basis and Littlejohn beneficially owns at least 25% of the Common Stock then outstanding on a fully-diluted basis. After such time, if any, that either Littlejohn or Quilvest shall no longer be entitled to nominate persons to stand for election to serve as a director in accordance with clause (i) or clause (ii) above, upon the expiration of the term, resignation or removal of any director nominated by such Shareholder which is no longer entitled to nominate persons to stand for election to serve as a director, the successor to such director(s) shall be designated or nominated in accordance with the requirements of the DGCL and the rules and regulations of the Commission, if applicable, and the principal national securities exchange or trading market on which shares of the Common Stock are then listed, if any.

6.4. Contrary Proposals. Each Stockholder shall vote its Voting Securities against any proposal brought before the Stockholders, including a proposal to amend the Company's Certificate of Incorporation or Bylaws, which, if adopted, would frustrate the provisions of this Section 6.

  7. Stock Splits. If there shall be any change in the Securities of the Company as a result of any merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination, exchange or otherwise, the provisions of this Agreement shall apply with equal force to additional and/or substitute Securities, if any, received by each Stockholder in exchange for or by virtue of its ownership of Securities.

  8. Representations and Warranties of Littlejohn. Littlejohn represents and warrants to Quilvest as follows:

8.1. Ownership of Shares. The Newco Common Stock and the Preferred Stock listed by its name on Schedule 1 are all of the securities of Newco and the Company, respectively, which are beneficially owned by Littlejohn. Littlejohn has with respect to the Securities listed by its name on Schedule 1, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

8.2. Power; Non-Contravention; Binding Agreement. Littlejohn has the full power and authority to enter into this Agreement and perform all of its obligations herewith. Neither the execution, delivery nor performance of this Agreement by Littlejohn will violate its charter, bylaws or other organizational or constitutive documents, or any other agreement, contract or arrangement to which it is a party or is bound, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Littlejohn and constitutes a legal, valid and binding agreement of Littlejohn, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Littlejohn of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under
(i) any law, rule or regulation applicable to Littlejohn, or (ii) any order, judgment or decree to which Littlejohn is bound.

8.3. Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Littlejohn in connection with this Agreement or the transactions contemplated hereby.

  9. Representations and Warranties of Quilvest. Quilvest represents and warrants to Littlejohn as follows:

9.1. Ownership of Securities. The Newco Common Stock and the Securities listed by its name on Schedule 1 are all of the Securities which are beneficially owned by Quilvest as of the date hereof. Quilvest does not have any rights to acquire any additional Securities other than pursuant to the Warrants it beneficially owns. Quilvest has with respect to the Securities listed by its name on Schedule 1 good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by the Original Shareholders Agreement and this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

9.2. Power; Non-Contravention; Binding Agreement. Quilvest has the full, right, power and authority to enter into this Agreement and perform all of its obligations hereunder. Neither the execution, delivery nor performance of this Agreement by Quilvest will violate its charter, bylaws or other organizational or constitutive documents or any other agreement, contract or arrangement to which it is a party or is bound, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Quilvest and constitutes a legal, valid and binding agreement of Quilvest, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Quilvest of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Quilvest, or (ii) any order, judgment or decree to which Quilvest is bound.

9.3. Finder's Fees. No person is, or will be, entitled to any commission or finder's fees from Quilvest in connection with this Agreement or the transactions contemplated hereby.

  10. Representations and Warranties of Newco. Newco represents and warrants to each Stockholder as follows:

10.1. Power Authority; Non-Contravention; Binding Agreement. Newco has full right, power and authority to enter into and perform all of its obligations under this Agreement. Neither the execution, delivery nor performance of this Agreement by Newco will violate the charter, bylaws or other organizational or constitutive documents of Newco, or any other agreement, contract or arrangement to which Newco is a party or is bound. This Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding agreement of Newco, enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation by Newco of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body other than filings required under federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Newco, or (ii) any order, judgment or decree to which Newco is bound.

10.2. Finder's Fees. No person is, or will be, entitled to any commission or finder's fee from Newco in connection with this Agreement or the transactions contemplated hereby.

  11. Termination; Securities Free from Agreement.

11.1. This Agreement (other than Sections 2.4, 12 and 18 through 30 which shall survive any termination of this Agreement), shall terminate on the earliest of (i) 10 years from the date hereof, (ii) the mutual agreement of the Stockholders which beneficially own a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock or upon the exercise of the Warrants, in each case which are subject to this Agreement, (iii) the sale of 90% or more of the Securities described in clause (ii) to a Person which is not an Affiliate of Littlejohn or a permitted transferee of Quilvest who becomes party to this Agreement and (iv) the termination of the Merger Agreement in accordance with its terms as in effect from time to time.

11.2. Securities which are sold by a Stockholder pursuant to and in accordance with the provisions of Rule 144 or Section 4 or Section 5 hereof shall be deemed sold, upon the consummation of such sale in accordance therewith, free and clear of this Agreement and the Irrevocable Proxy granted to Littlejohn.

  12. Expenses. Except as provided in Section 28, each party hereto will pay all of its expenses in connection with Merger and the other transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisors; provided, however, if the Merger is consummated, all such expenses shall be paid by Newco. Newco agrees that if the Merger is consummated, it will pay to Quilvest the full amount of the Merger Consideration (as defined in the Merger Agreement), without deduction or offset whatsoever (including with respect to taxes), which may become due and owing to Quilvest in connection with the cancellation of the Common Stock pursuant to the Merger Agreement, and Newco hereby releases and forever discharges Quilvest from and against any claims which it may have against Quilvest or its successors and assigns with respect to any taxes which may be required to be paid by or with respect to Quilvest in connection with its receipt of the Merger Consideration in connection with the cancellation of the Common Stock pursuant to the Merger Agreement.

  13. Fees.

13.1. Commencing August 31, 2001, the Company shall pay to Littlejohn & Co., LLC and Quilvest or its designees, pro rata based upon their respective Applicable Percentages, a management fee in such amount, not to exceed $500,000 for each annual period ended on August 31st, determined by Littlejohn and the Company (the "Management Fee"), payable on the last Business Day in February and August of each year, or on such dates as the parties shall otherwise agree. Notwithstanding the foregoing, the Management Fee shall not be paid (and shall not accrue) if at the time of the payment of the Management Fee, the Company would not be in violation of the financial covenants contained in the Loan and Security Agreement dated as of February 17, 2000, between the Company, Fleet Capital Corporation, as agent, and the lenders named therein, as amended from time to time the ("Credit Agreement").

13.2. Until such time as the Credit Agreement is amended to increase the amount of Guaranteed Out-of-Formula Loans (as defined in the Credit Agreement) from the current $5.0 million level and Littlejohn amends its existing Guaranty (as defined in the Credit Agreement) to guarantee 80% of the Guaranteed Out-of-Formula Loans and Quilvest enters into a new guaranty pursuant to which it guarantees to Agent for the benefit of the Lenders (both as defined in the Credit Agreement) 20% of such loans (the "Guaranty Amendment Date"), the provisions of Section 13(b) of the Original Shareholders Agreement shall continue to apply. After the Guaranty Amendment Date, to compensate Littlejohn and Quilvest for their guaranties with respect to any Out-of-Formula Loans under the Credit Agreement, the Company agrees to pay to Quilvest and Littlejohn a fee (the "Overadvance Fee") calculated at a rate of 8% per annum of the actual amount of such Out-of-Formula Loans outstanding from time to time which Littlejohn and Quilvest are then guarantying. The Overadvance Fee shall be paid 80% to Littlejohn and 20% to Quilvest and shall be payable quarterly in arrears commencing three months after the Guaranty Amendment Date and only with respect to such days in which there are outstanding Out-of-Formula Loans. Notwithstanding the foregoing, the Company shall not be required to pay an Overadvance Fee to the extent that, at the time of or after giving effect to the payment thereof, the Company is, or would be in violation of the financial covenants contained in the Credit Agreement, in which case any such Overadvance Fee would accrue and be payable as soon as possible thereafter.

  14. Certain Covenants.

14.1. Except in accordance with the provisions of this Agreement, Quilvest agrees not to, directly or indirectly grant any proxies, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities.

14.2. Each Stockholder agrees, while this Agreement is in effect and to the extent disclosure would be required under the Exchange Act, to notify the Company, as soon as practicable, of the number of any Voting Securities, beneficial ownership of which is acquired by such Stockholder after the date hereof, and to prepare and file with the Commission an amendment to its
Schedule 13D, as and when required to be filed, which amendment shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Such Stockholder represents and warrants that any such Schedule 13D amendment, at the time it is filed with the Commission, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, no representation or warranty is deemed made by such Stockholder with respect to information supplied by any other Stockholder for use in preparing the
Schedule 13D or any such Schedule 13D amendment. Such Stockholder will provide the other Stockholders who are members of the "group" (within the meaning of the Exchange Act) filing such Schedule 13D with a reasonable opportunity to review and comment on any proposed Schedule 13D amendment prior to filing such with the Commission (subject to any requirements of law to file promptly), will provide such other Stockholders with a copy of all such filings made with the Commission and will notify such other Stockholders as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff and, upon request of any such other Stockholder, will supply each of them and their legal counsel with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand.

14.3. In the event the Company determines to raise additional monies after the Effective Time through the sale of additional Securities and Littlejohn is afforded the opportunity to purchase from the Company such additional Securities then, from time to time after the date hereof, subject to applicable law, Littlejohn shall permit Quilvest to purchase from the Company such additional securities offered for sale to Littlejohn in proportion with Littlejohn pro rata based upon their respective Applicable Percentages.

  15. Financial Reports and Information. If the Company is not required to file periodic reports under Section 12(g) or 15(d) of the Exchange Act, it will furnish to each Stockholder financial statements (including accompanying notes) similar in form and substance to those which would be required to be filed by it in any annual or quarterly report filed under the Exchange Act if the Company were subject to such Exchange Act. Such reports will be furnished within 45 days after the end of the first, second and third fiscal quarters of each year, and within 90 days after the end of each fiscal year.

  16. Transaction with Affiliates. The Company hereby agrees that it shall not enter into any transaction with an Affiliate except upon fair and reasonable terms that are no less favorable to it than it reasonably believes it could obtain in a comparable arm's length transaction with a Person not its Affiliate.

  17. Legend and Stop Transfer Instructions. Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), each Stockholder, if the particular restriction is applicable to it, shall request the Company and Newco to provide that each certificate representing Securities or Newco Common Stock beneficially owned by it will bear a legend in substantially the following form:

  THE SHARES REPRESENTED BY THIS CERTIFICATE (I) MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT, AND (II) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF MARCH 6, 2001, AND THE IRREVOCABLE PROXY REFERRED TO THEREIN, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), each Stockholder shall request the Company to require that the transfer agent for its Securities shall make a notation in its records prohibiting the transfer of any of the Securities owned of record by such Stockholder, except in accordance with the terms and conditions of this Agreement. Each Stockholder agrees to surrender to the Company each certificate representing Securities in order to effectuate the provisions of this Section 17.

  18. Survival of Representations and Warranties. Except as expressly set forth herein, the representations, warranties, covenants and agreements made by the Stockholders or Newco in this Agreement shall survive the date hereof and the Effective Time.

  19. Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be given by hand delivery, U.S. Express Mail (return receipt requested), overnight courier guaranteeing next business day delivery, or facsimile, and shall be deemed duly given when received, addressed as follows:

  If to Newco (after the Effective Time), to:

     c/o Pameco Corporation
     651 Corporate Circle
     Suite 200
     Golden, Colorado 80401
     Attention: President and Chief Executive Officer
     Facsimile: 303-568-1232
     Telephone 303-568-1260

     with a copy to:

     Powell, Goldstein, Frazer & Murphy LLP
     191 Peachtree Street, N.E.
     16th Floor
     Atlanta, GA 30303
     Attention: G. William Speer, Esq.
     Telephone: 404-572-6722

  If to Newco (prior to the Effective Time) or Littlejohn, to:

     c/o Littlejohn & Co., LLC
     115 East Putnam Avenue
     Greenwich, CT 06830
     Attention: Mr. Angus C. Littlejohn, Jr.
     Facsimile: 203-861-4009
     Telephone: 203-861-4005

     with a copy to:

     Pepper Hamilton LLP
     3000 Two Logan Square
     Eighteenth and Arch Streets
     Philadelphia, PA 19103-2799
     Attention: James D. Epstein, Esq. or
     Elam M. Hitchner, III, Esq.
     Facsimile: 215-981-4750
     Telephone: 215-981-4000

  If to Quilvest to:

     c/o Three Cities Research, Inc.
     650 Madison Avenue
     New York, NY 10022
     Attention: Mr. Willem F. P. de Vogel
     Facsimile: 212-980-1142
     Telephone: 212-605-3213

     with a copy to:

     Paul, Weiss, Rifkind, Wharton & Garrison
     1285 Avenue of the Americas
     New York, NY 10019-6046
     Attention: Michele R. Jenkinson, Esq.
     Facsimile: 212-373-2004
     Telephone: 212-373-3101

  20. Entire Agreement; Amendment. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter (including any agreements between Quilvest and the Company regarding stockholder rights); provided, however, that, until the Effective Time, the Original Shareholders Agreement will remain in full force and effect. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

  21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including the Company), and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
  22. Governing Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws. Each party hereto submits to the jurisdiction of the courts of the State of Delaware in New Castle County and to the jurisdiction of the United States District Court for the District of Delaware, and hereby agrees that service of process may be effected in accordance with the delivery methods described in
Section 19 hereof.

  23. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

  24. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

  25. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

  26. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

  27. No Third Party Beneficiaries; No Partnership or Fiduciary Relationship. Nothing in this Agreement, expressed or implied, shall be construed to give any person, other than a party hereto, any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein. Nothing in this Agreement shall create, or is intended to create, a fiduciary relationship between Quilvest and Littlejohn or a partnership or similar relationship between Quilvest and Littlejohn.

  28. Legal Expenses. In the event any legal proceeding is commenced by any party to this Agreement to enforce, or recover damages for any breach of, the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees and disbursements.

  29. Interpretation. Unless the context of this Agreement otherwise requires,
(i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  30. Effectiveness; and Termination of Prior Agreements. This Agreement shall become effective as of the date hereof and, as of the Effective Time, this Agreement shall supersede and replace, in its entirety, the Original Shareholders Agreement (which Littlejohn and Quilvest hereby agree shall terminate pursuant to Section 11 thereof) except that the representations and warranties of Quilvest contained in Section 9.4 of the Original Shareholders Agreement shall survive the Effective Time. As of the Effective Time, Willem F.P. de Vogel, individually, shall have no further right or obligation under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement. As of the Effective Time, the Registration Rights Agreement dated as of February 18, 2000 shall be of no further force or effect.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                                       PAMECO ACQUISITION, INC.

                                       By: /s/ Angus C. Littlejohn, Jr.
                                           ------------------------------------
                                           Name: Angus C. Littlejohn, Jr.
                                           Title: President

                                       LITTLEJOHN FUND II, L.P.

                                       By: Littlejohn Associates II, L.L.C.
                                          its General Partner

                                       By: /s/ Angus C. Littlejohn, Jr.
                                           ------------------------------------
                                           Name: Angus C. Littlejohn, Jr.
                                           Title: Manager

                                       QUILVEST AMERICAN EQUITY LTD.

                                       By: /s/ Willem F.P. de Vogel
                                           ------------------------------------
                                           Name: Willem F.P. de Vogel
                                           Title: Attorney-in-Fact

  The undersigned, Willem F.P. de Vogel, hereby executes this Agreement in his individual capacity solely to confirm his agreement that upon the Effective Time, the Original Shareholders Agreement shall automatically terminate and be of no further force or effect, and that he shall have no rights under or obligations under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement.

                                       /s/ Willem F.P. de Vogel
                                       ---------------------------------------
                                       Willem F.P. de Vogel

                                  Appendix A

  As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person. Notwithstanding anything to the contrary in the foregoing definition, for the purposes of this Agreement, neither Littlejohn, Quilvest, nor the directors of the Company or Newco acting in their capacities as such, shall be considered an "Affiliate" of the Company or Newco, as applicable.

  "Applicable Percentage" means (a) in the case of Littlejohn, the ratio stated as a percentage that Littlejohn's Investment Amount bears to the Aggregate Investment, and (b) in the case of Quilvest, the ratio stated as a percentage that Quilvest's Investment Amount bears to of the Aggregate Investment.

  "Beneficial Owner" and "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

  "Board" has the meaning set forth in Section 2.1 hereof.

  "Business Day" means any day other than a Saturday, Sunday, legal holiday, or other day on which banks in the State of Delaware are authorized to close.

  "Bylaws" means the Bylaws of the Company, as they may hereafter be amended or modified.

  "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as it may hereafter be amended or modified.

  "Commission" means the United States Securities and Exchange Commission, or any successor thereto.

  "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

  "Company" has the meaning set forth in the preamble hereof prior to the Effective Time, and, after the Effective Time, means the surviving company of the Merger.

  "Credit Agreement" has the meaning set forth in Section 13.1 hereof.

  "DGCL" means the Delaware General Corporation Law.

  "Effective Time" has the meaning set forth in the preamble hereof.

  "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Governmental Body" means any government, or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

  "Initiating Holder" has the meaning set forth in Section 5.1 hereof.

  "Irrevocable Proxy" has the meaning set forth in Section 2.2 hereof.

  "Lenders" shall have the meaning set forth in the Credit Agreement.

  "Littlejohn" means Littlejohn Fund II, L.P., a Delaware limited partnership.

  "Management Fee" has the meaning set forth in Section 13.1 hereof.

  "Merger" has the meaning set forth in the preamble hereof.

                                     B-A-1

  "Merger Agreement" has the meaning set forth in the preamble hereof.

  "Newco Board" has the meaning set forth in Section 1.2 hereof.

  "Newco Common Stock" means the Common Stock of Newco, par value $.01 per share.

  "Offered Securities" has the meaning set forth in Section 4.1 hereof.

  "Option Period" has the meaning set forth in Section 4.3 hereof.

  "Original Shareholders Agreement" has the meaning set forth in the preamble hereof.

  "Overadvance Fee" has the meaning set forth in Section 13.2 hereof.

  "Participation Notice" has the meaning set forth in Section 4.1 hereof.

  "Participation Right" has the meaning set forth in Section 4.3 hereof.

  "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization or Governmental Body.

  "Preferred Stock" means any series of preferred stock, par value $1.00 per share, of the Company.

  "Purchase Agreement" means that certain Securities Purchase Agreement, dated as of February 18, 2000, by and among the Company, Quilvest and Littlejohn, as amended from time to time.

  "Purchaser" has the meaning set forth in Section 4.1 hereof.

  "Quilvest" means Quilvest American Equity Ltd., a British Virgin Islands company.

  "Registration Rights Agreement" means that certain registration rights agreement, dated February 18, 2000, among the Company, Littlejohn and Quilvest, as the same may be amended or modified from time to time.

  "Securities" means and include (a) all shares of the Common Stock and Preferred Stock, (b) all options, warrants or rights to acquire shares of Common Stock or Preferred Stock, (c) all securities which are convertible into or exchangeable or exercisable for, Common Stock or Preferred Stock, and (d) all other securities of the Company which may be issued in exchange for or in respect of shares of Common Stock or Preferred Stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Selling Stockholder" has the meaning set forth in Section 4.1 hereof.

  "Series A Preferred Shares" means the Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

  "Series B Preferred Shares" means the Series B Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

  "Series C Preferred Shares" means the Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

  "Third Party Offer Terms" has the meaning set forth in Section 4.1 hereof.

  "Transfer" means any transfer of Securities, whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition. The verb to "transfer" means to sell, assign, give, dispose, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, or encumber.

  "Voting Securities" has the meaning set forth in Section 2.1 hereof.

  "Warrants" means the warrants to purchase shares of Series A Cumulative Pay-in-Kind Preferred Stock of the Company as issued and sold to Littlejohn and Quilvest pursuant to that certain Securities Purchase Agreement, dated February 18, 2000, by and among Littlejohn, Quilvest and the Company.

                                     B-A-2

                                   EXHIBIT C

                           FORM OF IRREVOCABLE PROXY

  The undersigned stockholder of Pameco Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Littlejohn Fund II, L.P., a Delaware limited partnership ("Littlejohn"), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the issued and outstanding shares of voting Securities of the Company, whether common stock, preferred stock or otherwise, owned of record by the undersigned as of the date of this proxy, which Securities are specified on the final page of this proxy and (ii) any and all other Securities of the Company as to which the undersigned may acquire record ownership after the date hereof (the Securities of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Subject Shares"). As of the Effective Time, all prior proxies given by the undersigned with respect to any of the Subject Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Subject Shares.

  This proxy is irrevocable, is coupled with an interest and is granted in connection with a Stockholders Agreement, dated as of the date hereof, between the Company (as the successor to Pameco Acquisition, Inc. by merger), Littlejohn and the undersigned (as hereafter amended from time to time, the "Stockholders Agreement"), and is granted in consideration of Littlejohn's participation, by way of its interest in Pameco Acquisition, Inc. in the Merger Agreement, dated as of March 6, 2001, between the Company and Pameco Acquisition, Inc.

(a) The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Subject Shares, at any time and from time to time, in its sole and absolute discretion (subject only to the terms and conditions of the Stockholders Agreement), at any meeting of the stockholders of the Company, however called, or in any written action by consent of stockholders of the Company, with respect to all matters brought before a vote of the stockholders, including a vote for the election of directors; provided, that nothing contained in this proxy shall permit Littlejohn to vote the Subject Shares in contravention of the provisions of the Stockholders Agreement.

  This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Subject Shares in accordance with the Stockholders Agreement).

  The undersigned hereby confirms each and every action to be taken by Littlejohn pursuant to this proxy as if it were its own and waives any right to make any claim against Littlejohn that may arise, directly or indirectly, as a result of Littlejohn's voting of any of the Subject Shares by virtue of this proxy.

  Any term or provision of this proxy which is invalid or unenforceable, in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  Notwithstanding anything to the contrary, this proxy shall become effective only as of, and subject to, the occurrence of the Effective Time, and shall terminate immediately upon the termination of the Stockholders Agreement pursuant to Section 11 thereof and shall terminate earlier as to particular Subject Shares to the extent set forth in Section 11 of the Stockholders Agreement.

Dated:             ,

Name:

[By:                            ]
[Name:]
[Title:]

                                     B-C-1

Number of shares of Common Stock,
$.01 par value per share, of the Company owned of record as of the date of this proxy:

Number of shares of Series A Cumulative
Pay-in-Kind Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy:

Number of shares of Series B Cumulative
Pay-in-Kind Convertible Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy:

Number of shares of Series C Cumulative
Pay-in-Kind Convertible Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy:

Number of Warrants to purchase
Series A Cumulative Pay-in-Kind
Preferred Stock, $1.00 par value per
share, of the Company owned of
record as of the date of this
proxy:

                                     B-C-2

                                   Schedule 1

                            Ownership of Securities

                          Number of
                          Shares of Number of Number of Number of Number of
                            Newco   Shares of Series A  Series B  Series C
                           Common    Common   Preferred Preferred Preferred Number of
  Name of Stockholder       Stock     Stock    Shares    Shares    Shares   Warrants
  -------------------     --------- --------- --------- --------- --------- ---------
Littlejohn Fund II,
 L.P....................       8           0   112,000   52,500    50,000    112,000
Quilvest American Equity
 Ltd....................       2     616,667    28,000   10,000    12,500     28,000


                                     B-S-1

                                                                     APPENDIX C

                                                 [LOGO OF MCDONALD INVESTMENTS]

                                March 16, 2001

The Special Committee of the Board of Directors
Pameco Corporation
651 Corporate Circle, Suite 200A
Golden, CO 80401

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pameco Corporation ("Pameco" or the "Company") other than Littlejohn Fund II, L.P. ("Littlejohn") and Quilvest American Equity Ltd. ("Quilvest") (such shareholders other than Littlejohn and Quilvest and their affiliates being referred to herein as the "Unaffiliated Shareholders") of the $0.45 per share in cash (the "Merger Consideration") to be received by such Unaffiliated Shareholders in the proposed merger (the "Merger") of an affiliate of Littlejohn and Quilvest with and into the Company in accordance with the Agreement and Plan of Merger, dated March 5, 2001 (the "Merger Agreement"). This opinion supersedes and replaces in its entirety the opinion dated February 28, 2001.

  McDonald Investments, Inc., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have been engaged by the Special Committee of the Board of Directors of the Company to render this opinion in connection with the Merger and have received and will receive a fee from Pameco for our services. In addition, Pameco has agreed to indemnify us under certain circumstances.

  In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company included in its reports, as amended, filed with the Securities and Exchange Commission; (iii) the Company's financial statements, as restated; (iv) certain nonpublic information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by management for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading markets for, the Company's common stock; (vi) certain publicly available information with respect to certain other companies we believed to be comparable to the Company and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of other transactions that we believed to be relevant to our inquiry. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company and considered such other matters as we deemed relevant to our inquiry.

  We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industries in which Pameco operates generally. Our opinion is necessarily based on the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Pameco's senior management as to the recent and likely future performance of Pameco. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

March 16, 2001
Page 2

  We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We were not asked to consider and our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Pameco or the effect of any other transactions in which Pameco might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets or liabilities of Pameco or any of its subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of Pameco and were advised by representatives of Littlejohn and Quilvest that they were not interested in pursuing a sale of their ownership position in the Company.

  Pameco is entitled to reproduce this opinion, in whole but not in part, in the proxy statement/prospectus as required by applicable law or where otherwise appropriate; provided, however, that any excerpt or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of Pameco common stock to vote in favor of the Merger. We were engaged by you, the Special Committee of the Board of Directors of Pameco (the "Special Committee"), to render this opinion in connection with the discharge of your fiduciary obligations. We have advised the Special Committee that we do not believe that any person (including a shareholder or creditor of Pameco) other than the directors serving on the Special Committee has the legal right to rely upon this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights or responsibilities of Pameco's Board of Directors under applicable state law.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and based on conditions as they currently exist, the Merger Consideration is fair, from a financial point of view, to the Unaffiliated Shareholders of Pameco.

                                          Very truly yours,

                                          /s/ MCDONALD INVESTMENTS INC.
                                          MCDONALD INVESTMENTS INC.

                                                                     APPENDIX D

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
              SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

Section 262. Appraisal rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (section) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (section) 251 (other than a merger effected pursuant to (section) 251(g) of this title), (section) 252, (section) 254, (section) 257, (section) 258, (section) 263 or (section) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (section) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (section) (section) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (section) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (section) 228 or (section) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                  FORM 10-K/A
                               (Amendment No. 1)

(MARK ONE)

  [X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934

     For the fiscal year ended February 29, 2000

                                      OR

  [_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

     For the transition period from      to

                      Commission File Number:  001-12837

                               ----------------
                              PAMECO CORPORATION
            (Exact name of registrant as specified in its charter)

                Georgia                              51-0287654
     (State or other jurisdiction                 (I.R.S. employer
   of incorporation or organization)           identification number)

                               1000 Center Place
                              Norcross, GA 30093
                   (Address of principal executive offices)

                                (770)-798-0700
             (Registrant's telephone number, including area code)

                               ----------------

          Securities registered pursuant to Section 12(b) of the Act:

          Title of each class           Name of exchange on which registered
         Class A Common Stock                  New York Stock Exchange

  Securities registered pursuant to Section 12(g) of the Act: Not applicable

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part II of this Form 10-K or any amendment to this Form 10-K. [_]

  The aggregate market value of the Class A Common Stock held by non-affiliates of the registrant was $12,878,591 on April 30, 2000.

  The number of shares outstanding of the registrant's Class A Common Stock, $.01 par value, and Class B Common Stock, $.01 par value, was 7,366,582 and 1,872,929 respectively, as of April 30, 2000.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Registrant's definitive Proxy Statement for the 2000 Annual Meeting of Stockholders are incorporated by reference into Part III.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               PAMECO CORPORATION

                                     INDEX

 Part I
  Item 1.  Business......................................................     3
  Item 2.  Properties....................................................     5
  Item 3.  Legal Proceedings.............................................     5
  Item 4.  Submission of Matters to a Vote of Security Holders...........     5


 Part II
  Item 5.  Market for Registrant's Common Stock and Related Stockholder
           Matters.......................................................     5
  Item 6.  Selected Financial Data.......................................     7
  Item 7.  Management's Discussion and Analysis of Financial Condition
           and Results of Operations.....................................     7
  Item 7A. Quantitative and Qualitative Disclosures about Market Risk....    13
  Item 8.  Consolidated Financial Statements and Supplementary Data......    14
  Item 9.  Changes in and Disagreements with Accountants on Accounting
           and Financial Disclosure......................................    38


 Part III
  Item 10. Directors and Executive Officers of the Registrant............    38
  Item 11. Executive Compensation........................................    38
  Item 12. Security Ownership of Certain Beneficial Owners and
           Management....................................................    38
  Item 13. Certain Relationships and Related Transactions................    38


 Part IV
  Item 14. Exhibits and Financial Statement Schedules and Reports on Form
           8-K...........................................................    38


 Signatures...............................................................   40

                                    Part I.

Item 1. Business

 Overview

  Pameco Corporation ("Pameco" or the "Company") is one of the largest distributors of heating, ventilation, and air conditioning ("HVAC") systems and equipment and refrigeration products in the United States, with predecessor corporations dating back to 1931. As of February 29, 2000, the Company operated 309 branches in 47 states and Guam. The Company's products include a complete range of central air conditioners, heat pumps, furnaces and parts and supplies for the residential market, and condensing units, compressors, evaporators, valves, walk-in coolers and ice machines for the commercial market. In fiscal 2000, Pameco primarily focused on generating net sales from the repair and replacement market, which is higher margin and less cyclical than the new construction market due to end-users' needs for immediate service and expert technical advice. Management believes that Pameco is one of a small number of companies in the United States which offer a complete line of HVAC and refrigeration products on a significant scale on a nationwide basis.

 The Industry

  Based upon the most recent industry report available, management estimates that sales in the residential and light commercial heating and cooling equipment and commercial refrigeration markets (excluding product markets in which the Company does not compete) totaled approximately $13.4 billion and $3.7 billion, respectively, in 2000. The combined $17.1 billion industry includes equipment, parts and supplies distributed by wholesalers and by OEMs' captive distribution arms, but excludes HVAC systems sold for use in large commercial projects and refrigeration products sold in the residential market.

 Business Strategy

  For the fiscal year ending February 28, 2001, the Company has two primary goals. First, the Company will seek to improve its relationships with its core customers, the HVAC and refrigeration contractors. The Company will focus on becoming a contractor service organization which means having the right products and services when its customers need them. Second, the Company will seek to improve its infrastructure. In particular, the Company will seek to re-engineer to lower fixed costs in general and optimize the distribution network in particular. The Company will also seek to implement "best practices" from both inside and outside the HVAC industry.

 Suppliers

  The Company's size and stature in the HVAC and refrigeration industries, as well as its strong and long-standing supplier relationships, enable the Company to obtain favorable terms from its suppliers. Additionally, suppliers have traditionally resisted granting distribution rights on a national level. Due to the Company's size and growth through acquisitions, Pameco has been granted nationwide distribution rights for certain product lines. Management believes that as the Company continues to grow, additional suppliers may grant the Company broader distribution rights.

  The Company believes that it has good relationships with its suppliers. A significant portion, approximately 40.8%, of the Company's purchases are pursuant to contractual distribution arrangements with its suppliers. The remainder are verbal and many of these arrangements may be terminated by the supplier immediately or upon short notice.

  During fiscal 2000, the Company purchased approximately $414.0 million of equipment for resale, of which approximately 52.7% was obtained from its top five suppliers, while the 25 largest suppliers accounted for approximately 78.7% of total purchases. The largest supplier accounted for approximately 20.4% of the Company's total purchases.

 Customers

  The Company currently serves over 35,000 customers, with no single customer accounting for more than 2.5% of the Company's total sales and with the top ten customers representing less than 9.0% of total sales in fiscal 2000.

 Competition

  The Company's business is highly competitive and fragmented. The Company competes with a wide variety of traditional HVAC and refrigeration product distributors in each of the Company's geographic markets. Most such distributors are small enterprises maintaining between one and ten branches and selling to customers in a limited geographic area. The Company also competes to some extent with the manufacturers of HVAC and refrigeration products, although management believes these manufacturers cannot compete effectively with distributors, such as the Company, which offer broad product lines and additional services. The primary factors of competition within the Company's industries include breadth and quality of product lines distributed, ability to fill orders promptly, technical knowledge of sales personnel and, in certain product lines, service capability and price. In general, the Company believes that national and multi-regional wholesalers, such as the Company, enjoy substantial competitive advantages over small, independent wholesalers that cannot afford to maintain Pameco's comprehensive product offerings. The Company believes that its ability to compete effectively is dependent upon its ability to respond to the needs of its customers through quality service and product availability.

 Government Regulations and Environmental Matters

  The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. These include laws and regulations implementing the Clean Air Act, relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone-depleting refrigerants used in such systems, including those established at the Montreal Protocol in 1992 concerning the phase-out of CFC-based refrigerants. Management believes that the Company is in substantial compliance with all applicable federal, state and local provisions relating to the protection of the environment. The Company is also subject to regulations concerning the transport of hazardous materials, including regulations adopted pursuant to the Motor Carrier Safety Act of 1990.

 Associates

  As of February 29, 2000, Pameco employed 1,493 associates, 172 of whom were employed primarily in management and administration, 124 in regional distribution centers and 1,197 in sales and field operations. The Company's associates are not subject to any material collective bargaining agreements, and management believes that its relationship with its associates is good.

 Forward-Looking Statements

  Certain statements contained in this filing are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks include, without limitation, risks associated with the Company's information technology, the risk that the Company will not be able to successfully implement its new strategies, the risk that new acquisitions will not be successfully integrated into the Company, the seasonality and cyclicality of the Company's sales, the Company's competition, the Company's dependence on supplier relationships, the increased presence of buying groups and risks related to the Company's borrowings. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Investors are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.

Item 2. Properties

  The Company currently maintains its corporate headquarters in Norcross, Georgia. The lease expires in July 2003. The Company believes that its current office space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on terms acceptable to the Company.

  Pameco leases its 11 distribution centers pursuant to agreements expiring from five to 15 years. As of February 29, 2000, the Company operated 309 branches in 47 states and Guam, of which five are owned. The Company's branch leases have terms expiring from one to seven years, with its leases typically having renewal options. Management believes that none of Pameco's leased facilities, individually, is material to the Company's operations.

Item 3. Legal Proceedings

  From time to time, the Company is involved in claims and legal proceedings in the ordinary course of business. The Company intends to defend vigorously all such claims and does not believe any such matters would have a material adverse effect on the Company's results of operations or financial condition.

Item 4. Submission of Matters to a Vote of Security Holders

  None

                                   Part II.

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

  The Registrant was incorporated in March 1997, and since June 4, 1997 its Class A Common Stock has been traded on the New York Stock Exchange. As of January 12, 2000, there were approximately 1,400 beneficial holders and 345 holders of record of the Class A Common Stock. As of January 12, 2000, there were 36 holders of record of the Class B Common Stock.

  During the past three years, the following persons were issued Class A Common Stock of the Registrant based on the exemption provided under Section 4(2) of the Securities Act of 1933 on the date and for the consideration referenced below:

   Name                                No. Shares Date of Issuance Consideration
   ----                                ---------- ---------------- -------------
   *J Chelsey Culpepper...............     625        07/31/97       $3,400.00
   *Hector M. Colon...................     375        07/09/97       $1,800.00
   *Robert J. Duncan..................     375        06/23/97       $1,800.00
   *Mary C. Barnett...................     375        06/20/97       $1,800.00
   *Eugene H. Dill....................     375        06/19/97       $  330.00
   *James E. Plew.....................     375        06/19/97       $  330.00
   *Andrew F. Ross....................     375        06/19/97       $  330.00
   *Garland A. Smith..................     375        06/19/97       $  330.00
   *Randall Fly.......................   5,000        06/17/97       $4,400.00
   *Charles Bailly....................     375        06/16/97       $  330.00
   *David Whitman.....................     375        06/16/97       $  330.00
   *James C. Herlinger................     375        06/12/97       $  330.00
   *Wally W. George...................   5,000        06/11/97       $4,400.00
   *Philip A. Mattera.................     375        06/11/97       $  330.00
   *Francis S. Dzialo.................     375        06/10/97       $  330.00
   *Lawrence C. Olson.................   6,250        06/10/97       $5,500.00
   *Thomas S. Greenway................     375        06/09/97       $  330.00

   Name                                No. Shares Date of Issuance Consideration
   ----                                ---------- ---------------- -------------
   *John K. Hammer....................      375       06/09/97      $    330.00
   *Jacke Reynolds....................    5,000       06/09/97      $  4,400.00
   *John D. Davis.....................      375       06/06/97      $    330.00
   *Pedro Morales.....................      375       06/04/97      $    330.00
   *Steve Ferguson....................      375       05/28/97      $    330.00
   *Paul J. Smith.....................      625       05/21/97      $  4,000.00
   *Al J. Lendino.....................    5,000       05/16/97      $  4,400.00
   *J.W. Leneave......................    6,250       05/02/97      $  5,500.00
   *Ronald T. Nakamura................    5,000       05/02/97      $  4,400.00
   *David P. Satterthwaite............    3,125       05/02/97      $  2,750.00
   *Robert Ellis......................      375       04/14/97      $    330.00
   *Gary Wadsworth....................    1,562       04/14/97      $  1,375.00
   *Jesus B. Pizarro..................    5,000       04/10/97      $  4,400.00
   *Charles Sorrentino................   21,875       04/07/97      $140,000.00
   *J. Christopher van Ee.............   19,031       04/07/97      $ 30,100.00
   *Mark L. Davison...................    1,875       04/04/97      $ 15,000.00
   *Philip J. Filer...................    3,987       04/04/97      $ 19,140.00
   *Donagh M. Kelly...................   22,916       04/04/97      $ 27,580.00
   *James R. Balkcom, Jr..............   12,500       04/03/97      $100,000.00
   *Theodore R. Kallgren..............   17,312       04/03/97      $ 39,000.00
   *Jeffrey S. Ruege..................   19,997       04/03/97      $ 39,638.00
   *Brian T. Silva....................      375       04/03/97      $    330.00
   *Walter W. Wilcox..................    6,250       04/03/97      $  5,500.00
   *Mark A. Graham....................   12,362       04/02/97      $ 44,620.00
   *Thomas L. Jacques.................    7,625       04/01/97      $ 41,350.00
   *Mary M. McCulley..................    2,750       04/01/97      $ 13,200.00
   *Jeffrey D. Ward...................    3,525       03/31/97      $ 15,110.00
   *Paul K. Bois......................   14,375       03/27/97      $ 12,650.00
   *Gerald V. Gurbacki................   76,875       03/20/97      $492,000.00
   James R. Balkcom, Jr...............   62,500       03/10/97      $600,000.00
   *James Giolas......................    5,000       03/10/97      $  4,400.00

--------
* Pursuant to the exercise of stock options

  The following table sets forth for the periods indicated the high and low sales prices of the Class A Common Stock on the New York Stock Exchange. The Company has not paid dividends on its Class A Common Stock. The Company intends to retain its earnings to finance its growth and for general corporate purposes. Under the terms of its credit agreements, the Company may not pay dividends without the consent of its lenders.

   Stock Market Price Range                                        Low    High
   ------------------------                                       ------ ------
   First Quarter--March 1, 1999-May 31, 1999..................... $ 5.63 $ 8.00
   Second Quarter--June 1, 1999-August 31, 1999.................. $ 6.56 $ 9.50
   Third Quarter--September 1, 1999-November 30, 1999............ $ 4.13 $ 6.88
   Fourth Quarter--December 1, 1999-February 29, 2000............ $ 3.38 $ 4.31

   First Quarter--March 1, 1998-May 31, 1998..................... $16.38 $20.50
   Second Quarter--June 1, 1998-August 31, 1998.................. $17.00 $23.75
   Third Quarter--September 1, 1998-November 30, 1998............ $13.69 $16.31
   Fourth Quarter--December 1, 1998-February 28, 1999............ $ 6.69 $13.75

Item 6. Selected Financial Data

                                                    Year Ended
                         ----------------------------------------------------------------
                         February 29, February 28, February 28, February 28, February 29,
                           2000(a)      1999(b)      1998(c)      1997(d)        1996
                         ------------ ------------ ------------ ------------ ------------
                           Restated     Restated
Results of Operations
Net sales...............   $603,711     $625,042     $484,010     $378,658     $334,537
Net (loss) income
 applicable to common
 shareholders...........   $(55,647)    $  1,855     $  8,846     $ 10,732     $  5,494

Per Share Data
Basic (loss) earnings
 per share..............   $  (6.06)    $   0.21     $   1.14     $   1.82     $   0.88
Diluted (loss) earnings
 per share..............   $  (6.06)    $   0.20     $   1.08     $   1.71     $   0.83

Balance Sheet
 Information
Total assets............   $222,529     $272,632     $210,812     $149,369     $119,167
Long-term liabilities...     85,177       99,283       45,911       36,299       42,972
Redeemable convertible
 preferred stock........     23,324          --           --           --         4,000
Warrants to purchase
 redeemable convertible
 preferred stock........     11,676          --           --           --           --

--------
(a) Includes a $27.0 million increase in the Company's valuation allowance for deferred tax assets.
(b) Reflects the results of operations of Keller Supply, Inc., George L. Johnston Co., Inc., Park Heating and Air Conditioning Supply, Inc., Climate Supply Company, Inc., Tesco Distributors, Inc. and Belleville Supply Company, Inc. from the respective dates of acquisition.
(c) Reflects the results of operations of Bellows-Evans, Inc., Trigg Supply, Inc., Heating Cooling Distributors, Inc., Saez Refrigeration, Inc., Saez Refrigeration of Hialeah, Inc., Superior Supply Company, General Heating and Cooling Company, and Williams Refrigeration, Inc. from the respective dates of acquisition.
(d) Reflects the results of operations of Chase Supply Company and Sid Harvey Industries from the respective dates of acquisition.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

  Pameco Corporation is one of the largest distributors of HVAC systems and equipment and refrigeration products in the United States, with predecessor corporations dating back to 1931. As of February 29, 2000, the Company operated 309 branches in 47 states and Guam.

  In fiscal 2000, Pameco primarily focused on generating net sales from the repair and replacement market, which is higher margin and less cyclical than the new construction market due to end-users' needs for immediate service and expert technical advice. Management believes that Pameco is one of a small number of companies in the United States which offers a complete line of HVAC and refrigeration products on a significant scale on a nationwide basis.

Results of Operations

  The table below sets forth certain consolidated historical operating information for the Company, as a percentage of total sales, for the periods indicated:

                                                       Year Ended
                                         --------------------------------------
                                         February 29, February 28, February 28,
                                             2000         1999         1998
                                         ------------ ------------ ------------
                                           Restated     Restated
Net sales...............................    100.0 %      100.0 %      100.0 %
Cost of products sold...................     78.2         76.5         76.2
                                            -----        -----        -----
Gross profit............................     21.8         23.5         23.8
 Warehousing, selling, and
  administrative expenses...............     26.8         21.8         20.4
 Restructuring..........................      0.7          0.1          0.0
 Amortization of excess of cost over
  acquired net assets...................      0.2          0.2          0.1
 Amortization of excess of acquired net
  assets over cost......................     (0.2)        (0.2)        (0.3)
                                            -----        -----        -----
Operating (loss) earnings...............     (5.7)         1.6          3.6
Other expense:
 Interest expense, net..................      1.4          0.8          0.4
 Discount on sale of accounts receivable
  and other expense.....................      0.3          0.5          0.6
                                            -----        -----        -----
(Loss) income before income taxes.......     (7.4)         0.3          2.6
Provision for income taxes..............      1.8           --          0.7
                                            -----        -----        -----
Net (loss) income.......................     (9.2)%        0.3 %        1.9 %
                                            =====        =====        =====

Year Ended February 29, 2000 Compared to Year Ended February 28, 1999

  Net sales for the year ended February 29, 2000 decreased 3.4% to $603.7 million as compared to $625.0 million for the year ended February 28, 1999. For the year ended February 29, 2000, same store net sales decreased 3.9% as compared to the prior year. The decline in same store net sales cannot be attributed to any single market factor. The decline was similar across all regions of the country and included broad product categories, which affected a broad range of product segments and vendor lines. The decline in net sales was due primarily to supply chain and cash flow issues that affected product availability. The Company also continued to reduce its inventory levels in an effort to manage working capital more effectively, which adversely impacted net sales volume. For the year ended February 29, 2000, working capital was reduced by $17.4 million and long-term debt was reduced by $15.2 million.

  Gross profit for the year ended February 29, 2000, decreased 10.3% to $131.8 million from $146.9 million for the prior year. The gross profit percentage for year ended February 29, 2000, decreased to 21.8% from 23.5% for the prior year. The gross profit percentage was negatively impacted by the Company's lack of availability of higher margin repair and replacement products during the year due to supply chain and cash flow issues. The gross profit percentage was reduced as the Company received lower benefits from vendor rebate programs due to lower purchasing levels. Also in February 2000, the Company conducted a full physical inventory. Based on the results of that physical inventory, the Company recorded an additional product shrinkage expense. In addition, the Company revalued a portion of its inventory and also sold a significant portion of its excess and idle inventory during the year. The effect of these items lowered the gross profit percentage for the year ended February 29, 2000 from 23.3% to 21.8%.

  Warehousing, selling, and administrative expenses for the year ended February 29, 2000, increased 19.2% to $162.4 million from $136.2 million for the prior year. The normal operating expenses of the 32 branches acquired since February 28, 1998, contributed approximately 53.3% of the additional expense. Of the remaining expenses, a significant portion is attributable to the approximately $9.0 million dollars of consulting costs associated with the Company's enhancement of its key business processes. Warehousing costs have also increased due to the Company's strategic re-deployment of its inventory throughout the entire distribution system during the current year.

  For the year ended February 29, 2000, the Company recorded a $3.7 million restructuring charge for costs relating to the closing of 40 branches.

  Net interest expense for the year ended February 29, 2000, increased $3.5 million to $8.6 million from $5.1 million for the prior year. Higher interest rates during the year in conjunction with higher average borrowings, which increased by $3.4 million over the previous year, caused the increased interest expense. The discount on the sale of accounts receivable of $2.6 million and $3.6 million for the years ended February 29, 2000, and February 28, 1999, respectively, was recorded as part of the "Discount on sale of accounts receivable and other expense" on the statement of operations. The weighted average rate of interest on all debt, including the Securitization Program, for the year ended February 29, 2000, was 8.7% as compared to 7.0% for the previous year.

  For the year ended February 29, 2000, the Company recorded an income tax expense of $11.0 million as compared to $325,000 in the prior year. The Company's effective income tax rate for the year ended February 29, 2000, differed from the statutory rate principally as a result of an increase in the deferred tax asset valuation allowance of $27.0 million. In February 2000, in connection with the significant loss incurred by the Company during the fourth quarter of the year, management concluded that realization of its net deferred tax assets was no longer more likely than not and, accordingly, increased the valuation allowance to fully provide for such assets. The Company's effective income tax rate is reduced by the exclusion of the amortization of the acquired net assets over cost (negative goodwill amortization) from taxable income.

Year Ended February 28, 1999 Compared to Year Ended February 28, 1998

  Net sales of $625.0 million for the year ended February 28, 1999 increased 29.1% from $484.0 million for the year ended February 28, 1998. Same store net sales increased 9.6% for the year ended February 28, 1999 as compared to the prior year.

  Although acquired branches contributed significantly to the year to year growth in net sales, the net sales of HVAC products on a same store basis increased by 14.8% for the year ended February 28, 1999 as compared to the prior year. Continued net sales improvement in the Company's ThermalZone(TM) private label equipment line was a primary reason for the increase. Sales of refrigeration equipment, parts, and supplies increased 3.1% on a daily same store basis for the year ended February 28, 1999 as compared to the prior year.

  For the year ended February 28, 1999, gross profit increased 27.4% to $146.9 million from $115.3 million in the prior year. The Company's gross profit increased largely due to increased sales volume. The gross profit percentage decreased to 23.5% for the year ended February 28, 1999 as compared to 23.8% for the prior year. During the year, the Company increased the volume of its lower margin ThermalZone(TM) product lines at a substantially faster rate than its higher margin refrigeration products. In addition, the Company sustained higher product shrinkage and damage expenses in the year ended February 28, 1999 than in the previous year. The gross profit also was adversely impacted by non-recurring charges for (i) the write down of inventories associated with certain discontinued product lines and (ii) other charges for damaged equipment in inventory. These reductions to gross profit were offset in part by improved terms and prompt payment discounts from key suppliers. The Company also revised its purchasing practices to take further advantage of manufacturer rebate programs and volume purchase discounts.

  Warehousing, selling, and administrative expenses for the year ended February 28, 1999 increased 38.0% to $136.2 million from $98.7 million in the prior year. Although a portion of the increase over the prior year can be attributed to the normal operating expenses of the acquired branches, the Company also incurred significant additional expenses during its conversion to a new enterprise-wide management information system ("MIS").

To facilitate a smooth transition to the new system with minimal disruption to its customers, the Company retained seasonal employees at its branches and warehouses through the transition period that lasted into the third quarter of fiscal 1999. Likewise, additional administrative costs were incurred at the corporate office during this transition period for the same purpose. The Company also recorded non-recurring charges consisting of (i) the expensing of certain training and software costs relating to the implementation of the new MIS; and (ii) a significant increase in the Company's allowance for losses on accounts receivable relating to the increase in aging of such receivables because of billing statement delays and other inefficiencies associated with the transition to the new MIS. Warehousing, selling, and administrative expenses as a percentage of net sales increased to 26.8% for the year ended February 28, 1999 from 21.8% in the prior year.

  For the year ended February 28, 1999, the Company recorded a $0.7 million restructuring charge for costs related to the closing of 15 branches.

  Interest expense during the year ended February 28, 1999 increased to $5.1 million from $2.0 million in the previous year. The Company's average borrowings increased by $64.8 million over the previous year. During the past fiscal year, the Company utilized the Working Capital Facility to fund all its acquisitions. To avoid disruptions during the transition to the new MIS, the inventory levels were increased to a higher than normal level and maintained at that level through the transition period. In addition, the mailing of customer statements was delayed in September and October 1998 as the new system became operational. Both of these events resulted in increased bank borrowings during the third and fourth quarters of the year ended February 28, 1999. The Securitization Program (as defined below) was recorded as a sale of assets; therefore, approximately $43.6 million of accounts receivable and debt are not reflected on the Company's balance sheet at February 28, 1999. The discount on the sale of accounts receivable of $3.6 million and $3.0 million for the years ended February 28, 1999 and February 28, 1998, respectively, was recorded as other expense on the consolidated statements of operations. The weighted average rate of interest on all debt, including the Securitization Program, for the year ended February 28, 1999 was 7.0% as compared to 7.3% for the previous year.

  For the year ended February 28, 1999, the Company recorded income tax expense of $325,000. The Company's effective tax rate differed from the statutory rate principally as a result of the amortization of the excess of acquired net assets over cost (negative goodwill amortization) not being included in taxable income. The Company's effective income tax rate for the year ended February 28, 1998, was lower than the statutory rate principally as a result of the reduction of the deferred income tax valuation allowances.

Liquidity and Capital Resources

  The Company's liquidity needs arise from seasonal working capital requirements, capital expenditures, interest and principal payment obligations, and acquisitions. The Company has historically met its liquidity and capital investment needs with internally generated funds and borrowings under its credit facilities. For the year ended February 29, 2000, the cash used in operating activities was $10.1 million compared to cash provided in operating activities of $762,000 for the year ended February 28, 1999. Net cash used in investing activities was $3.4 million for the year ended February 29, 2000 as compared to $51.0 million for the prior year. During the year ended February 28, 1999, the Company purchased the HVAC operations and related assets of Keller Supply, Inc., George L. Johnston Co., Inc., Park Heating and Air Conditioning, Inc., Tesco Distributors, Inc., Climate Supply Company, Inc. and Belleville Supply Company, Inc. for an aggregate cash price of $45.7 million. Net cash provided by financing activities was $13.5 million for the year ended February 29, 2000, while such activities provided $50.3 million in the prior year. The Company received $35.0 million from the issuance of Series A redeemable convertible preferred stock and warrants in February 2000. The Company borrowed $60.2 million pursuant to the new credit agreement it executed in February 2000. The Company also borrowed $20.0 million under a subordinated debt agreement reached in February 2000. The Company repaid $49.7 million and $49.2 million of outstanding borrowings under its previous working capital facility and term debt, respectively, with the proceeds from the new borrowings.

  The Company's working capital decreased to $80.1 million at February 29, 2000 from $100.8 million at February 28, 1999.

  At February 28, 1999, the Company had a $240.0 million Credit Agreement with one primary institution and several other participating lenders. The Credit Agreement provided for (a) a securitization commitment ("the Securitization Program") of $100.0 million; (b) a revolving line of credit ("the Revolver") of $90.0 million; and (c) two term loans aggregating $50.0 million ("Tranche A" and "Tranche B"). The combined $240.0 million of facilities bore interest based on the commercial paper or the Eurodollar rate plus a margin as described below.

  At February 28, 1999, the Company had a Securitization Program with General Electric Capital Corporation, Redwood Receivables Corporation ("Redwood"), and Pameco Securitization Corporation ("PSC"). The Securitization Program was an off-balance sheet arrangement that provided for the transfer and sale of accounts receivable to PSC, a special purpose wholly-owned subsidiary, that sold the accounts receivable to Redwood, which issued commercial paper on the Company's behalf. At February 28, 1999, accounts receivable of $43.6 million were sold under the Securitization Program. The sales of such accounts receivable were reflected as a reduction of accounts receivable in the Company's consolidated balance sheet. The margin on the commercial paper rate for the Securitization Program ranged from 0.75% to 1.75%, depending upon the Company's interest coverage ratio, and was 1.00% at February 28, 1999. The borrowing rate at February 28, 1999 was 5.9%. The discount on the sale of accounts receivable was $2.6 million and $3.6 million for the years ended February 29, 2000, and February 28, 1999, and such amounts are included in other expenses on the consolidated statements of operations.

  At February 28, 1999, the Company had borrowings of $49.7 million outstanding under the Revolver. The margin on the Eurodollar rate for the Revolver ranged from 1.50% to 2.50%, depending upon the Company's interest coverage ratio, and was 1.75% at February 28, 1999. The borrowing rate at February 28, 1999 was 6.7%.

  The Company had aggregate borrowings of $49.2 million outstanding at February 28, 1999 on Tranche A and Tranche B. The margin on the Eurodollar rate for the Tranche A ranged from 1.50% to 2.50%, depending upon the Company's interest coverage ratio, and was 1.75% at February 28, 1999. The margin on the Eurodollar rate for the Tranche B ranged from 2.00% to 3.00%, depending upon the Company's interest coverage ratio, and was 2.25% at February 28, 1999.

  During the year ended February 29, 2000, the Company entered into a series of amendments to the Credit Agreement and the Securitization Program described above. The Company entered into amendments to the Credit Agreement in June 1999, July 1999, August 1999, October 1999, December 1999, and January 2000. These amendments primarily served to lower certain financial covenants, adjust interest rates, decrease borrowing bases, and adjust repayment dates for the tranche loans. Additionally, the Company entered into amendments to the Securitization Program in June 1999, July 1999, August 1999, October 1999, December 1999, and January 2000. These amendments principally served to change reporting requirements and lower certain financial covenants. On February 29, 2000, the Company repaid all borrowings under the Credit Agreement using the proceeds from the financing agreement described below. Additionally, the term loan borrowings with the primary institution sponsoring the Credit Agreement have been repaid. Accounts receivable previously sold under the Securitization Program were repurchased by the Company concurrent with the repayment of borrowings under the Credit Agreement.

  On February 17, 2000, the Company entered into an agreement with a new primary lender and various participating lenders (the "Lenders") to obtain financing under a senior credit facility amounting to an aggregate of $130 million (the "New Credit Agreement"). The New Credit Agreement provides for
(a) a revolving line of credit of $130.0 million (the "New Revolver Facility"), and (b) a subfacility of the New Revolver Facility providing for the issuance of letters of credit (the "LC Facility"), not to exceed $15 million, (such amount to be calculated as part of, and not in addition to, the aggregate limit of the New Credit Agreement). At February 29, 2000, no amounts were outstanding on the LC Facility or additional credit facility.

  At February 29, 2000, the Company had borrowings of $60.2 million outstanding under the New Revolver Facility. Proceeds from these borrowings on February 29, 2000, were used to repay borrowings under the previous Credit Agreement. These borrowings are due February 17, 2005. Interest is based on LIBOR plus 2.75% for specified loan amounts and the prime rate plus 0.75% for borrowings in excess of specified loan amounts. The effective borrowing rate at February 29, 2000 was 8.77%.

  At February 29, 2000, debt includes a $20.0 million subordinated debt agreement (the "Subdebt Facility") entered into on February 18, 2000, simultaneously with the $130.0 million New Credit Agreement. The Subdebt Facility bears interest of 12% per annum due quarterly. The 12% interest rate consists of 6% payable in cash and 6% added to principal ("paid in kind" interest). Principal of $2.0 million is due at March 31, 2003 and 2004, respectively, and the remaining principal plus accrued paid in kind interest balance is due on March 31, 2005.

  In connection with the $20.0 million Subdebt Facility and effective February 18, 2000, the Company entered into future inventory purchase agreements with the parties to the Subdebt Facility. These agreements require the Company to purchase minimum percentages of its annual inventory demand for certain products over the next five years from specified suppliers. Failure to meet these minimum percentages would result in penalties and default on the associated $20.0 million Subdebt Facility. Minimum commitments under these purchase agreements are: 2001-$19.9 million; 2002-$24.1 million; 2003-
$25.4 million; 2004-$26.4 million; and 2005 and fiscal years thereafter $27.5 million. For the year ended February 29, 2000, the Company purchased $200.2 million of inventory from these specified suppliers.

  The New Credit Agreement and the Subdebt Facility require compliance with specific levels of net worth, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and a specified fixed charge coverage ratio. The negative covenants include various limitations on indebtedness, liens, fundamental changes, dividends, and investments. At February 29, 2000, the Company complied with all covenants or subsequently obtained a waiver and amendment as of May 18, 2000, with respect to any violations. The Company has granted a security interest to the Lenders for substantially all the assets of the Company, including the accounts receivable, inventory, and equipment, as collateral for the debt.

  On May 18, 2000, the Company entered into an amendment and waiver to the New Credit Agreement. In general, the amendment waived the Company's violation of the consolidated net worth covenant, modified the definition of consolidated net worth, and reduced the levels of consolidated net worth required for future periods. In addition, the Subdebt Facility contains provisions whereby amendments to the New Credit Agreement are automatically incorporated into the Subdebt Facility.

  On December 30, 1999, the Company borrowed $7.5 million principal amount from a related party ("Related Party Note"). Interest on the Related Party Note accrued at an annual rate equal to the LIBOR rate plus 7%. During the year ended February 29, 2000, interest expense incurred on the Related Party Note was $114,000. The outstanding principal and interest of $7.6 million were repaid in February 2000 in connection with the New Credit Agreement described above.

  The Company's capital expenditures for the year ended February 29, 2000, were $3.4 million as compared to $5.4 million for the previous fiscal year. Such capital expenditures were primarily for branch and distribution center leasehold improvements, equipment, and computer equipment and supply chain software. Capital expenditures for fiscal year 2001 are expected to total approximately $5.0 million.

  Management believes that the Company has adequate resources and liquidity to meet its borrowing obligations, fund all required capital expenditures, and pursue its business strategy for existing operations through the end of fiscal year 2001. However, the Company will require additional funding in order to pursue significant acquisition opportunities. Future acquisitions may be financed by bank borrowings, public offerings, or private placements of equity or debt securities, or a combination of the foregoing. Such financings may require the consent of the Company's existing lenders.

Seasonality

  The Company's operating results vary significantly from quarter to quarter. Sales typically increase during the warmer months beginning in April and peak in the months of June, July, and August. For the year ended February 29, 2000, the Company's second fiscal quarter accounted for $207.7 million of its net sales and $1.8 million of operating earnings.

  Sales of HVAC and refrigeration equipment and replacement components are also affected by weather patterns and seasonal equipment start-ups. Warmer than normal summer temperatures or colder than normal winter temperatures cause increased stress on cooling and heating equipment. Increased stress on equipment produces higher failure rates and therefore increased sales volume of replacement equipment. Start-up modes for inactive equipment also produce higher failure rates and an increase in replacement business on a seasonal basis. Management believes the Company's national branch coverage mitigates much of the risk associated with regional or local weather patterns.

Inflation

  The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the sales or operating results of the Company. However, inflation in the future could affect the Company's operating costs. Price changes from suppliers have historically been consistent with inflation and have had little impact on the Company's profitability. The Company has been able to pass supplier price increases to its customers or, in a case where the Company meets resistance from its customers on a price increase, the Company has been successful in working with its suppliers to reduce acquisition costs in order to maintain a reasonable margin on its sales.

Year 2000

  The Company developed a Year 2000 strategic plan that identified initiatives necessary to minimize failures of its electronic systems to process date-sensitive information in the Year 2000 and thereafter. The Company completed the necessary modification and replacements to its critical supply chain and financial management systems and software by November 1999. The Company also replaced non-compliant point of sale ("POS") systems and telephone systems by November 1999. The Company did not experience any significant failures of these systems and software during the transition from 1999 to 2000. The Company will continue to monitor these systems and software throughout the year 2000 to ensure continued compliance.

  The Company incurred approximately $358,000 through the end of 1999 in the implementation of the modifications and replacements described above.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

  The Company is exposed to changes in interest rates due to the Company's variable rated debt. As a result of the Company's use of floating rate debt, if market interest rates average 1% more in fiscal 2001 than the rates at February 29, 2000, interest expense would increase by $604,000 for the year ending February 29, 2001. Comparatively, based on the Company's debt profile at February 28, 1999, a 1% increase in market interest rates would increase interest expense by $392,000 for fiscal 2000. These amounts were determined by calculating the effect of the hypothetical interest rate on the Company's floating debt rate, after giving consideration to the Company's interest rate swap agreements and other risk management instruments. These amounts do not include the effects of certain potential results of increased interest rates, such as a reduced level of overall economic activity or other actions management may take to mitigate this risk. Furthermore, this sensitivity analysis does not assume changes in the Company's financial structure that could occur if interest rates were higher.

Item 8. Consolidated Financial Statements and Supplementary Data

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Pameco Corporation

  We have audited the accompanying consolidated balance sheets of Pameco Corporation as of February 29, 2000, and February 28, 1999 (as restated), and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended February 29, 2000 (2000 and 1999 as restated). Our audits also included the financial statement schedule listed in Part IV, Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material aspects, the consolidated financial position of Pameco Corporation at February 29, 2000, and February 28, 1999 (as restated), and the consolidated results of its operations and its cash flows for each of the three years in the period ended February 29, 2000 (2000 and 1999 as restated), in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  The consolidated financial statements for the years ended February 29, 2000 and February 28, 1999 have been restated as discussed in Note 2.

                                          /s/ Ernst & Young LLP

Atlanta, Georgia
April 21, 2000, except for the Subsequent
Event Section of Note 5, as to which the date is May 18, 2000, and except for Note
2, as to which the date is March 13, 2001

                               PAMECO CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                                      Restated
                       Assets
Current assets:
  Cash and cash equivalents..........................    $    120     $    148
  Accounts receivable, less allowance of $5,991 at
   February 29, 2000 and
   $6,210 at February 28, 1999.......................      59,769       35,507
  Inventories........................................      96,619      157,621
  Prepaid expenses and other current assets..........       3,362        4,149
                                                         --------     --------
    Total current assets.............................     159,870      197,425
Property and equipment, net..........................      15,046       15,694
Excess of cost over acquired net assets, net.........      43,221       44,133
Debt financing costs.................................       3,657          815
Other assets.........................................         735          682
Deferred income tax assets...........................         --        13,883
                                                         --------     --------
    Total assets.....................................    $222,529     $272,632
                                                         ========     ========
        Liabilities and shareholders' equity
Current liabilities:
  Accounts payable...................................    $ 58,116     $ 68,521
  Accrued compensation and withholdings..............       5,201        4,661
  Other accrued liabilities and expenses.............      16,355       19,849
  Current portion of other debt......................          50        3,575
                                                         --------     --------
    Total current liabilities........................      79,722       96,606
Long-term liabilities:
  Debt...............................................      80,392       95,608
  Deferred warranty revenue .........................       4,785        3,675
                                                         --------     --------
    Total long-term liabilities......................      85,177       99,283
Excess of acquired net assets over cost, net.........       3,245        4,160
Redeemable convertible preferred stock, $1.00 par
 value: 600 and no shares authorized as of February
 29, 2000, and February 28, 1999, respectively;
 140 and no shares issued and outstanding as February
 29, 2000, and
 February 28, 1999, respectively; aggregate
 liquidation preference of $35,000
 as of February 29, 2000.............................      23,324          --
Warrants to purchase redeemable convertible preferred
 stock...............................................      11,676          --
Shareholders' equity:
  Class A Common stock, $.01 par value--authorized
   40,000 shares;
   5,959 and 5,226 shares issued and outstanding at
   February 29, 2000 and February 28, 1999,
   respectively......................................          59           52
  Class B Common stock, $.01 par value--authorized
   20,000 shares;
   3,273 and 3,831 shares issued and outstanding at
   February 29, 2000 and February 28, 1999,
   respectively......................................          33           38
  Capital in excess of par value.....................      41,312       38,966
  Unamortized deferred compensation..................        (299)         --
  Retained earnings (accumulated deficit)............     (21,720)      33,927
                                                         --------     --------
                                                           19,385       72,983
  Note receivable from shareholder...................         --          (400)
                                                         --------     --------
    Total shareholders' equity.......................      19,385       72,583
                                                         --------     --------
    Total liabilities and shareholders' equity.......    $222,529     $272,632
                                                         ========     ========

                See notes to consolidated financial statements.

                               PAMECO CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                       Year Ended
                                         --------------------------------------
                                         February 29, February 28, February 28,
                                             2000         1999         1998
                                         ------------ ------------ ------------
                                           Restated     Restated
Net sales...............................   $603,711     $625,042     $484,010
Costs and expenses:
  Cost of products sold.................    471,936      478,093      368,685
  Warehousing, selling, and
   administrative expenses..............    162,387      136,194       98,715
  Restructuring.........................      3,747          726          --
  Amortization of excess of cost over
   acquired net assets..................      1,186        1,023          381
  Amortization of excess of acquired net
   assets over cost.....................     (1,244)      (1,224)      (1,224)
                                           --------     --------     --------
                                            638,012      614,812      466,557
                                           --------     --------     --------
Operating (loss) earnings...............    (34,301)      10,230       17,453

Other expense:
  Interest expense, net.................     (8,568)      (5,146)      (1,980)
  Discount on sale of accounts
   receivable and other expense.........     (1,737)      (2,904)      (3,086)
                                           --------     --------     --------
(Loss) income before income taxes.......    (44,606)       2,180       12,387
Provision for income taxes..............     11,041          325        3,541
                                           --------     --------     --------
Net (loss) income applicable to common
 shareholders...........................   $(55,647)    $  1,855     $  8,846
                                           ========     ========     ========
Basic (loss) earnings per share.........   $  (6.06)    $   0.21     $   1.14
                                           ========     ========     ========
Basic weighted average shares
 outstanding............................      9,183        8,802        7,779
                                           ========     ========     ========
Diluted (loss) earnings per share.......   $  (6.06)    $   0.20     $   1.08
                                           ========     ========     ========
Diluted weighted average shares
 outstanding............................      9,183        9,118        8,183
                                           ========     ========     ========


                See notes to consolidated financial statements.

                              PAMECO CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (In thousands)

                               Class   Class
                                 A       B                                                           Retained
                       Common  Common  Common  Common Capital in            Unamortized              Earnings
                       Stock   Stock   Stock   Stock  Excess of     Note      Deferred   Treasury  (Accumulated
                       Shares  Shares  Shares  Amount Par Value  Receivable Compensation  Stock      Deficit)    Total
                       ------  ------  ------  ------ ---------- ---------- ------------ --------  ------------ --------
                                                                                                     Restated   Restated
Balances at February
28, 1997.............   5,108    --      --     $64    $ 1,841      $--        $  --     $(10,500)   $ 23,226   $ 14,631
Conversion of Common
Stock to Class A
shares...............  (1,125) 1,125     --     --         --        --           --          --          --         --
Conversion of Common
Stock to Class B
shares...............  (3,983)   --    3,983    --         --        --           --          --          --         --
Issuance of common
stock, net of
expenses.............     --   3,536     --      35     45,098       --           --          --          --      45,133
Purchase of treasury
stock................     --    (207)    --     --         --        --           --       (1,207)                (1,207)
Retirement of
treasury stock.......     --     --      --     (13)   (11,694)      --           --       11,707         --         --
Note receivable from
shareholder..........     --      63     --     --         600      (600)         --          --          --         --
Proceeds from
exercise of common
stock warrants.......     --     --       63      1        524       --           --          --          --         525
Proceeds from
exercise of stock
options..............     --     148     --       1        723       --           --          --          --         724
Net income...........     --     --      --     --         --        --           --          --        8,846      8,846
                       ------  -----   -----    ---    -------      ----       ------    --------    --------   --------
Balances at February
28, 1998.............     --   4,665   4,046     88     37,092      (600)         --          --       32,072     68,652
                       ------  -----   -----    ---    -------      ----       ------    --------    --------   --------
Note receivable from
shareholder..........     --     --      --     --         --        200          --          --          --         200
Conversion of Class B
shares to Class A
shares...............     --     215    (215)   --         --        --           --          --          --         --
Proceeds from the
issuance of shares
under Employee Stock
Purchase Plan........     --      31     --     --         425       --           --          --          --         425
Proceeds from
exercise of stock
options..............     --     315     --       2      1,449       --           --          --          --       1,451
Net income...........     --     --      --     --         --        --           --          --        1,855      1,855
                       ------  -----   -----    ---    -------      ----       ------    --------    --------   --------
Balances at February
28, 1999 (restated)..     --   5,226   3,831     90     38,966      (400)         --          --       33,927     72,583
                       ------  -----   -----    ---    -------      ----       ------    --------    --------   --------
Note receivable from
shareholder..........     --     --      --     --         --        400          --          --          --         400
Issuance of shares
for restricted stock
grant................     --     200     --       2      1,448       --        (1,450)        --          --         --
Withdrawal of shares
to cover tax
liability of
chairman.............     --     (90)    --     --         --        --           --          --          --         --
Amortization of
compensation cost for
vested restricted
stock................     --     --      --     --         --        --         1,151         --          --       1,151
Conversion of Class B
shares to Class A
shares...............     --     558    (558)   --         --        --           --          --          --         --
Proceeds from the
issuance of shares
under Employee Stock
Purchase Plan........     --      58     --     --         326       --           --          --          --         326
Proceeds from
exercise of stock
options..............     --       7     --     --         572       --           --          --          --         572
Net loss.............     --     --      --     --         --        --           --          --      (55,647)   (55,647)
                       ------  -----   -----    ---    -------      ----       ------    --------    --------   --------
Balances at February
29, 2000 (restated)..     --   5,959   3,273    $92    $41,312      $--        $ (299)   $    --     $(21,720)  $ 19,385
                       ======  =====   =====    ===    =======      ====       ======    ========    ========   ========

                See notes to consolidated financial statements.

                               PAMECO CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                        Year Ended
                                          --------------------------------------
                                          February 29, February 28, February 28,
                                              2000         1999         1998
                                          ------------ ------------ ------------
                                            Restated     Restated
Cash flows from operating activities
Net (loss) income.......................    $(55,647)    $  1,855     $  8,846
Adjustments to reconcile net (loss)
 income to net cash (used in) provided
 by operating activities:
  Amortization of excess of acquired net
   assets over cost.....................      (1,244)      (1,224)      (1,224)
  Amortization of excess of cost over
   acquired net assets..................       1,186        1,023          381
  Charge to restructuring for goodwill
   impairment...........................       1,377          --           --
  Depreciation..........................       3,610        2,459        1,596
  Loss on sale of property and
   equipment, including amounts charged
   to restructuring.....................         435           30           66
  Amortization of deferred compensation
   for vested restricted stock..........       1,151          --           --
  Deferred income tax provision
   (benefit)............................      13,390         (403)        (904)
  Changes in operating assets and
   liabilities net of assets acquired
   and liabilities assumed:
    Accounts receivable.................     (23,862)      10,481       (2,309)
    Inventories, prepaid expenses and
     other assets.......................      62,551      (16,902)      10,467
    Accounts payable and accrued
     liabilities........................     (13,078)       3,443      (13,126)
                                            --------     --------     --------
Net cash (used in) provided by operating
 activities.............................     (10,131)         762        3,793
Cash flows from investing activities
Purchases of property and equipment.....      (3,411)      (5,369)      (5,546)
Proceeds from sales of property and
 equipment..............................          14            9          126
Business acquisitions, net of cash
 acquired...............................         --       (45,685)     (44,580)
                                            --------     --------     --------
Net cash used in investing activities...      (3,397)     (51,045)     (50,000)
Cash flows from financing activities
Net (repayments) borrowings on working
 capital facility.......................     (49,670)       7,598       12,354
Net (repayments) borrowings on term
 debt...................................     (49,187)      49,187          --
Repayments on notes to affiliate........         --           --       (18,600)
(Repayments) borrowings on note
 payable................................         --        (7,700)       7,700
Repayments on other debt................        (128)        (672)        (425)
Net borrowings on new credit agreement..      60,244          --           --
Debt issue costs paid for new credit
 agreement..............................      (3,657)         --           --
Net borrowings from subordinated debt...      20,000          --           --
Issuance of common stock, net of
 offering expenses......................         --           --        45,133
Purchases of treasury stock.............         --           --        (1,207)
Issuance of Series A redeemable
 convertible preferred stock and
 warrants...............................      35,000          --           --
Proceeds from exercise of stock options
 and employee stock purchase plan.......         898        1,876        1,249
                                            --------     --------     --------
Net cash provided by financing
 activities.............................      13,500       50,289       46,204
                                            --------     --------     --------
Net (decrease) increase in cash and cash
 equivalents............................         (28)           6           (3)
Cash and cash equivalents at beginning
 of year................................         148          142          145
                                            --------     --------     --------
Cash and cash equivalents at end of
 year...................................    $    120     $    148     $    142
                                            ========     ========     ========
Supplemental disclosure of noncash
 financing activities
Issuance of common stock in exchange for
 note receivable........................    $    --      $    --      $    600
                                            ========     ========     ========
Forgiveness of note receivable..........    $    400     $    200     $    --
                                            ========     ========     ========

                See notes to consolidated financial statements.

                              PAMECO CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               February 29, 2000

1. Summary of Significant Accounting Policies and Other Matters

 Principles of Consolidation

  The consolidated financial statements include the accounts of Pameco Corporation and its wholly-owned subsidiaries (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

 Description of Business

  The Company is a nationwide wholesale distributor of heating, ventilation and air conditioning ("HVAC") and refrigeration equipment, with 309 branches located in 47 states and Guam. The principal components of the Company's business are sales of heating, air conditioning, and refrigeration parts and equipment to the commercial and residential markets. The Company operates in one business segment.

  The Company's operating results vary significantly from quarter to quarter. Sales typically increase during the warmer months beginning in April and peak in the months of June, July, and August. For the year ended February 29, 2000, the Company's second fiscal quarter accounted for $207.7 million of its net sales and $1.8 million of operating earnings.

  Sales of HVAC and refrigeration equipment and replacement components are also affected by weather patterns and seasonal equipment startups. Warmer than normal summer temperatures or colder than normal winter temperatures cause increased stress on cooling and heating equipment. Increased stress on equipment produces higher failure rates and therefore increased sales volume of replacement equipment. Start-up modes for inactive equipment also produce higher failure rates and an increase in replacement business on a seasonal basis. Management believes the Company's national branch coverage mitigates much of the risk associated with regional or local weather patterns.

Initial Public Offering

 On June 4, 1997, the Company completed an initial public offering ("IPO") of its Class A Common Stock. A total of 4,115,441 shares were sold at $14 per share, including 536,797 shares sold pursuant to the underwriters overallotment option and 578,644 shares sold by certain selling shareholders. The Company did not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling shareholders. The net proceeds to the Company were approximately $45.1 million and were used to repay $11.1 million of outstanding indebtedness to certain members and affiliates of a group of investors in the Company, to repay approximately $32.8 million of the outstanding balance of the Company's $100.0 million revolving credit line (the "Working Capital Facility"), and to repurchase 206,847 shares of Common Stock from certain shareholders, including members of the aforementioned investor group, for an aggregate purchase price of approximately $1.2 million.

  On June 3, 1997, Pameco Holdings Inc. ("PHI") and Pameco Corporation, both Delaware corporations, were merged with and into the Company, and in connection therewith the shareholders of PHI received 1.25 shares of the Company's Class A Common Stock or Class B Common Stock, as agreed upon among themselves, for each share of Class A Common Stock and Class B Common Stock of PHI held by them immediately prior to the merger. In general, the Company's Class A Common Stock entitles its holder to one vote per share, whereas the Class B Common Stock entitles its holder to ten votes per share.

                              PAMECO CORPORATION

                               February 29, 2000

  Prior to the IPO, certain shareholders of the Company agreed to sell to the Company shares of Common Stock equal to the number of shares issued as certain stock options were exercised at a price equal to the exercise price of such stock options. The Company repurchased all of the 206,847 shares subject to this arrangement at the time of the IPO from such investors, and such shares have been retired. Upon exercise of these stock options, the Company issues its Class A Common Stock.

 Revenue Recognition

  Revenue is recognized upon delivery of products to customers. Warranty revenue is initially deferred and recognized over the warranty term.

 Cash Equivalents

  For purposes of the accompanying consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

  Inventories consist of finished goods held for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. During fiscal 2000, the Company purchased approximately $414.0 million of equipment for resale, of which approximately 52.7% was obtained from its top five suppliers, while the 25 largest suppliers accounted for approximately 78.7% of total purchases. Two suppliers accounted for more than 33.2% of the Company's total purchases and represented 13.6% of accounts payable as of February 29, 2000. To help ensure adequate future inventory supply sources, the Company maintains supply relationships with numerous other vendors.

  The Company maintained reserves for excess and idle inventory aggregating $3.2 million and $7.3 million as of February 29, 2000 and February 28, 1999, respectively.

 Property and Equipment

  Properties are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is computed using the straight line method over the estimated useful lives of the respective assets. The estimated useful lives for property and equipment range from three to ten years.

 Excess of Cost Over Acquired Net Assets

  Excess of cost over acquired net assets is a result of fourteen business acquisitions beginning in fiscal 1997. Such amounts are being amortized on a straight-line basis over 40 years. Accumulated amortization of the excess of cost over acquired net assets was approximately $2.7 million and $1.5 million at February 29, 2000 and February 28, 1999, respectively.

  The Company continually monitors events and changes in circumstances that could indicate carrying amounts of the excess of cost over acquired net assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of the excess of cost over acquired net assets by determining whether the carrying value of such excess of cost over acquired net assets will be recovered through undiscounted expected future cash flows. Should the Company determine that the carrying values of the excess of cost over acquired net assets are not recoverable, the Company would record a charge to reduce the carrying values of such assets to their fair values.

                              PAMECO CORPORATION

                               February 29, 2000


 Excess of Acquired Net Assets Over Cost

  Excess of the acquired net assets over cost, which is the result of the bargain purchase on the original purchase of the Company in March 1992, is being amortized on a straight-line basis over 10 years. Accumulated amortization of the excess of acquired net assets over cost was approximately $9.6 million and $8.4 million at February 29, 2000 and February 28, 1999, respectively.

 Use of Estimates

  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates, and such differences could be material to the financial statements.

 Credit Policy

  The Company performs periodic credit evaluations of its customers' financial condition and in some instances places liens on sales of equipment. Accounts receivable are generally due within 30 days. Credit losses have been within management's expectations.

 Income Taxes

  The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the statutory tax rates and laws that will be in effect when the differences are expected to reverse.

 Recent Pronouncements

  The FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998 and Statement No. 137, which defers the effective date of Statement No. 133 for one year, in June 1999. The Company expects to adopt the new Statement effective March 1, 2001. This Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on the results of operations or financial position.

 Earnings Per Share

  The Company computes earnings per share in accordance with SFAS No. 128. Basic earnings per share is computed by dividing net income by the total of the weighted average number of shares outstanding. Diluted earnings per share assumes conversion of any dilutive common stock equivalents.

 Fair Value of Financial Instruments

  The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, and accounts payable approximate their fair values. The fair values of the Company's debt instruments approximate the reported amounts in the consolidated balance sheets as their respective interest rates approximate the market rates for similar debt instruments.

                              PAMECO CORPORATION

                               February 29, 2000

  The unrealized gain for interest rate swap agreements was approximately $1.6 million at February 28, 1999 based on evaluations made by the counterparties to the interest rate swap agreements. The swap agreements were terminated in December 1999, and the underlying debt was extinguished in February 2000, resulting in a gain of $1.5 million.

 Management Advisory Services

  The Company received certain advisory services from Three Cities Research, Inc. Three Cities Research, Inc. is the investment advisor for certain investors who owned approximately 20.0% and 29.6% of the combined Class A and Class B Common Stock of the Company at February 29, 2000 and February 28, 1999, respectively. Three Cities Research, Inc. was paid an annual fee of $50,000 for advisory services and was reimbursed for expenses. The advisory agreement was terminated by the Company on February 29, 2000 upon the closing of the recapitalization of the Company.

 Reclassifications

  Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year presentation.

2. Restatement of Results of Operations for the Years Ended February 29, 2000 and February 28, 1999

  The Company has restated its consolidated financial statements for the years ended February 29, 2000 and February 28, 1999 by reducing the restructuring charge recorded in the fourth quarter of the year ended February 28, 1999 by $3,299,000 and eliminating the reversal of this charge of $3,299,000 in the fourth quarter of the year ended February 29, 2000.

  The restructuring charge recorded in 1999 previously included the establishment of accruals of $3,299,000 related to the Company's plan to downsize its distribution centers and to terminate a dedicated fleet contract. Upon further review, the Company has determined that these accruals should not have been recorded in 1999, and has therefore reduced the restructuring charge by $3,299,000 for the year ended February 28, 1999 and removed the $3,299,000 reversal recorded in the year ended February 29, 2000. This restatement affects operating (loss) earnings, net (loss) income, and (loss) earnings per share for the years ended February 29, 2000 and February 28, 1999, as noted in the table below.

                              PAMECO CORPORATION

                               February 29, 2000


  The following table sets forth selected balances as originally reported and as restated:

                                          Year Ended           Year Ended
                                       February 29, 2000    February 28, 1999
                                      -------------------  -------------------
                                          As                   As
                                      Originally    As     Originally    As
                                       Reported  Restated   Reported  Restated
                                      ---------- --------  ---------- --------
Restructuring........................  $    448  $  3,747    $4,025   $   726
                                       ========  ========    ======   =======
Operating (loss) earnings............  $(31,002) $(34,301)   $6,931   $10,230
                                       ========  ========    ======   =======
Net (loss) income applicable to
 common shareholders.................  $(53,604) $(55,647)   $ (188)  $ 1,855
                                       ========  ========    ======   =======
Basic (loss) earnings per share......  $  (5.84) $  (6.06)   $(0.02)  $  0.21
                                       ========  ========    ======   =======
Diluted (loss) earnings per share....  $  (5.84) $  (6.06)   $(0.02)  $  0.20
                                       ========  ========    ======   =======

3. Acquisitions

  All acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired companies are included in the consolidated statements of operations as of the acquisition dates. The excess of cost over acquired net assets of the businesses acquired has been recorded as an intangible asset and is being amortized on a straight-line basis over 40 years. The estimated net sales information for the fiscal year prior to acquisition of the acquired companies is unaudited. The Company did not make any acquisitions during the year ended February 29, 2000.

 Fiscal Year Ended February 28, 1999

  In March 1998, the Company purchased the HVAC operations and related assets of Keller Supply, Inc., a distributor of HVAC equipment in Huntsville, Alabama, a new market for the Company. The acquired business had net sales in excess of $2.0 million for the year ended December 31, 1997 and derived substantially all its net sales from the sale of HVAC products.

  In May 1998, the Company purchased the HVAC and refrigeration operations and related assets of George L. Johnston Co., Inc., a 10 branch distributor in Michigan and Ohio. The acquired business had net sales in excess of $20.0 million for the year ended October 31, 1997 and derived substantially all its net sales from the sale of HVAC and refrigeration products.

  In June 1998, the Company purchased the HVAC operations and substantially all the related assets of Park Heating and Air Conditioning Supply Co. ("Park"), Inc., a seven branch distributor in the greater Chicago area. For the year ended December 31, 1997, the acquired business had net sales in excess of $30.0 million and derived substantially all its net sales from the sale of HVAC products. The purchase price for Park aggregated $22.5 million.

  In November 1998, the Company purchased the HVAC operations and substantially all the related assets of Tesco Distributors, Inc., a six branch distributor in the New York City and New Jersey markets. For the year ended November 30, 1997, the acquired business had net sales in excess of $14.0 million and derived substantially all its net sales from HVAC and refrigeration products.

                              PAMECO CORPORATION

                               February 29, 2000


  In November 1998, the Company purchased the HVAC operations and substantially all the related assets of Climate Supply Company, Inc., a six branch distributor in the Dallas market. For the year ended October 31, 1997, the acquired business had net sales in excess of $7.0 million and derived substantially all its net sales from HVAC and refrigeration products.

  In January 1999, the Company purchased the HVAC operations and substantially all the related assets of Belleville Supply Company, Inc., a three branch distributor in the Virginia market. For the year ended December 31, 1998, the acquired business had net sales in excess of $14.0 million and derived substantially all its net sales from HVAC products.

 Fiscal Year Ended February 28, 1998

  In March 1997, the Company purchased the HVAC operations and related assets of Bellows-Evans, Inc., a distributor of HVAC equipment in Birmingham, Alabama, a new market for the Company. The acquired business had revenues in excess of $3.0 million for the year ended May 31, 1996 and derived substantially all of its revenues from the sale of HVAC products.

  In April 1997, the Company purchased the HVAC operations and related assets of Trigg Supply, Inc., a distributor of HVAC products in Ft. Worth, Texas. The acquired business had revenues of approximately $2.0 million for the year ended December 31, 1996 and derived all of its revenues from the sale of HVAC products.

  In July 1997, the Company purchased the HVAC operations and related assets of Heating Cooling Distributors, Inc., a distributor of HVAC equipment in Indianapolis, Indiana, a new market for the Company. The acquired business had revenues in excess of $2.0 million for the year ended December 31, 1996 and derived substantially all of its revenues from the sale of HVAC products.

  In August 1997, the Company purchased the HVAC operations and related assets of Saez Refrigeration, Inc., and Saez Refrigeration of Hialeah, Inc. a distributor of HVAC equipment in Miami, Florida. The acquired businesses had revenues in excess of $13.0 million for the year ended December 31, 1996 and derived substantially all of their revenues from the sale of HVAC products.

  In August 1997, the Company purchased the HVAC operations and related assets of Superior Supply Company, a distributor of HVAC equipment in the Midwest. Of the 13 locations, ten were in new markets for the Company. The acquired business had revenues in excess of $20.0 million for the year ended January 31, 1997 and derived substantially all of its revenues from the sale of HVAC and refrigeration products.

  In September 1997, the Company purchased the HVAC operations and related assets of General Heating and Cooling Company, a distributor of HVAC equipment in the Midwest. The acquired business had revenues in excess of $25.0 million for the year ended December 31, 1996 and derived substantially all of its revenues from the sale of HVAC products.

  In December 1997, the Company purchased the refrigeration operations and related assets of Williams Refrigeration, Inc., a distributor of refrigeration equipment in the East. The acquired business had annual revenues of approximately $30.0 million and derived substantially all of its revenues from the sale of refrigeration products.

                              PAMECO CORPORATION

                               February 29, 2000


 Pro Forma Data

  The following table summarizes unaudited pro forma financial information of the Company as if the June 1998 acquisition of Park Heating and Air Conditioning Supply Co., Inc. had occurred as of March 1, 1997. Pro forma results have not been presented for those acquisitions which were not significant during the periods presented. These unaudited pro forma results of operations do not purport to represent what the Company's actual results of operations would have been if the acquisition had occurred on March 1, 1997,and should not serve as a forecast of the Company's operating results for any future periods.

  The adjustments to the historical data reflect the following: (i) interest expense assuming the Company financed the acquisition at a rate of 7.3%;
(ii)amortization of the excess of cost over acquired net assets; (iii) income taxes on the earnings of the acquiree adjusted to reflect the Company's effective tax rate; and (iv) the income tax effect of such pro forma adjustments. The pro forma adjustments are based on the available information and certain assumptions that management believes are reasonable.


                                                              Year Ended
                                                       -------------------------
                                                       February 28, February 28,
                                                           1999         1998
                                                       ------------ ------------
                                                         Restated
                                                            (In thousands)
   Net sales..........................................   $635,705     $518,105
                                                         ========     ========
   Net income.........................................   $  2,111     $  9,176
                                                         ========     ========
   Basic earnings per share...........................   $   0.24     $   1.18
                                                         ========     ========
   Basic weighted average shares outstanding..........      8,802        7,779
                                                         ========     ========
   Diluted earnings per share.........................   $   0.23     $   1.12
                                                         ========     ========
   Diluted weighted average shares outstanding........      9,118        8,183
                                                         ========     ========

4. Property and Equipment

  The components of property and equipment are as follows:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (In thousands)
   Buildings and leasehold improvements...............   $  3,938     $  2,751
   Machinery and equipment............................      4,422        3,051
   Furniture, office, and computer equipment..........     17,061       18,331
                                                         --------     --------
                                                           25,421       24,133
   Accumulated depreciation...........................    (10,375)      (8,439)
                                                         --------     --------
                                                         $ 15,046     $ 15,694
                                                         ========     ========

                              PAMECO CORPORATION

                               February 29, 2000


5. Debt

  The components of debt are as follows:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (In thousands)
   Revolver...........................................   $   --       $49,670
   Term loans.........................................       --        49,187
   New credit agreement...............................    60,244          --
   Subdebt facility...................................    20,000          --
   Other..............................................       198          326
                                                         -------      -------
                                                          80,442       99,183
   Less current portion of debt.......................       (50)      (3,575)
                                                         -------      -------
                                                         $80,392      $95,608
                                                         =======      =======

  At February 28, 1999, the Company had a $240.0 million Credit Agreement with one primary institution and several other participating lenders. The Credit Agreement provided for (a) a securitization commitment ("the Securitization Program") of $100.0 million; (b) a revolving line of credit ("the Revolver") of $90.0 million; and (c) two term loans aggregating $50.0 million ("Tranche A" and "Tranche B"). The combined $240.0 million of facilities bore interest based on the commercial paper or the Eurodollar rate plus a margin as described below.

  At February 28, 1999, the Company had a Securitization Program with General Electric Capital Corporation, Redwood Receivables Corporation ("Redwood"), and Pameco Securitization Corporation ("PSC"). The Securization Program was an off-balance sheet arrangement that provides for the transfer and sale of accounts receivable to PSC, a special purpose wholly-owned subsidiary, that sold the accounts receivable to Redwood, which issues commercial paper on the Company's behalf. At February 28, 1999, accounts receivable of $43.6 million were sold under the Securitization Program. The sales of such accounts receivable were reflected as a reduction of accounts receivable in the Company's consolidated balance sheet. The margin on the commercial paper rate for the Securitization Program ranged from 0.75% to 1.75%,depending upon the Company's interest coverage ratio, and was 1.00% at February 28, 1999. The borrowing rate at February 28, 1999 was 5.9%. The discount on the sale of accounts receivable was $2.6 million, $3.6 million, and $3.0 million for the years ended February 29, 2000, February 28, 1999 and February 28, 1998, and such amounts are included in other expenses on the consolidated statements of operations.

  At February 28, 1999, the Company had borrowings of $49.7 million outstanding under the Revolver. The margin on the Eurodollar rate for the Revolver ranged from 1.50% to 2.50%, depending upon the Company's interest coverage ratio, and was 1.75% at February 28, 1999. The borrowing rate at February 28, 1999 was 6.7%.

  The Company had aggregate borrowings of $49.2 million outstanding at February 28, 1999 on Tranche A and Tranche B. The margin on the Eurodollar rate for the Tranche A ranges from 1.50% to 2.50%, depending upon the Company's interest coverage ratio, and was 1.75% at February 28, 1999. The margin on the Eurodollar rate for the Tranche B ranged from 2.00% to 3.00%, depending upon the Company's interest coverage ratio, and was 2.25% at February 28, 1999.

  During the year ended February 29, 2000, the Company entered into a series of amendments to the Credit Agreement and the Securitization Program described above. The Company entered into amendments to the Credit Agreement in June 1999, July 1999, August 1999, October 1999, December 1999, and January 2000.

                              PAMECO CORPORATION

                               February 29, 2000

These amendments primarily served to lower certain financial covenants, adjust interest rates, decrease borrowing bases, and adjust repayment dates for the tranche loans. Additionally, the Company entered into amendments to the Securitization Program in June 1999, July 1999, August 1999, October 1999, December 1999, and January 2000. These amendments principally served to change reporting requirements and lower certain financial covenants. On February 29, 2000, the Company repaid all borrowings under the Credit Agreement using the proceeds from the financing agreement described below. Additionally, the term loan borrowings with the primary institution sponsoring the Credit Agreement were repaid. Accounts receivable previously sold under the Securitization Program were repurchased by the Company concurrent with the repayment of borrowings under the Credit Agreement.

  On February 17, 2000, the Company entered into an agreement with a new primary lender and various participating lenders (the "Lenders") to obtain financing under a senior credit facility amounting to an aggregate of $130 million (the "New Credit Agreement"). The New Credit Agreement provides for
(a) a revolving line of credit of $130.0 million (the "New Revolver Facility"), and (b) a subfacility of the New Revolver Facility providing for the issuance of letters of credit (the "LC Facility"), not to exceed $15 million (such amount to be calculated as part of, and not in addition to, the aggregate limit of the New Credit Agreement). At February 29, 2000, no amounts were outstanding on the LC Facility or additional credit facility.

  At February 29, 2000, the Company had borrowings of $60.2 million outstanding under the New Facility. Proceeds from these borrowings on February 29, 2000, were used to repay borrowings under the previous Credit Agreement. These borrowings are due February 17, 2005. Interest is based on LIBOR plus 2.75% for specified loan amounts and the prime rate plus .75% for borrowings in excess of specified loan amounts. The effective borrowing rate at February 29, 2000 was 8.77%.

  At February 29, 2000, debt includes a $20.0 million subordinated debt agreement (the "Subdebt Facility") entered into on February 18, 2000, simultaneously with the $130.0 million New Credit Agreement. The Subdebt Facility bears interest of 12% per annum due quarterly. The 12% interest rate consists of 6% payable in cash and 6% added to principal ("paid in kind" interest). Principal of $2.0 million is due at March 31, 2003 and 2004, respectively, and the remaining principal plus accrued paid in kind interest balance is due on March 31, 2005.

  In connection with the $20.0 million Subdebt Facility and effective February 18, 2000, the Company entered into future inventory purchase agreements with the parties to the Subdebt Facility. These agreements require the Company to purchase minimum percentages of its annual inventory demand for certain products over the next five years from specified suppliers. Failure to meet these minimum percentages would result in penalties and default on the associated $20.0 million Subdebt Facility. Minimum commitments under these purchase agreements are: 2001--$19.9 million; 2002--$24.1 million; 2003--$25.4 million; 2004--$26.4 million; and 2005 and fiscal years thereafter $27.5 million. For the year ended February 29, 2000, the Company purchased $200.2 million of inventory from these specified suppliers.

  The New Credit Agreement and the Subdebt Facility require compliance with specific levels of net worth, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and a specified fixed charge coverage ratio. The negative covenants include various limitations on indebtedness, liens, fundamental changes, dividends, and investments. At February 29, 2000, the Company complied with all covenants or subsequently obtained a waiver and amendment as of May 18, 2000, with respect to any violations (see "Subsequent Event"). The Company has granted a security interest to the Lenders for substantially all the assets of the Company, including the accounts receivable, inventory, and equipment, as collateral for the debt.

  On December 30, 1999, the Company borrowed $7.5 million principal amount from a related party ("Related Party Note"). Interest on the Related Party Note accrued at an annual rate equal to the LIBOR rate

                              PAMECO CORPORATION

                               February 29, 2000

plus 7%. During the year ended February 29, 2000, interest expense incurred on the Related Party Note was $114,000. The outstanding principal and interest of $7.6 million were repaid in February 2000 in connection with the New Credit Agreement described above.

  Aggregate maturities and other required reductions of debt for the next five fiscal years and thereafter are: 2001--$50,000; 2002--$74,000; 2003--$74,000;
2004--$2.0 million; 2005--$62.2 million; and thereafter--$16.0 million.

  Interest paid was $9.7 million, $4.2 million, and $2.5 million, for the years ended February 29, 2000, February 28, 1999 and February 29, 1998, respectively.

Subsequent Event

  On May 18, 2000, the Company entered into an amendment and waiver to the New Credit Agreement. In general, the amendment waived the Company's violation of the consolidated net worth covenant, modified the definition of consolidated net worth, and reduced the levels of consolidated net worth required for future periods. In addition, the Subdebt Facility contains provisions whereby amendments to the New Credit Agreement are automatically incorporated into the Subdebt Facility.

6. Redeemable Convertible Preferred Stock and Warrants

  On February 29, 2000 (the "issue date"), the Company issued 140,000 shares of Series A Preferred Stock, at a purchase price of $249.99 per share, and warrants to purchase 140,000 additional shares of Series A Preferred Stock (the "Warrants") at a purchase price of $0.01 per Warrant, for an aggregate consideration of $35 million.

  The fair value of the Series A Preferred Stock at the issue date was $23.3 million, or $166 per share. Commencing on the fifth anniversary of the issue date, each holder of Series A Preferred Stock may elect to sell to the Company all or any part of the Series A Preferred Stock at a per share price equal to the Liquidation Preference of $250 per share plus accrued dividends. As a result of the "put" provision, the Series A Preferred Stock is considered mandatorily redeemable and has been classified as mezzanine equity in the Company's February 29, 2000 balance sheet. The value of the Series A Preferred Stock will be accreted each month, commencing in March 2000 and until February 2005, to the contractual redemption value of $250 per share plus accrued dividends using the effective interest method. The increase in the carrying amount will be charged each month against retained earnings and will be reflected as a reduction in net income available for common shareholders.

  For the three year period following the issue date, the holders of the Series A Preferred Shares are entitled to receive cumulative preferential dividends at the rate of 14% of the stated value. The dividends will be paid by the issuance of additional shares of Series A Preferred Shares. The dividends compound quarterly to the extent unpaid on March 1, June 1, September 1 and December 1 of each fiscal year. In the years ending February 28, 2002 and February 28, 2003, if the Company meets certain EBITDA targets in each year, the dividends will be calculated retroactively at 8% for the respective fiscal year. The dividends will be charged each quarter against retained earnings and will be reflected as a reduction in net income available for common shareholders.

  The Series A Preferred Stock will be convertible to the Company's Class A Common Stock, subject to shareholder approval at the Company's 2000 Annual Meeting of Stockholders. The holders of the Series A Preferred Stock initially will be able to convert each share of Series A Preferred Stock into 100 shares of the Company's Class A Common Stock. Such conversion formula is subject to adjustment given certain changes in the Company's capitalization. If all the shares of the Series A Preferred Stock outstanding were converted, a total of 14 million shares of Class A Common Stock would be issued.

                              PAMECO CORPORATION

                               February 29, 2000


  If the Company declares and pays a dividend on the Class A Common Stock, a holder of the Series A Preferred Shares is entitled to 50% of the dividends such holder would have been entitled to receive had such holder fully converted the Series A Preferred Shares into Class A Common Stock.

  On or after the sixth anniversary of the issue date, the Company may redeem the Series A Preferred Shares at a price equal to 105% of the Liquidation Preference, or $262.50 per share. Also subject to shareholder approval, the holders of the Series A Preferred Stock will be entitled to vote such shares together with the holders of the Class A Common Stock on an as-converted basis.

  The Warrants entitle holders to purchase shares of the Series A Preferred Stock and are immediately exercisable at an initial exercise price of $300 per share of Series A Preferred Stock, or $3.00 per share of Class A Common Stock, on an as converted basis. If all the Warrants were exercised in full, an additional 14 million shares of Class A Common Stock would be issued. The Company has recorded the fair value of the Warrants of $11.7 million at February 29, 2000 on its balance sheet.

  When the Company declares dividends on preferred shares in subsequent periods, the holders will also receive warrants to purchase the same number of Series A Preferred Shares that are issued as dividends. The exercise price for such warrants is $312.50 per share of Series A Preferred Stock.

7. Stock-Based Compensation

  The Board of Directors and shareholders of the Company approved an Employee Stock Purchase Plan that became effective on January 1, 1998. The purpose of the Plan is to provide an opportunity for employees to purchase shares of the Class A Common Stock, par value $.01 per share, of the Company through payroll deductions. A total of 500,000 shares of Common Stock, including a maximum of 100,000 shares in any calendar year, are available for purchase under the Plan.

  The Company's Employee Stock Option Plan I provides that 1,050,000 stock options may be granted to key employees, including officers and directors, to purchase common stock at fair market value. In June 1999, the shareholders approved the 1999 Stock Award Plan. The plan provides that 1,000,000 stock options and other stock awards may be granted to key employees, including officers and directors, and business partners. Under both plans, stock options typically vest one-third at the date of grant with the remainder vesting incrementally over a two-year period and expire five years from the date granted. Additionally, the Company has a stock option plan which provides for the granting of 112,500 stock options to outside directors and a separate issuance of 515,625 stock options to the Company's former chief executive officer.

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to February 28, 1995 under the fair value method of SFAS No. 123.

                              PAMECO CORPORATION

                               February 29, 2000

  The fair value of stock options granted during the years ended February 29, 2000, February 28, 1999, and February 28, 1998, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                        Year Ended
                                          --------------------------------------
                                          February 29, February 28, February 28,
                                              2000         1999         1998
                                          ------------ ------------ ------------
                                                      (In thousands)
   Expected life in years................     4-5          2-5          2-6
   Risk-free interest rate...............  5.77-6.46%   4.33-6.50%   5.25-6.50%
   Expected volatility...................    50.0%        60.0%        55.1%
   Dividend yield........................      0%           0%           0%

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                                      Year Ended
                                        --------------------------------------
                                        February 29, February 28, February 28,
                                            2000         1999         1998
                                        ------------ ------------ ------------
                                          Restated     Restated
                                                    (In thousands)
   Pro forma net (loss) income.........   $(55,595)     $ 993        $8,055
                                          ========      =====        ======
   Pro forma basic (loss) earnings per
    share applicable to common
    shareholders.......................   $  (6.05)     $0.11        $ 1.04
                                          ========      =====        ======
   Pro forma diluted (loss) earnings
    per share applicable to common
    shareholders.......................   $  (6.05)     $0.11        $ 0.98
                                          ========      =====        ======

  Because SFAS No.123 is applicable only to options granted subsequent to February 28, 1995, its pro forma effect will not be fully reflected until future years.

                              PAMECO CORPORATION

                               February 29, 2000


  A summary of the status of the Company's stock option activity, and related information for the years ended February 29, 2000, February 28, 1999, and February 29, 1998, is as follows:

                          February 29, 2000  February 28, 1999  February 28, 1998
                          ------------------ ------------------ ------------------
                                    Weighted           Weighted           Weighted
                           Number   Average   Number   Average   Number   Average
                             Of     Exercise    Of     Exercise    Of     Exercise
                           Shares    Price    Shares    Price    Shares    Price
                          --------  -------- --------  -------- --------  --------
Outstanding at beginning
 of year................   702,209   $13.86   674,613   $7.40    966,312   $5.61
  Granted...............   674,500     5.83   497,500   19.33     49,750   17.68
  Exercised.............    (7,365)    5.18  (312,321)   6.44   (334,401)   3.70
  Cancelled.............  (606,219)   14.89  (157,208)  19.38     (7,048)   7.71
  Expired...............       --       --       (375)   4.80        --      --
                          --------           --------           --------
Outstanding at end of
 year...................   763,125     6.03   702,209   13.86    674,613    7.40
                          ========           ========           ========
Exercisable at end of
 year...................   548,129            381,375            624,885
                          ========           ========           ========
Options available for
 future grant...........   392,010            294,486            284,403
                          ========           ========           ========
Weighted average fair
 value of options
 granted during the
 year...................  $   5.83           $  19.33           $  17.68
                          ========           ========           ========

  The following table summarizes information about stock options outstanding at February 29, 2000:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                            Number      Average   Weighted   Number    Weighted
                          Outstanding  Remaining  Average  Exercisable Average
                           February   Contractual Exercise  February   Exercise
Range of Exercise Prices   29, 2000      Life      Price    29, 2000    Price
------------------------  ----------- ----------- -------- ----------- --------
$3.31-$6.40..............   523,125       3.1      $ 4.86    394,795    $ 5.25
$6.75-$9.60..............   221,250       5.4      $ 7.50    134,584    $ 7.96
$16.00-$17.75............    18,750       3.2      $16.58     18,750    $16.58
                            -------                          -------
                            763,125                          548,129
                            =======                          =======

  In June 1999, the Company granted restricted stock, consisting of 200,000 shares of its Class A Common Stock, to its chairman and then chief executive officer. On the grant date, 90,000 shares vested and were immediately retained by the Company to cover the officer's related tax liabilities. Originally, the remaining 110,000 shares would have vested as follows: 40,000 on January 1, 2000; 40,000 on January 1, 2001; and 30,000 on January 1, 2002. As a result of the Recapitalization, all the shares in the restricted stock award vested. Upon issuance of the restricted shares, unearned compensation was charged to stockholder's equity for the cost of restricted stock of $1,450,000. Compensation cost is recognized as amortization expense ratably over the vesting period. The Company recognized $1,151,000 of related compensation expense in the year ended February 29, 2000.

8. Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

                              PAMECO CORPORATION

                               February 29, 2000

components of the Company's deferred income tax assets and liabilities at February 29, 2000 and February 28, 1999 are as follows:

                                                     February 29, February 28,
                                                         2000         1999
                                                     ------------ ------------
                                                                    Restated
                                                          (In thousands)
   Deferred income tax assets:
     Accounts receivable reserves...................   $  2,379     $ 1,448
     Inventory reserves.............................      2,994       6,436
     Extended product warranties....................      2,322       2,131
     Restructuring and severance reserves...........        861         890
     Other..........................................        530       3,099
     Net operating losses...........................     16,322         --
     Alternative minimum tax credit.................      2,716       1,019
                                                       --------     -------
   Total deferred income tax assets.................     28,124      15,023
   Valuation allowance for deferred income tax
    assets..........................................    (28,124)     (1,140)
                                                       --------     -------
   Net deferred income tax assets...................   $    --      $13,883
                                                       ========     =======

  The cumulative alternative minimum tax credit generated in prior years can be carried forward indefinitely to offset regular federal income tax expense in future periods. Net operating losses of $277,859 can be carried forward through 2007. The remaining net operating losses of $42.6 million from the year ended February 29, 2000 can be carried forward through 2020.

  The components of provision for income taxes for the years ended February 29, 2000, February 28, 1999, and February 28, 1998 are as follows:

                                                      Year Ended
                                        --------------------------------------
                                        February 29, February 28, February 28,
                                            2000         1999         1998
                                        ------------ ------------ ------------
                                          Restated     Restated
                                                    (In thousands)
   Current:
     Federal income taxes..............   $(2,033)      $ 492        $2,920
     State, local, and foreign income
      and franchise taxes..............      (316)        236           380
                                          -------       -----        ------
                                           (2,349)        728         3,300
   Deferred:
     Federal and state income taxes....    13,390        (403)          241
                                          -------       -----        ------
                                          $11,041       $ 325        $3,541
                                          =======       =====        ======

  A reconciliation of the expected income tax expense at the statutory federal rate to the Company's actual income tax provision is as follows:

                                                      Year Ended
                                        --------------------------------------
                                        February 29, February 28, February 28,
                                            2000         1999         1998
                                        ------------ ------------ ------------
                                          Restated     Restated
                                                    (In thousands)
   Statutory (benefit) expense.........   $(15,166)      $741        $4,212
   State (benefit) expense net of
    federal benefit....................     (1,652)      (138)          327
   Increase (reduction) in valuation
    allowance..........................     26,984        --           (671)
   Nondeductible items.................       (382)      (347)         (327)
   Other, net..........................      1,257         69           --
                                          --------       ----        ------
                                          $ 11,041       $325        $3,541
                                          ========       ====        ======

                              PAMECO CORPORATION

                               February 29, 2000


  The Company's effective income tax rate for the years ended February 29, 2000, differed from the statutory rate principally as a result of an increase in the deferred tax asset valuation allowance of $27.0 million in the year ended February 29, 2000. In February 2000, in connection with the significant loss incurred by the Company during the fourth quarter of the year, management concluded that realization of its net deferred tax assets was no longer more likely than not and, accordingly, increased the valuation allowance to fully provide for such assets. The Company's effective income tax rate is additionally reduced by the exclusion of the amortization of the acquired net assets over cost (negative goodwill amortization) from taxable income.

  The Company received (paid) approximately $1.1 million, $(1.4 million) and ($3.0 million) for federal and state income taxes during the years ended February 29, 2000, February 28, 1999 and February 28, 1998, respectively.

9. Commitments and Contingencies

 Operating Leases

  The Company leases office and warehouse facilities and equipment under operating leases. Rental expense for the years ended February 29, 2000, February 28, 1999 and February 28, 1998 approximated $16.8 million, $16.2 million and $13.0 million, respectively. Future minimum lease commitments under these agreements as of February 29, 2000 are as follows: 2001--$13.8 million; 2002--$10.6 million; 2003--$8.1 million; 2004--$5.5 million; 2005--
$2.6 million and $2.1 million thereafter.

 Legal Proceedings

  The Company is involved in claims and legal proceedings which have arisen in the ordinary course of business. The Company intends to defend vigorously all such claims and does not believe any such matters will have a material adverse effect on the Company's results of operations or financial condition.

10. Employee Benefit Plan

  The Company has a defined contribution plan which covers a majority of its employees. The plan provides for voluntary employee contributions. Employee contributions under plan provisions are discretionary. Pameco contributed $300,219, $330,000 and $272,000 to the plan for the years ended February 29, 2000, February 28, 1999 and February 29, 1998, respectively.

                              PAMECO CORPORATION

                               February 29, 2000


11. Earnings Per Share

  The following table sets forth the computation of basic and diluted (loss) earnings per share (in thousands, except per share amounts).

                                                       Year Ended
                                         --------------------------------------
                                         February 29, February 28, February 28,
                                             2000         1999         1998
                                         ------------ ------------ ------------
                                           Restated     Restated
Numerator:
  Net (loss) income applicable to common
   shareholders.........................   $(55,647)     $1,855       $8,846
                                           ========      ======       ======
Denominator:
  Denominator for basic earnings per
   share-weighted average shares........      9,183       8,802        7,779
Effect of dilutive securities:
  Employee Stock Options................        --          316          404
  Series A Redeemable Convertible
   Preferred Stock......................        --          --           --
  Warrants for Series A Preferred
   Stock................................        --          --           --
                                           --------      ------       ------
Denominator for diluted earnings per
 share-adjusted weighted-average shares
 and assumed conversions................      9,183       9,118        8,183
                                           ========      ======       ======
Basic (loss) earnings per share.........   $  (6.06)     $ 0.21       $ 1.14
                                           ========      ======       ======
Diluted (loss) earnings per share.......   $  (6.06)     $ 0.20       $ 1.08
                                           ========      ======       ======

  The computations of dilutive common shares for the years ended February 28, 1999 and February 28, 1998 exclude 548,500 and 49,750, respectively, of stock options that are antidilutive based on the average market price for those periods.

12. Restructuring (restated)

  In the quarter ended February 28, 1999, the Company initiated an extensive review of its unprofitable branches. The Company determined that 15 branches should be closed based on either of the following criteria: (1) The branch location was already in a market sufficiently serviced by a Pameco branch, or
(2) The branch location was in an area with limited demand. As of February 29, 2000, the Company has closed 14 of these branches. The remaining branch closing should be completed by May 2000.

  By closing or consolidating branches in these markets, the Company seeks to reduce its inventory levels and operating expenses, without significantly reducing its net sales. The Company does not expect the demographics of these markets to change significantly enough within the next several years for these branches to become profitable.

                              PAMECO CORPORATION

                               February 29, 2000


  In connection with the closure and the consolidation of these 15 branches the Company recorded a $726,000 restructuring charge. The following table provides more detail describing the restructuring charge:

                                                                      Reserve
                                                            Charged   Balance
                                      Cash/   Restructuring   to    February 29,
            Description              Non-Cash    Charges    Accrual     2000
            -----------              -------- ------------- ------- ------------
                                                   (In thousands)
Branches to be closed
  Lease.............................     Cash     $(493)     $268      $(225)
  Severance.........................     Cash       (25)        8        (17)
  Fixed asset write-off............. Non-Cash       (35)       13        (22)
  Utilities.........................     Cash       (61)       27        (34)
  Other.............................     Cash      (112)      112        --
                                                  -----      ----      -----
Total...............................              $(726)     $428      $(298)
                                                  =====      ====

  The majority of the cash expenditures related to branch closures, excluding lease commitments, were completed by February 2000. The Company will continue to pay on certain lease commitments through 2001. To date, the Company has paid approximately $268,000 to terminate leases.

                              PAMECO CORPORATION

                               February 29, 2000


  During the quarters ended August 31, 1999 and November 30,1999, the Company identified 40 additional branches that met the closing criteria mentioned above. As of February 29, 2000, the Company had closed 33 of these branches. The remaining closings should be completed by August 31, 2000. The Company recorded a $3,747,000 restructuring charge that can be attributed to the additional 40 branches scheduled to close. These charges consisted of the following components: (1) lease and other facility expenses of $1,821,000; (2) the write-off of $549,000 of fixed assets no longer in use; and (3) an asset impairment charge of $1,377,000 for the write-off of goodwill associated with certain branches to be closed. The table below provides supplementary data pertaining to the $3,747,000 charge:

                                                                     Reserve
                                                           Charged   Balance
                                     Cash/   Restructuring   to    February 29,
           Description              Non-Cash    Charges    Accrual     2000
           -----------              -------- ------------- ------- ------------
                                                  (in thousands)
Branches to be closed
  Lease...........................      Cash    $(1,277)   $  122    $(1,155)
  Severance.......................      Cash       (162)       36       (126)
  Fixed asset write-off...........  Non-Cash       (549)      355       (194)
  Utilities.......................      Cash       (167)       10       (157)
  Other...........................      Cash       (215)      185        (30)
Goodwill related to branches to be
 closed                             Non-Cash     (1,377)    1,377        --
                                                -------    ------    -------
Total.............................              $(3,747)   $2,085    $(1,662)
                                                =======    ======    =======

  The majority of the cash expenditures related to branch closures, excluding lease commitments, were completed by February 2000. The Company will continue to pay on certain lease commitments through 2001. To date, the Company has paid approximately $122,000 to terminate leases.

13. Quarterly Financial Data (unaudited)

  The following is a summary of the unaudited quarterly results of operations for the fiscal years ended February 29, 2000 and February 28, 1999 (in thousands, except per share data):

                                          Year Ended February 29, 2000
                                       --------------------------------------
                                        First     Second    Third     Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
                                                                     Restated
Net sales............................. $159,117  $207,724  $135,991  $100,879
Gross profit.......................... $ 37,202  $ 43,984  $ 32,828  $ 17,761
Net loss.............................. $ (1,433) $   (587) $ (5,142) $(48,485)
Basic loss per share.................. $  (0.16) $  (0.06) $  (0.56) $  (5.26)
Basic weighted average shares
 outstanding..........................    9,092     9,201     9,216     9,225
Diluted loss per share................ $  (0.16) $  (0.06) $  (0.56) $  (5.26)
Diluted weighted average shares
 outstanding..........................    9,092     9,201     9,216     9,225

                              PAMECO CORPORATION

                               February 29, 2000


                                             Year Ended February 28, 1999
                                          -----------------------------------
                                           First    Second   Third    Fourth
                                          Quarter  Quarter  Quarter  Quarter
                                          -------- -------- -------- --------
                                                                     Restated
Net sales................................ $145,194 $210,293 $148,068 $121,487
Gross profit............................. $ 34,048 $ 50,483 $ 35,493 $ 26,925
Net income (loss)........................ $  1,884 $  8,308 $    102 $ (8,439)
Basic earnings (loss) per share.......... $   0.22 $   0.95 $   0.01 $  (0.95)
Basic weighted average shares
 outstanding.............................    8,740    8,782    8,818    8,867
Diluted earnings (loss) per share........ $   0.21 $   0.91 $   0.01 $  (0.95)
Diluted weighted average shares
 outstanding.............................    9,120    9,180    9,106    8,867

  In fourth quarter 2000, the Company conducted a full physical inventory. Based on the results of that physical inventory, the Company recorded an additional product shrinkage expense. In addition, the Company revalued a portion of its inventory during the quarter.

  The normal operating expenses of the 32 branches acquired since February 28, 1998, contributed approximately $6.7 million of the additional warehousing, selling, and administrative expenses as compared to the prior year. In addition, the Company incurred approximately $3.2 million of consulting costs in the fourth quarter associated with the Company's process of enhancing its key business processes.

  In the fourth quarter 2000, the Company recorded income tax expense of $15.7 million. In February 2000, in connection with the significant loss incurred by the Company during the fourth quarter of the year, management concluded that realization of its net deferred tax assets was no longer more likely than not and, accordingly, increased the valuation allowance by $27.0 million (including additional deferred tax assets originating in the fourth quarter) to fully provide for such assets.

  Fourth quarter 1999 net income is unusually low due to severance costs associated with several executive level separations, product discontinuance, and a restructuring of the Company's distribution system which resulted in a fourth quarter charge aggregating approximately $4.8 million.

  In February 1999, the Company announced an operations restructuring plan which included certain branch closings. This plan resulted in a fourth quarter charge of approximately $0.7 million. Such amount is reflected in the 1999 consolidated statement of operations as restructuring.

  In the fourth quarter of 1999, three executive level employees were separated and the Company provided severance packages resulting in an aggregate charge of approximately $1.5 million. Such amount is reflected in the 1999 consolidated statement of operations as severance.

  In the fourth quarter of 1999, the Company elected to discontinue relations with certain suppliers and recorded a charge of approximately $2.6 million to adjust such inventory to net realizable value. Such charge is included in cost of products sold in the 1999 consolidated statement of operations.

  Due to the method used in calculating per share data as prescribed by SFAS No. 128, the quarterly per share data does not total to the full-year per share data.

Item 9. Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

  None.

                                   Part III.

Item 10. Directors and Officers of the Registrant

  The information contained under the headings "Directors and Executive Officers" and Section "16(c) Beneficial Ownership Reporting Compliance" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 2000 Annual Meeting of Shareholders, to be filed with the Commission, are incorporated by reference.

Item 11. Executive Compensation

  The information contained under the heading "Executive Compensation" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 2000 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference. In no event shall the information contained in the Proxy Statement under the heading "Comparison of Cumulative Total Return" be deemed incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management

  The information contained under the heading "Beneficial Ownership of Securities and Voting Rights-Voting Securities and Principal Holders" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 2000 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference. For purposes of determining the aggregate market value of the Company's voting stock held by nonaffiliates, shares held by all directors and executive officers of the Company have been excluded. The exclusion of such shares is not intended to, and shall not, constitute a determination as to which persons or entities may be "affiliates" of the Company as defined by the Commission.

Item 13. Certain Relationships and Related Transactions

  The information contained under the heading "Certain Transactions" in the definitive Proxy Statement to be used in connection with the solicitation of proxies for the Company's 2000 Annual Meeting of Shareholders, to be filed with the Commission, is incorporated herein by reference.

                                   Part IV.

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

  (a) Financial Statements, Financial Statement Schedule and Exhibits

    (1) Financial Statements included in Item 8:

     Report of Independent Auditors

     Consolidated Balance Sheets as of February 29, 2000 and February 28, 1999 (restated)

     Consolidated Statements of Operations for the years ended February 29, 2000 (restated), February 28, 1999 (restated), and February 28, 1998

     Consolidated Statements of Shareholders' Equity for the years ended February 29, 2000 (restated), February 28, 1999 (restated), and February 28, 1998

     Consolidated Statements of Cash Flows for the years ended February 29, 2000 (restated), February 28, 1999 (restated), and February 28, 1998

     Notes to Consolidated Financial Statements

    (2) Financial Statement Schedule

     Schedule II. Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

    (3) Exhibits:

     23.1 Consent of Ernst and Young LLP

  (b) Reports on Form 8-K:

     NONE

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Corporation and in the capacities indicated, this 15th day of March, 2001.

        /s/ W. Michael Clevy           Director /s/ Angus C. Littlejohn, Jr.    Director
--------------------------------------          -------------------------------
           W. Michael Clevy                        Angus C. Littlejohn, Jr.

      /s/ Willem F.P. De Vogel         Director     /s/ Dixon Ray Walker        Director
--------------------------------------          -------------------------------
         Willem F.P. De Vogel                          Dixon Ray Walker

       /s/ Edmund J. Feeley            Director   /s/ Harry F. Weyher III       Director
--------------------------------------          -------------------------------
           Edmund J. Feeley                           Harry F. Weyher III

       /s/ Michael Ira Klein           Director    /s/ Stephen C. Hileman       Chief Financial
--------------------------------------          -------------------------------
          Michael Ira Klein                           Stephen C. Hileman          Officer

Schedule II. Valuation and Qualifying Accounts

                                                          VALUATION AND QUALIFYING ACCOUNTS

                                                                   Additions
                                                       ---------------------------------
                                                                        Charged to Other
                                       Balance at Beg. Charged to Costs    Accounts--    Deductions  Balance at
                                           of year       and Expenses       Describe      Describe   End of year
                                       --------------- ---------------- ---------------- ----------  -----------
Allowance for losses on trade
 accounts(a):
 Year ended February 29, 2000........       6,210            3,854             --          4,074(c)     5,991
 Year ended February 28, 1999........       3,992            3,727             949(b)      2,458(c)     6,210
 Year ended February 28, 1998........       2,535            1,854             850(b)      1,247(c)     3,992

Valuation allowance for Inventory(a):
 Year ended February 29, 2000........      10,381            2,307             --          9,439(e)     3,249
 Year ended February 28, 1999........       4,779            5,296           2,209(d)      1,903(e)    10,381
 Year ended February 28, 1998........       4,192            1,277           1,297(d)      1,987(e)     4,779

Valuation allowance for deferred tax
 assets(a):
 Year ended February 29, 2000........       1,140           26,984(f)          --            --        28,124
 Year ended February 28, 1999........       1,140              --              --            --         1,140
 Year ended February 28, 1998........       1,811              --              --            671(g)     1,140

--------
(a)  Deducted from the related asset accounts.
(b) Principally represents recoveries of amounts previously charged off and allowances for losses on trade accounts of acquired companies at the date of acquisition.
(c)  Charge off of uncollected accounts (net of recoveries).
(d)  Inventory reserves of acquired companies at the date of acquisition.
(e) Adjustments relating to book-to-physical differences, sale of excess and idle inventory, and other inventory adjustments.
(f) Increase in valuation allowance due to management's belief that recognition of the related deferred tax assets is no longer more likely than not.
(g) Reduction in valuation allowance due to management's belief that recognition of the related deferred tax assets is more likely than not.

                                                                     APPENDIX F

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q
(Mark One)
[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

For the quarterly period ended November 30, 2000

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

For the transition period from          to

                       Commission File Number: 001-12837

                               ----------------

                              PAMECO CORPORATION
            (Exact name of registrant as specified in its charter)

                  Delaware                                       51-0287654
        (State or other jurisdiction                          (I.R.S. employer
      of incorporation or organization)                    identification number)

                             651 Corporate Circle
                                  Suite 200A
                               Golden, Co. 80401
                   (Address of principal executive offices)

                                (303) 568-1200
             (Registrant's telephone number, including area code)

                               ----------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

Number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date. Class A Common Stock, $.01 par value, 3,091,111 shares as of January 5, 2001.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               PAMECO CORPORATION

                                     INDEX

PART I.FINANCIAL INFORMATION
    Item 1. Financial Statements (Unaudited)
        Condensed Consolidated Balance Sheets-November 30, 2000 and
         February 29, 2000...............................................   F-3
        Condensed Consolidated Statements of Operations-Three Months
         ended November 30, 2000 and 1999................................   F-4
        Condensed Consolidated Statements of Operations-Nine Months ended
         November 30, 2000 and 1999......................................   F-4
        Consolidated Statements of Cash Flows-Nine Months ended
         November 30, 2000 and 1999......................................   F-5
        Notes to Condensed Consolidated Financial Statements.............   F-6
    Item 2. Management's Discussion and Analysis of Financial Condition
            and Results of Operations....................................   F-9

PART II. OTHER INFORMATION
    Item 1. Legal Proceedings............................................  F-13
    Item 6. Exhibits and Reports on Form 8-K.............................  F-13

SIGNATURES...............................................................  F-14

                               PAMECO CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                       November 30, February 29,
                                                           2000         2000
                                                       ------------ ------------
                       ASSETS
Current assets:
 Cash and cash equivalents...........................    $    111     $    120
 Accounts receivable, less allowance of $4,289 at
  November 30, 2000 and $5,991 at February 29, 2000..      51,257       59,769
 Inventories, net....................................      96,712       96,619
 Prepaid expenses and other current assets...........       2,092        3,362
                                                         --------     --------
  Total current assets...............................     150,172      159,870
Property and equipment, net..........................      12,576       15,046
Excess of cost over acquired net assets, net.........      41,313       43,221
Debt financing costs.................................       3,229        3,657
Other assets.........................................         985          735
                                                         --------     --------
  Total assets.......................................    $208,275     $222,529
                                                         ========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................................    $ 40,259     $ 58,116
 Accrued compensation and withholdings...............       5,910        5,201
 Other accrued liabilities and expenses..............      15,422       16,355
 Current portion of capital lease obligations and
  other debt.........................................          50           50
                                                         --------     --------
  Total current liabilities..........................      61,641       79,722
Long-term liabilities:
 Debt................................................      94,773       80,392
 Warranty reserves, etc..............................       4,542        4,785
                                                         --------     --------
  Total long-term liabilities........................      99,315       85,177
Excess of acquired net assets over cost, net.........       2,299        3,245
Redeemable convertible preferred stock, $1.00 par
 value; 600 shares authorized and 140 issued and
 outstanding as of February 29, 2000, with an
 aggregate liquidation preference of $35,000 as of
 February 29, 2000...................................         --        23,324
Warrants to purchase redeemable convertible preferred
 stock...............................................         --        11,676
Shareholders' equity:
Convertible preferred stock, $1.00 par value; 913
 shares authorized and 203 issued and outstanding as
 of November 30, 2000................................      40,413          --
Warrants to purchase convertible preferred stock.....      11,676          --
 Class A Common stock, $.01 par value-authorized
  40,000 shares; 3,091 and 1,986 shares issued and
  outstanding at November 30, 2000 and February 29,
  2000, respectively.................................          31           59
 Class B Common stock, $.01 par value-authorized
  20,000 shares; no shares issued or outstanding at
  November 30, 2000; 1,091 shares issued and
  outstanding at February 29, 2000...................         --            33
 Capital in excess of par value......................      41,438       41,312
 Deferred compensation cost..........................         --          (299)
 Accumulated deficit.................................     (48,538)     (21,720)
                                                         --------     --------
  Total shareholders' equity.........................      45,020       19,385
                                                         --------     --------
  Total liabilities and shareholders' equity.........    $208,275     $222,529
                                                         ========     ========

           See notes to condensed consolidated financial statements.

                              PAMECO CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

                                         Three Months
                                             Ended         Nine Months Ended
                                         November 30,        November 30,
                                       ------------------  ------------------
                                         2000      1999      2000      1999
                                       --------  --------  --------  --------
Net sales............................. $ 97,390  $135,991  $364,672  $502,832
Costs and expenses:
 Cost of products sold................   74,050   103,163   279,254   388,818
 Warehousing, selling, and
  administrative expenses.............   30,718    37,382    93,928   113,392
 Severance............................      --         35       --        633
 Branch restructuring.................     (959)      881      (959)    3,585
 Amortization of excess of cost over
  acquired net assets.................      636       281     1,908       855
 Amortization of excess of acquired
  net assets over cost................     (315)     (303)     (946)     (918)
 Distribution center closure..........    5,309       --      5,309       --
                                       --------  --------  --------  --------
                                        109,439   141,439   378,494   506,365
                                       --------  --------  --------  --------
Operating loss........................  (12,049)   (5,448)  (13,822)   (3,533)

Other expenses:
 Interest expense, net................   (2,656)   (1,861)   (7,739)   (5,431)
 Discount on sale of accounts
  receivable and other expenses.......     (265)     (962)     (668)   (2,904)
                                       --------  --------  --------  --------

Loss before income taxes..............  (14,970)   (8,271)  (22,229)  (11,904)
Benefit for income taxes..............      --     (3,129)      --     (4,742)
                                       --------  --------  --------  --------
Net loss..............................  (14,970)   (5,142)  (22,229)   (7,162)
Preferred stock dividends and
 accretion of redeemable convertible
 preferred stock......................   (1,130)      --     (4,589)      --
                                       --------  --------  --------  --------
Net loss applicable to common
 shareholders......................... $(16,100) $ (5,142) $(26,818) $ (7,162)
                                       ========  ========  ========  ========
Basic loss per share.................. $  (4.85) $  (1.67) $  (7.21) $  (2.34)
                                       ========  ========  ========  ========
Basic loss applicable to common
 shareholders per share............... $  (5.21) $  (1.67) $  (8.70) $  (2.34)
                                       ========  ========  ========  ========
Basic weighted average shares
 outstanding..........................    3,089     3,072     3,082     3,057
                                       ========  ========  ========  ========
Diluted loss per share................ $  (4.85) $  (1.67) $  (7.21) $  (2.34)
                                       ========  ========  ========  ========
Diluted loss applicable to common
 shareholders per share............... $  (5.21) $  (1.67) $  (8.70) $  (2.34)
                                       ========  ========  ========  ========
Diluted weighted average shares
 outstanding..........................    3,089     3,072     3,082     3,057
                                       ========  ========  ========  ========


Weighted average shares outstanding and basic and diluted loss per share amounts for the three months and nine months ended November 30, 2000 have been restated to effect the one-for-three reverse stock split effective on June 21, 2000.


            See notes to condensed consolidated financial statements.

                               PAMECO CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                            Nine Months Ended
                                                              November 30,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Cash flows from operating activities
Net loss .................................................. $(22,229) $ (7,162)
Adjustments to reconcile net loss to net cash (used in)
 provided by operating activities:
 Amortization of excess of cost over acquired net assets...    1,908       855
 Amortization of excess of acquired net assets over cost...     (946)     (918)
 Depreciation..............................................    2,941     2,741
 Amortization of debt financing costs......................      570       --
 Loss on sale of property and equipment....................      202        52
 Changes in operating assets and liabilities net of assets
  acquired and liabilities assumed:
  Accounts receivable......................................    8,811     2,143
  Inventories, prepaid expenses and other assets...........      927    43,158
  Accounts payable, accrued liabilities, and warranty
   reserves................................................  (18,324)  (11,774)
                                                            --------  --------
Net cash (used in) provided by operating activities........  (26,140)   29,095

Cash flows from investing activities
Purchases of property and equipment........................     (693)   (3,409)
Proceeds from sales of property and equipment..............       20        23
                                                            --------  --------
Net cash used in investing activities......................     (673)   (3,386)

Cash flows from financing activities
Borrowings on working capital facility.....................      --      3,724
Repayments on term debt....................................      --    (29,756)
Payments on capital lease obligations and other debt.......      --       (248)
Issuance of preferred stock................................   12,500       --
Net borrowings on new credit agreement.....................   14,381       --
Debt issue costs paid for new debt.........................     (142)      --
Proceeds from exercise of stock options and contributions
 from stock purchase plan..................................       65       551
                                                            --------  --------
Net cash provided by (used in) financing activities........   26,804   (25,729)
                                                            --------  --------
Net decrease in cash and cash equivalents..................       (9)      (20)
Cash and cash equivalents at beginning of period...........      120       148
                                                            --------  --------
Cash and cash equivalents at end of period................. $    111  $    128
                                                            ========  ========


                  See notes to consolidated financial statements.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                               November 30, 2000

1. BASIS OF PRESENTATION

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month period ended November 30, 2000 are not necessarily indicative of the results that may be expected for the year ending February 28, 2001. The sale of products by Pameco Corporation (the "Company" or "Pameco") is seasonal, with sales generally increasing during the warmer months beginning in April and peaking in the months of June, July, and August. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended February 29, 2000.

2. INVENTORIES

Inventories consist of goods held for resale and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

3. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts).

                                      Three Months Ended   Nine Months Ended
                                         November 30,         November 30,
                                      -------------------- -------------------
                                        2000       1999      2000       1999
                                      ---------  --------- ---------  --------
Numerator:
 Net loss............................ $ (14,970) $ (5,142) $ (22,229) $ (7,162)
                                      =========  ========  =========  ========
 Net loss applicable to common
  shareholders....................... $ (16,100) $ (5,142) $ (26,818) $ (7,162)
                                      =========  ========  =========  ========
Denominator:
 Denominator for basic loss per
  share-weighted average shares......     3,089     3,072      3,082     3,072
Effect of dilutive securities:
 Stock options.......................       --        --         --        --
                                      ---------  --------  ---------  --------
Denominator for diluted loss per
 share-adjusted weighted-average
 shares and assumed conversions......     3,089     3,072      3,082     3,057
                                      =========  ========  =========  ========
Basic loss per share................. $   (4.85) $  (1.67) $   (7.21) $  (2.34)
                                      =========  ========  =========  ========
Basic loss applicable to common
 shareholders per share.............. $   (5.21) $  (1.67) $   (8.70) $  (2.34)
                                      =========  ========  =========  ========
Diluted loss per share............... $   (4.85) $  (1.67) $   (7.21) $  (2.34)
                                      =========  ========  =========  ========
Diluted loss applicable to common
 shareholders per share.............. $   (5.21) $  (1.67) $   (8.70) $  (2.34)
                                      =========  ========  =========  ========

Weighted average shares outstanding and basic and diluted loss per share amounts for the three months and nine months ended November 30, 2000 have been restated to effect the one-for-three reverse stock split effective on June 21, 2000.

4. CONTINGENCIES

From time to time, the Company is involved in claims and legal proceedings, which arise in the ordinary course of its business. The Company intends to defend vigorously all such claims and does not believe any such matters would have a material adverse effect on the Company's results of operations or financial condition.

5. BRANCH RESTRUCTURING

Throughout the years ended February 28, 1999 and February 29, 2000, the Company performed extensive reviews of its unprofitable branches. The Company determined that 55 branches should be closed based on either of the following criteria: (1) the branch location was already in a market sufficiently serviced by a Pameco branch or (2) the branch location was in an area with limited demand. As of November 30, 2000, the Company has closed 53 of these 55 branches. By closing or consolidating branches in these markets, the Company seeks to reduce its inventory levels and operating expenses. The Company does not expect the demographics of these markets to change significantly enough within the next several years for these branches to become profitable.

In the connection with the closure and the consolidation of these 55 branches, the Company recorded $4.5 million of restructuring charges. The charges consisted of the following components: (1) lease and other facility expenses of $2.3 million; (2) the write off of $584,000 of fixed assets no longer in use; (3) severance payments of $187,000; and (4) an asset impairment charge of $1.4 million for the write-off of goodwill associated with certain branches to be closed.

During the three-month period ended November 30, 2000, the Company reversed reserves of $959,000 representing favorable results of lease termination negotiations. The reserve balance at November 30, 2000 was approximately $846,000. The Company will continue to pay on certain lease commitments through 2003.

6. DISTRIBUTION CENTER CLOSURE

During the second quarter of the current fiscal year the Company began an extensive analysis of the distribution infrastructure of the Company. The Company determined that the existing centralized distribution structure was inadequate to serve the branch network efficiently and began testing alternate approaches. Starting in the third quarter, the Company began transitioning to a decentralized operating structure consisting of 32 districts with each district relying on direct vendor supply. In the third quarter the Company concluded that the decentralized structure was viable and ceased operations at the Company's eight distribution centers. As of November 30, 2000, the Company has terminated one of the facility leases, and the Company is actively pursuing sublease opportunities and lease terminations on the remaining seven facilities.

In connection with the closure of these eight distribution centers, the Company recorded a charge of $5.3 million. The charge consists of the following items: (1) lease and other facility expenses of $3.4 million; (2) the write off of $885,000 of fixed assets no longer in use; and (3) $1.0 million of other items, primarily related to the termination of logistic service contracts. Payments on lease and facility expenses through November 30, 2000 have not been significant.

7. SHARE CAPITAL

On June 21, 2000, the shareholders approved a one-for-three reverse stock split. All amounts disclosed in these financial statements have been restated to give effect to the reverse stock split.

On August 28, 2000, the Company authorized 312,500 shares of redeemable Series B convertible preferred stock. The Company issued 50,000 shares of Series B preferred stock on August 28, 2000 and 12,500 shares of Series B preferred stock on September 21, 2000.

On October 17, 2000, the holders of the outstanding Series A and Series B preferred shares agreed to waive certain redemption rights with respect to the Series A and Series B preferred shares. As a result of such waiver, the Company reclassified the value of the preferred stock investment from mezzanine equity to shareholders' equity. Additionally, it is no longer necessary that the value of such shares be accreted each month to an ultimate redemption value.

8. SUBSEQUENT EVENTS

On December 2, 2000, the Company entered into a fifth amendment to the New Credit Agreement. In general, the amendment modified certain debt covenant levels.

On December 2, 2000, the Company authorized 312,500 shares of convertible Series C preferred stock with a par value of $1.00 per share. Also on December 2, 2000, 62,500 shares of the Series C preferred stock were issued in exchange for $12.5 million.

On December 6, 2000, the Company received notice that the New York Stock Exchange ("NYSE") had determined that the Company's common stock should be delisted from the NYSE. The NYSE's action was taken in view of the fact that the Company is below the NYSE's continued listing criteria relating to total global market capitalization less than $50 million, total stockholders' equity of less than $50 million and average global market capitalization over a consecutive 30 day trading period of less than $15 million. In addition, the plan for return to conformity with continued listing standards was not acceptable to the Listings and Compliance Committee of the NYSE. On December 28, 2000, the Company was delisted from the NYSE, and trading of the Company's common stock began on the NASDAQ Over the Counter Bulletin Board under the symbol PAMC.

On January 15, 2001, the Company received an offer from Littlejohn Fund II, L.P. and Quilvest American Equity Ltd. to acquire all of the outstanding shares of common stock of the Company for $0.40 per common share, payable in cash. Filed herewith as an exhibit to this Quarterly Report on Form 10-Q is the press release of the Company announcing receipt of this offer.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the percentage relationship of certain statement of income data to net revenue for the periods indicated.

                               Three Months Ended         Nine Months Ended
                            ------------------------- -------------------------
                            November 30, November 30, November 30, November 30,
                                2000         1999         2000         1999
                            ------------ ------------ ------------ ------------
Net sales..................    100.0 %      100.0 %      100.0 %      100.0 %
 Cost of products sold.....     76.0         75.9         76.6         77.3
                               -----        -----        -----        -----
Gross profit...............     24.0         24.1         23.4         22.7
 Warehousing, selling, and
  administrative expenses..     31.5         27.5         25.8         22.6
 Severance.................      --           --           --           0.1
 Branch restructuring......     (1.0)          .6          (.3)         0.7
 Amortization of excess of
  cost over acquired net
  assets...................      0.7           .2          0.5          0.2
 Amortization of excess of
  acquired net assets over
  cost.....................     (0.3)        (0.2)        (0.3)        (0.2)
 Distribution center
  closure..................      5.5          --           1.5          --
                               -----        -----        -----        -----
Operating loss.............    (12.4)        (4.0)        (3.8)        (0.7)
Other expense:
 Interest expense, net.....      2.7          1.4          2.1          1.1
 Other expense.............      0.3          0.7          0.2          0.6
                               -----        -----        -----        -----
Loss before income taxes...    (15.4)        (6.1)        (6.1)        (2.4)
Benefit for income taxes...      --          (2.3)         --          (0.9)
                               -----        -----        -----        -----
Net loss...................    (15.4)%       (3.8)%       (6.1)%       (1.5)%
                               =====        =====        =====        =====

Results Of Operations

 Quarter Ended November 30, 2000 vs Quarter Ended November 30, 1999

Net sales for the quarter ended November 30, 2000 decreased 28% to $97.4 million from $136.0 million for the same period in 1999. Second quarter same store daily sales decreased 23.1%. Net sales were adversely impacted by supply chain issues and a general slow down in the industry.

Gross profit for the quarter ended November 30, 2000, decreased 28.9% to $23.3 million from $32.8 million for the same period in 1999. The gross profit percentage for the quarter ended November 30, 2000 stayed essentially the same, decreasing to 24.0% from 24.1% for the same period in 1999.

Warehousing, selling, and administrative expenses during the quarter decreased 17.8% to $30.7 million from $37.3 million for the same period in 1999. As a result of the decline in sales, and the closure of branches, non-personnel related warehousing, selling, and administrative expenses were reduced by $6.6 million as compared to the same period in the prior year.

Interest expense, net, for the third quarter ended November 30, 2000 increased to $2.7 million from $1.9 million for the same period in 1999, primarily due to higher interest rates and higher outstanding balances. During the year ended February 29, 2000, the Company used an accounts receivable securitization program, and the discount on the sale of accounts receivable of $559,000 for the quarter ended November 30, 1999 was recorded as "Other Expense" on the statements of operations. This program was terminated on February 29, 2000.

 Nine Months Ended November 30, 2000 and November 30, 1999

Net sales for the nine months ended November 30, 2000, decreased 27.5% to $364.7 million from $502.8 million for the same period in 1999. Same store daily sales through nine months decreased 20.6%. Net sales and same store sales were negatively impacted by inadequate levels of inventory at the start of the year, the ongoing effects of the restructuring effort, along with a general slow down in the industry in the third quarter ended November 30, 2000.

Gross profit for the nine months ended November 30, 2000 decreased 25.1% to $85.4 million from $114.0 million for the same period in 1999. The decline in gross profit is directly related to the decline in net sales explained above. The gross profit percentage for the nine months ended November 30, 2000 increased to 23.4% from 22.7% for the same period in 1999.

Warehousing, selling, and administrative expenses for the nine months ended November 30, 2000 decreased 17.2% to $93.9 million from $113.4 million for the same period in 1999. As a result of the decline in sales, and the closure of branches, non-personnel related warehousing, selling, and administrative expenses were reduced by $19.5 million as compared to the same period in the prior year.

Interest expense, net, for the nine months ended November 30, 2000 increased $2.3 million to $7.7 million from $5.4 million for the same period in 1999, primarily due to higher interest rates and higher balances. The discount on the sale of accounts receivable for the securitization program of $2.4 million for the nine months ended November 30, 1999 was recorded as "Other Expense" on the statements of operations.

Liquidity and Capital Resources

The Company's liquidity needs arise from seasonal working capital requirements, capital expenditures, interest and principal payment obligations, and acquisitions. The Company has historically met its liquidity and capital investment needs with internally generated funds and borrowings under its credit facilities (as defined below).

The Company's working capital increased to $87.6 million at November 30, 2000 from $80.1 million at February 29, 2000.

The Company's capital expenditures, excluding acquisitions, for the nine months ended November 30, 2000, were $693,000 as compared to $3.4 million for the previous year. Such capital expenditures were primarily for branch and leasehold improvements, and computer equipment and software.

On February 17, 2000, the Company entered into an agreement with a new primary lender and various participating lenders (the "Lenders") to obtain financing under a senior credit facility amounting to an aggregate of $130 million (the "New Credit Agreement"). The New Credit Agreement provides for (a) a revolving line of credit of $130.0 million (the "New Revolver Facility"), and (b) a subfacility of the Revolver Facility providing for the issuance of letters of credit (the "LC Facility"), not to exceed $15 million (such amount to be calculated as part of, and not in addition to, the aggregate limit of the New Credit Agreement).

At November 30, 2000, the Company had borrowings of $73.6 million outstanding under the New Revolver Facility. These borrowings are due February 17, 2005. Interest is based on LIBOR plus 3.25% for specified loan amounts and the prime rate plus 1.25% for borrowings in excess of specified loan amounts. The effective borrowing rate at November 30, 2000 was 10.0%.

At November 30, 2000, debt includes $20.9 million outstanding under a subordinated debt agreement (the "Subdebt Facility") entered into on February 18, 2000 in connection with the $130.0 million New Credit Agreement. The Subdebt Facility bears interest of 12% per annum due quarterly. The 12% interest consists of 6% payable in cash and 6% added to principal ("paid in kind" interest). Principal plus paid in kind interest of $2.0 million is due at March 31, 2003 and 2004, respectively, and the remaining balance is due on March 31, 2005.

In connection with the Subdebt Facility and effective February 18, 2000, the Company entered into future inventory purchase agreements with the owners of such Subdebt Facility. These agreements require the Company to purchase minimum percentages of its annual inventory demand for certain products over the next five years from specified suppliers. Failure to meet these minimum percentages would result in penalties and default on the associated $20.0 million Subdebt Facility. Minimum commitments under these purchase agreements for the next five fiscal years are estimated to be: 2001-$20.1 million; 2002- $24.3 million; 2003-$25.7 million; 2004-$26.1 million; and 2005 and thereafter $27.2 million. For the year ended February 29, 2000, the Company purchased $200.2 million of inventory from these specified suppliers.

The New Credit Agreement and the Subdebt Facility require compliance with specific levels of net worth, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and a specified fixed charges coverage ratio. The negative covenants include various limitations on indebtedness, liens, fundamental changes, dividends, and investments. At November 30, 2000, the Company complied with all covenants. The Company has granted a security interest to the Lenders for substantially all the assets of the Company, including the accounts receivable, inventory, and equipment, as collateral for the debt.

On May 18, 2000, the Company entered into an amendment and waiver to the New Credit Agreement. In general, the amendment waived the Company's violation of the consolidated net worth covenant as of February 29, 2000, modified the definition of consolidated net worth, and reduced the levels of consolidated net worth required for future periods. The covenant violation was primarily attributable to the establishment of a non-cash valuation allowance for deferred tax assets. In February 2000, in connection with the significant loss incurred by the Company during the fourth quarter of fiscal 2000, management concluded that realization of its net deferred tax assets was no longer likely and, accordingly, increased the valuation allowance to fully provide for such assets. Although the asset was fully reserved on the Company's balance sheet, the benefit remains available through an increase in the Company's tax loss carry forward provision. As such, the related reduction in the net worth has no cash impact on the Company. In addition, the Subdebt Facility contains provisions whereby amendments to the New Credit Agreement are automatically incorporated into the Subdebt Facility.

On August 28, 2000, the Company entered into another amendment to the New Credit Agreement. In general, the amendment reduces the revolving line of credit limit to $117.5 million and further modified certain debt covenant levels.

On August 28, 2000 and September 21, 2000, the Company obtained additional funding from private investors of $10 million and $2.5 million, respectively, in exchange for shares of Series B preferred stock pursuant to the existing February 18, 2000 Securities Purchase Agreement. The preferred stock is convertible into shares of the Company's common stock at a conversion price per share of $3.38 and will have the right to vote with the common stock on an as-converted basis.

Management believes that the Company has adequate resources and liquidity to meet its borrowing obligations, fund all required capital expenditures, and pursue its business strategy for existing operations through the end of fiscal 2001. However, the Company will require additional funding in order to pursue significant acquisition opportunities. Future acquisitions may be financed by bank borrowings, public offerings, or private placements of equity or debt securities, or a combination of the foregoing. Such financing may require the consent of the Company's existing lenders.

Subsequent Events

On December 2, 2000, the Company entered into a fifth amendment to the New Credit Agreement. In general, the amendment modified certain debt covenant levels.

On December 2, 2000, the Company obtained additional funding from private investors of $12.5 million in exchange for 62,500 shares of a new Series C preferred stock pursuant to the existing February 18, 2000

Securities Purchase Agreement. The Series C preferred stock is convertible into shares of the Company's common stock at a conversion price per share of $1.65 and will have the right to vote with the common stock on an as-converted basis.

On December 6, 2000, the Company received notice that the New York Stock Exchange ("NYSE") had determined that the Company's common stock should be delisted from the NYSE. The NYSE's action was taken in view of the fact that the Company is below the NYSE's continued listing criteria relating to total global market capitalization less than $50 million, total stockholder's equity of less than $50 million and average global market capitalization over a consecutive 30 day trading period of less than $15 million. In addition, the plan for return to conformity with continued listing standards was not acceptable to the Listings and Compliance Committee of the NYSE. On December 28, 2000, the Company was delisted from the NYSE, and trading of the Company's common stock began on the NASDAQ Over the Counter Bulletin Board under the symbol PAMC.

On January 15, 2001, the Company received an offer from Littlejohn Fund II, L.P. and Quilvest American Equity Ltd. to acquire all of the outstanding shares of common stock of the Company for $0.40 per common share, payable in cash. Filed herewith as an exhibit to this Quarterly Report on Form 10-Q is the press release of the Company announcing receipt of this offer.

Seasonality

The sale of products by the Company is seasonal. Sales generally increase during the warmer months beginning in April and peak in the months of June, July, and August.

Other

The Company is in the process of assessing certain operations and strategic plans. This assessment may result in changes in the Company's forecasts of future operating results and the recoverability of the excess of cost over acquired net assets. The Company plans to complete this assessment in the fourth quarter of fiscal 2001. It is possible that additional non-cash charges against operations could result.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains various "forward-looking statements" which represent the Company's expectations or beliefs concerning future events. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including the following: consumer spending trends, weather conditions, increased competition, and general economic conditions.

                                    PART II.

                               OTHER INFORMATION

Item 1. Legal Proceedings

See Note 4 to the Condensed Consolidated Financial Statements (Unaudited) contained in Part I of this Report.

Item 6. Exhibits and Reports on Form 8-K

(a) Exhibits

  99 -- Press release announcing the receipt on January 15, 2001 of an offer to purchase common stock of the Company

(b) Reports on Form 8-K

none

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PAMECO CORPORATION
                                          (Registrant)

                                                  /s/ Robert J. Davis
                                          By: _________________________________
                                                      Robert J. Davis
                                                  Chief Financial Officer

January 16, 2001

                                          (Mr. Davis has been duly authorized
                                          to sign on behalf of the registrant)